UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

VIRAGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of Virage, Inc.

	2)	Aggregate number of securities to which transaction applies: Approximately 25,337,490 shares of Virage, Inc. Common Stock (representing the number of shares of 21,256,015 Common Stock outstanding on July 9, 2003, approximately 3,793,975 shares of Virage, Inc. Common Stock issuable upon exercisable in-the-money options and 287,500 shares of Virage, Inc. Common Stock issuable upon exercise of purchase rights under the Virage, Inc. Employee Stock Purchase Plan).

3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee of $2,254.78 was calculated pursuant to Section 14(g) of the Exchange Act and is equal to $80.90 per million of the aggregate merger consideration of $27,871,239.

	4)	Proposed maximum aggregate value of transaction: $27,871,239.

	5)	Total fee paid: $2,254.78.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

Preliminary Copy—Subject to Completion

SPECIAL MEETING OF STOCKHOLDERS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Virage, Inc. Stockholder:

Our board of directors has approved a merger pursuant to which Virage will be acquired by Autonomy Corporation plc.

If the merger is completed, holders of our common stock will be entitled to receive $1.10 in cash, without interest, for each share of our common stock they own.

Our stockholders will be asked at a special meeting of our stockholders to approve and adopt the merger agreement and the merger. Our board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, Virage and our stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it is in the best interests of our stockholders that you approve and adopt the merger agreement and the merger on the terms and conditions set forth in the merger agreement. In reaching this determination our board of directors considered a variety of factors which are discussed in the attached proxy statement. Our board of directors unanimously recommends that our stockholders vote FOR approval and adoption of the merger agreement and the merger.

Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments or postponements of the special meeting of stockholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Our directors, certain of our executive officers and a principal stockholder who collectively owned approximately     % of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with Autonomy pursuant to which they have agreed to vote their shares of our capital stock in favor of approval and adoption of the merger agreement and the merger.

The date, time and place of the special meeting to consider and vote upon a proposal to adopt the merger agreement is as follows:

[Day], [Month]     , 2003

10:00 a.m., local time

[Name of Location]

[Address]

The proxy statement attached to this letter provides you with information about the special meeting of our stockholders and the proposed merger. We encourage you to read the entire proxy statement carefully.

Your vote is very important. Whether or not you plan to attend the special meeting, if you are a holder of our common stock please take the time to vote by completing, signing, dating and mailing the enclosed proxy card to us.

Paul G. Lego
President and Chief Executive Officer
Virage, Inc.

The proxy statement is dated [Month]     , 2003, and is first being mailed to our stockholders on or about [Month]     , 2003.

Preliminary Copy—Subject to Completion

VIRAGE, INC.

411 Borel Avenue, Suite 100 South

San Mateo, California 94402

(650) 573-3210

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [MONTH]     , 2003

To the Stockholders of Virage, Inc.:

A special meeting of stockholders of Virage, Inc., a Delaware corporation, will be held on [Day], [Month]     , 2003 at 10:00 a.m., local time, at [Name of Location], [Address], for the following purposes:

1.	To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of July 9, 2003, by and among Autonomy Corporation plc, a corporation formed under the laws of England and Wales, Violet Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Autonomy, and Virage, pursuant to which Virage will become a wholly-owned subsidiary of Autonomy and each outstanding share of Virage common stock will be converted into the right to receive $1.10 in cash, and to approve the merger of Virage with a subsidiary of Autonomy.

2.	To consider and vote upon a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.

3.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Our board of directors has fixed the close of business on [Month]     , 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of our common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, we had outstanding and entitled to vote [                    ] shares of common stock. Holders of our common stock are entitled to appraisal rights under the Delaware General Corporation Law, and, if applicable, dissenters’ rights under the California General Corporation Law, in connection with the merger if they meet certain conditions. See “The Merger—Appraisal and Dissenters’ Rights.”

Our directors, certain of our executive officers and a principal stockholder who collectively owned approximately         % of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with Autonomy pursuant to which they have agreed to vote their shares of our capital stock in favor of approval and adoption of the merger agreement and the merger.

Your vote is important. The affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to adopt and approve the merger agreement and the merger. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval and adoption of the merger agreement and the merger. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at our special meeting but will effectively be counted as a vote against approval and adoption of the merger agreement and the merger. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

By order of the Board of Directors

Frank Pao Secretary

San Mateo, California

[Month]     , 2003

i

(continued)

ANNEX A	Agreement and Plan of Merger
ANNEX B	Appraisal Rights—Section 262 of the Delaware General Corporation Law
ANNEX C	Dissenters’ Rights—Sections 1300-1313 of the California General Corporation Law
ANNEX D	Opinion of Broadview International LLC

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about our company and our industry. The forward-looking statements are subject to various risks and uncertainties. Generally, these forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “should,” and similar expressions. Those statements include, among other things, the risk that the merger may not be consummated in a timely manner, if at all, risks regarding employee retention and other risks detailed in our and Autonomy’s current filings with the SEC, including our most recent filing on Form 10-K and Autonomy’s most recent filing on Form 20-F, which discuss these and other important risk factors concerning our respective operations. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions could be incorrect. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:    What will you receive in the merger?

A:    If the merger is completed, you will be entitled to receive $1.10 in cash for each share of our common stock you own. For example, if you own 100 shares of our common stock, you will receive approximately $110.00 in cash in exchange for such shares.

Q:    What do I need to do now?

A:    We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting of our stockholders.

Q:    What vote is needed to approve the merger?

A:    The affirmative vote of a majority of the outstanding shares of our common stock is required to approve the merger. Each holder of our common stock is entitled to one vote per share.

Q:    Have you obtained any voting commitments for the merger?

A:    Yes. Our directors, certain of our executive officers and a principal stockholder who collectively owned approximately         % of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with Autonomy pursuant to which they have agreed to vote their shares of our capital stock in favor of approval and adoption of the merger agreement and the merger.

Q:    How does our board of directors recommend I vote?

A:    Our board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, Virage and our stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it is in the best interests of our stockholders that you approve and adopt the merger agreement and the merger on the terms and conditions set forth in the merger agreement. Our board of directors unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger. The reasons for our board of directors’ determination are discussed below in this proxy statement. Our board of directors also unanimously recommends that you vote FOR approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Q:    What happens if I do not return a proxy card?

A:    If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to return your proxy card will have the same effect as voting against the merger.

Q:    May I vote in person?

A:    Yes. If your shares are not held in “street name” through a broker or bank, you may attend the special meeting of our stockholders and vote your shares in person, rather than signing and returning your proxy card. If your shares are held in “street name,” you must get a proxy from your broker or bank in order to attend the special meeting and vote.

Q:    Do I need to attend the special meeting in person?

A:    No. You do not have to attend the special meeting in order to vote your shares of our common stock. Your shares can be voted at the special meeting of our stockholders without attending by mailing your completed, dated and signed proxy card in the enclosed return envelope.

Q:    May I change my vote after I have mailed my signed proxy card?

A:    Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, date, and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your instructions.

Q:    If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:    Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as a vote against the merger.

Q:    Should I send in my Virage stock certificates now?

A:    No. After the merger is completed, you will receive written instructions for exchanging your shares of our common stock for the merger consideration of $1.10 in cash for each share of our common stock that you own, subject to the terms of the merger agreement.

Q:    When do you expect the merger to be completed?

A:    We are working toward completing the merger as quickly as possible. We expect to complete the merger during the third quarter of 2003. In addition to stockholder approval, the other closing conditions contained in the merger agreement must be satisfied or waived.

Q:    What if the proposed merger is not completed?

A:    It is possible that the proposed merger will not be completed for any one of a number of reasons, such as the holders of a majority of our common stock failing to adopt and approve the merger agreement. If the merger is not completed, we will continue our current operations and will remain a publicly-held company.

Q:    Am I entitled to appraisal or dissenters’ rights?

A:    Yes. Holders of our common stock are entitled to appraisal rights under the Delaware General Corporation Law, and, if applicable, dissenters’ rights under the California General Corporation Law, in connection with the merger if they strictly comply with the relevant statutory procedures.

Q:    Will the merger be a taxable transaction for me?

A:    If you are a U.S. taxpayer, your receipt of cash in the merger will be a taxable sale of your Virage common stock for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between (1) the amount of cash you receive in the merger for your shares of our common stock and (2) the tax basis of your shares of our common stock. Refer to the section entitled “The Merger— Material United States Federal Income Tax Consequences of the Merger” for a more detailed explanation of the U.S. federal income tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger apply to you.

v

Q:    What will happen with any options to acquire our common stock upon the merger?

A:    If the merger is completed, options to acquire our common stock will be assumed by Autonomy and will become exercisable for options to acquire Autonomy ordinary shares under the terms and conditions set forth in the merger agreement.

Q:    What other matters will be voted on at the special meeting?

A:    We do not expect to ask you to vote on any other matters at the special meeting.

Q:    Who can help answer my questions?

A:    If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Virage, Inc.

Attn: Investor Relations

411 Borel Avenue, Suite 100 South

San Mateo, California 94402

(650) 573-3210

ir@virage.com

or

MacKenzie Partners, Inc.

Attn: Larry Dennedy

105 Madison Avenue

New York, New York, 10016

(800) 322-2885

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and the documents we refer to herein. See “Where You Can Find More Information.” The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger.

The Companies

Virage, Inc.

411 Borel Avenue, Suite 100 South

San Mateo, California 94402

(650) 573-3210

Founded in April 1994 and incorporated under the laws of Delaware in March 1995, we are a provider of video and rich media communication software products, professional services and application services. We sell these products and services to corporations, media and entertainment companies, government agencies, and universities worldwide.

See “The Companies—Virage.”

Autonomy Corporation plc

Cambridge Business Park

Cowley Road

Cambridge CB4 0WZ

United Kingdom

+44 (0)1223 448 000

Autonomy was incorporated under the laws of England and Wales on March 21, 1996, and is registered as a public company under the name Autonomy Corporation plc. Autonomy is a global leader in infrastructure software for the enterprise. Autonomy’s technology powers applications dependent upon unstructured information including customer relationship management, knowledge management, enterprise resource planning, online publishing and security applications.

All information related to Autonomy in this proxy statement has been provided by Autonomy for inclusion in this document.

See “The Companies—Autonomy.”

Violet Merger Sub, Inc.

Cambridge Business Park

Cowley Road

Cambridge CB4 0WZ

United Kingdom

+44 (0)1223 448 000

Incorporated in Delaware on July 7, 2003, Violet Merger Sub, Inc. is a wholly-owned subsidiary of Autonomy organized solely for the purpose of functioning as an acquisition vehicle and has not conducted any business operations.

All information related to Violet Merger Sub in this proxy statement has been provided by Autonomy for inclusion in this document.

See “The Companies—Autonomy Merger Subsidiary.”

The Special Meeting of Virage’s Stockholders

Time, Date and Place.    A special meeting of our stockholders will be held on [Day], [Month]     , 2003, at [Name of Location], [Address] at 10:00 a.m., local time, to consider and vote upon a proposal to adopt and approve the merger agreement and the merger and a proposal to approve adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Record Date and Voting Power.    You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [Month]     , 2003, the record date for the special meeting. You will have one vote at the special meeting for each share of our common stock you owned at the close of business on the record date. There are approximately [            ] shares of our common stock entitled to be voted at the special meeting.

Required Vote.    The adoption of the merger agreement requires the affirmative vote of a majority of the shares of our common stock outstanding at the close of business on the record date.

Voting by our Directors, Certain of Our Executive Officers and a Principal Stockholder.    Our directors, certain of our executive officers and a principal stockholder who collectively owned approximately     % of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with Autonomy pursuant to which they have agreed to vote their shares of our capital stock in favor of approval and adoption of the merger agreement and the merger.

See “The Special Meeting.”

Merger Consideration

If the merger is completed, you will be entitled to receive $1.10 in cash, without interest, in exchange for each share of our common stock that you own.

After the merger is completed, you will have the right to receive the merger consideration but you will no longer have any rights as a Virage stockholder. You will receive your portion of the merger consideration after exchanging your stock certificates of our common stock in accordance with the instructions contained in a letter of transmittal to be sent to you shortly after completion of the merger.

See “The Merger Agreement and Voting Agreements—The Merger Agreement—Merger Consideration.”

Treatment of Awards Outstanding under Virage’s Stock Plans and Outstanding Warrants

Stock Options.    As a result of the merger, in general your stock options under our 1997 Stock Option Plan and 2001 Nonstatutory Stock Option Plan that are outstanding at the effective time of the merger will be assumed and shall continue to have, and be subject to, the same terms and conditions applicable to your Virage stock options, except that:

•

such option will be exercisable for that number of whole Autonomy ordinary shares equal to the product of the number of shares of our common stock subject to the option multiplied by a fraction (referred to as the “Option Exchange Ratio”), the numerator of which is $1.10 and the denominator of which is the average closing selling price of Autonomy ordinary shares as quoted on the London Stock Exchange for the ten (10) trading days preceding the closing date of the merger (as converted to U.S. dollars), rounded down to the nearest whole number of Autonomy ordinary shares; and

•	the exercise price of such option will be equal to the per share exercise price for the shares of our common stock purchasable pursuant to the option divided by the Option Exchange Ratio, rounded up to the nearest whole cent.

Warrants.    At the effective time of the merger certain warrants issued to MLB Advanced Media, L.P. and JRT Investment Company will be assumed by Autonomy and shall continue to have the same terms and conditions set forth in the applicable warrant agreement, except that the respective holders of each warrant shall have the right to receive upon exercise and payment of the applicable exercise price, a payment of $1.10 for each share of our common stock that was issuable upon exercise of such warrant immediately prior to the effective time of the merger.

Restricted Stock.    If you hold shares of our common stock that are subject to a right of repurchase (referred to as “Restricted Stock”), your shares of Restricted Stock will be converted into a right to receive $1.10 in cash per share on a deferred basis if and when certain eligibility conditions are satisfied. Generally, you will be entitled to these payments if you are employed by Autonomy or any of our subsidiaries on the date your right to the shares of Restricted Stock would have vested or otherwise become unrestricted. Autonomy will be required to distribute any payments that have vested during each calendar quarter within ten business days following the end of such calendar quarter. If your service is terminated prior to the time in which you would have been vested in the Restricted Stock, Autonomy will instead pay you the lesser of (i) the aggregate exercise price paid by you for such Restricted Stock or (ii) the merger consideration payable with respect to such Restricted Stock.

See “The Merger Agreement and Voting Agreements—The Merger Agreement—Stock Plans and Warrants.”

Material United States Federal Income Tax Consequences of the Merger

The exchange of shares of our common stock for the cash merger consideration will be a taxable transaction to our stockholders for United States federal income tax purposes.

See “The Merger—Material United States Federal Income Tax Consequences of the Merger.”

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to fully understand the tax consequences of the merger to you.

Reasons for the Merger

Our board of directors approved the merger based on a variety of considerations, including factors taken into account after consultation with our senior management, legal counsel and financial advisors.

See “The Merger—Reasons for the Merger” and “The Merger—Board of Directors’ Recommendation.”

Recommendation to Stockholders

Our board of directors has unanimously:

•	determined that the merger is advisable and fair to, and in the best interests of, Virage and our stockholders;

•	approved the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	declared that it is in the best interests of Virage’s stockholders that you adopt and approve the merger agreement and the merger on the terms and conditions set forth in the merger agreement; and

•	recommended that our stockholders vote FOR approval and adoption of the merger agreement and the merger.

See “The Merger—Reasons for the Merger” and “The Merger—Board of Directors’ Recommendation.”

Opinion of our Financial Advisor

Broadview International LLC delivered its opinion to our board of directors that, as of July 8, 2003 (the date of its written fairness opinion) and based upon and subject to the limitations and assumptions set forth in the written opinion, the $1.10 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair, from a financial point of view, to those holders.

The full text of the written opinion of Broadview, dated July 8, 2003, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement. Our stockholders should read the opinion in its entirety. Broadview provided its opinion to inform and assist our board of directors in connection with its consideration of the transaction contemplated by the merger agreement. The Broadview opinion is not a recommendation as to how any holder of our common stock should vote with respect to the transaction.

See “The Merger—Opinion of Virage’s Financial Advisor.”

Interests of Virage’s Directors and Management in the Merger

When considering the unanimous recommendation by our board of directors in favor of the merger, you should be aware that members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours, including, among others:

•	certain indemnification arrangements for our directors and officers will be continued if the merger is completed; and

•	certain of our officers will be entitled to severance payments and will have the vesting of options and restricted stock accelerated in connection with the merger.

See “The Merger—Interests of Virage’s Directors and Management in the Merger.”

Market Price and Dividend Data

Our common stock is listed on The Nasdaq SmallCap Market under the symbol “VRGE.” On July 8, 2003, the day prior to the public announcement of the proposed merger, our common stock closed at $0.99, and on July 9, 2003, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $1.08. On [            ], 2003, the last practicable trading day prior to the date of this proxy statement, our common stock closed at $[            ].

See “Market Price and Dividend Data.”

The Merger Agreement

The following is a summary of certain of the principal provisions of the merger agreement and is qualified in its entirety both by the more detailed description that appears later in this proxy statement and by the full text of the merger agreement.

General Conditions to the Closing of the Merger

The respective obligation of each party to effect the merger is subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	Our stockholders shall have approved the merger agreement, the merger and related transactions; and

•	No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the merger shall be in effect.

Additional Conditions to Obligation of Autonomy and Violet Merger Sub.    The obligations of Autonomy and Violet Merger Sub to effect the merger are further subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	Our representations and warranties contained in the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing date of the merger, subject to certain exceptions.

•	We shall have duly performed any covenants or obligations required to be performed by us under the merger agreement at or prior to the closing date of the merger in all material respects.

•	Autonomy shall have received evidence, in form and substance reasonably satisfactory to it, that we have obtained any authorizations, qualifications and orders of governmental entities required in connection with the merger agreement and the merger and related transactions, subject to certain exceptions.

•	No event, change or effect, individually or in the aggregate, with respect to us or our subsidiaries, has occurred which would have or would reasonably be expected to have, a material adverse effect (as such term is defined in the merger agreement) on us.

•	No more than ten percent of our outstanding shares of common stock shall be held by stockholders exercising appraisal or dissenters’ rights.

•	We shall have delivered all required closing deliverables.

Additional Conditions to Our Obligation.    Our obligation to effect the merger is further subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	The representations and warranties of Autonomy and Violet Merger Sub contained in the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing date of the merger, subject to certain exceptions.

•	Autonomy and Violet Merger Sub shall have duly performed any covenants or obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger in all material respects.

•	Autonomy shall have obtained all consents, approvals, authorizations, qualifications and orders of governmental entities required in connection with the merger agreement and the merger and related transactions, subject to certain exceptions.

See “The Merger Agreement and Voting Agreements—The Merger Agreement—Conditions Precedent.”

Restrictions Against Solicitation

We have agreed that we will not, nor will we permit our subsidiaries or our advisors or other representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any action to facilitate, any takeover proposal (as defined in the merger agreement) or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with any takeover proposal.

The merger agreement provides, however, that at any time prior to obtaining stockholder approval of the merger, we may, in response to a bona fide unsolicited takeover proposal that did not occur subsequent to or in connection with a breach of the nonsolicitation provisions of the merger agreement and subject to compliance with the procedures set forth in the merger agreement:

•	furnish information with respect to us and our subsidiaries to the person or entity making such takeover proposal (and its representatives) pursuant to a confidentiality agreement which is materially no less favorable to us than the confidentiality agreement we entered into with Autonomy, provided that all of such information not previously supplied to Autonomy is provided to Autonomy on a substantially concurrent basis; and

•	participate in discussions or negotiations with the person or entity making such takeover proposal (and its representatives) regarding such takeover proposal,

provided, however, that the following conditions must be met:

•	our board of directors determines in good faith, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to our stockholders under applicable law;

•	our board of directors determines that such takeover proposal constitutes a superior proposal (as defined in the merger agreement) (and continues to constitute a superior proposal taking into account any changes to the terms and conditions of the merger agreement that may have occurred after the three business day period described below); and

•	we provide Autonomy with at least three business day’s prior notice that we intend to engage in any of the actions described above, identify the superior proposal and the parties thereto and deliver an accurate description of all material terms of the superior proposal. During such three business day period, we and our legal counsel will be required to negotiate with Autonomy to attempt to make such commercially reasonable adjustments to the terms and conditions of the merger agreement as would enable us to proceed with the merger and related transactions.

See “The Merger Agreement and Voting Agreements—The Merger Agreement—No Solicitation.”

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after stockholder approval has been obtained, by mutual written consent, or by either Autonomy or us:

•	if the merger has not been consummated by October 31, 2003;

•	if any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect and shall have become final and nonappealable; or

•	if we do not obtain stockholder approval at our special meeting.

Notwithstanding the foregoing, however, neither party may terminate the merger agreement if such party’s failure to fulfill any of such party’s obligations under the merger agreement was a principal reason that the merger was not consummated prior to the date or event set forth above.

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after stockholder approval has been obtained, by Autonomy:

•	if we have breached or failed to perform in any respect any of our representations, warranties, covenants or other agreements set forth in the merger agreement or if any of our representations or warranties have become untrue, subject to certain exceptions and conditions; or

•	if we or any of our representatives fail to comply in any material respect with our nonsolicitation obligations described above or a company triggering event (as defined in the merger agreement) has occurred.

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after stockholder approval has been obtained, by us:

•	if Autonomy or Violet Merger Sub has breached or failed to perform in any respect any of their respective representations, warranties, covenants or other agreements set forth in the merger agreement, or if any of their representations or warranties have become untrue, subject to certain exceptions and conditions; or

•	if we are not in breach of our obligations under the nonsolicitation provisions of the merger agreement and our board of directors has authorized us to enter into a binding written agreement for a superior proposal, subject to certain conditions.

See “The Merger Agreement and Voting Agreements—The Merger Agreement—Termination.”

Expenses and Termination Fees

Subject to certain exceptions, the merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties shall be borne by the party incurring such expenses, provided, however, that we and Autonomy will equally share the fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the printing and filing of this proxy statement and any amendments and supplements to this proxy statement.

The merger agreement requires, however, that we pay Autonomy a termination fee of $1,250,000 if, among other things:

•	the merger agreement is terminated as result of

•	the merger not being consummated prior to October 31, 2003,

•	the failure of our stockholders to approve the merger, or

•	breaches or failure to perform our representations, warranties, covenants or other agreements set forth in the merger agreement,

and at or prior to such termination

•	Autonomy and Violet Merger Sub have not breached the merger agreement in any material respect,

•	a takeover proposal shall have been publicly announced, commenced or otherwise become publicly known or any person or entity has publicly announced an intention (whether or not conditional) to make a takeover proposal,

•	such takeover proposal or intention has not been withdrawn, and

•	within six months following the termination of the merger agreement, a takeover proposal is consummated;

•	Autonomy terminates the merger agreement as a result of a failure by us or any of our representatives to comply in any material respect with our nonsolicitation provisions of the merger agreement or a company triggering event has occurred; or

•	we terminate the merger agreement for a superior proposal.

In addition, upon termination of the merger agreement by Autonomy for breaches or failure to perform our representations, warranties, covenants or other agreements set forth in the merger agreement, material breaches of the nonsolicitation provisions of the merger agreement or occurrences of a triggering event, or upon termination by us for a superior proposal, we will be required to reimburse Autonomy for all reasonable out-of-pocket fees and expenses it incurs in connection with the merger and related transactions upon the termination of the merger agreement. However, in the event that we are required to pay the $1,250,000 termination fee to Autonomy, the aggregate amount of additional fees and expenses payable by us shall be limited to $350,000.

See “The Merger Agreement and Voting Agreements—The Merger Agreement—Expenses and Termination Fees.”

Voting Agreements

Our directors, certain of our executive officers and a principal stockholder who collectively owned approximately     % of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with Autonomy. Pursuant to the voting agreements, these stockholders have agreed to vote their shares of our capital stock in favor of approval and adoption of the merger agreement and the merger, and against any proposal adverse to the merger. These stockholders have also provided proxies giving Autonomy the right to vote the shares of our capital stock beneficially owned by these stockholders, including shares of our capital stock acquired by these stockholders after the date of the voting agreement, in favor of the approval and adoption of the merger agreement and the merger and against any proposal adverse to the merger.

See “The Merger Agreement and Voting Agreements—The Merger Agreement—The Voting Agreements.”

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes. See “The Merger—Accounting Treatment.”

Appraisal and Dissenters’ Rights

Subject to compliance with the procedures set forth in Section 262 of the Delaware General Corporation Law (“DGCL”) and, if applicable, Chapter 13 of the California General Corporation Law (the “California Code”), holders of record of our common stock who do not vote in favor of the approval and adoption of the merger agreement and the merger and otherwise comply with the requirements of Section 262 of the DGCL and, if applicable, Chapter 13 of the California Code, are entitled to appraisal rights, or dissenters’ rights, as the case may be, in connection with the merger, whereby such stockholders may receive the “fair value” of their shares in cash, exclusive of any element of value arising from the expectation or accomplishment of the merger. Failure to take any of the steps required under Section 262 of the DGCL, or, if applicable, Chapter 13 of the California Code, on a timely basis may result in a loss of those appraisal rights, or dissenters’ rights, as the case may be. These procedures are described in this proxy statement. The provisions of the DGCL that grant appraisal rights and govern such procedures are attached as Annex B, and the provisions of the California Code that grant dissenters’ rights and govern such procedures are attached as Annex C. The two sets of statutory provisions prescribe different procedures that must be followed. A stockholder wishing to invoke either of these sets of provisions must strictly comply therewith.

These rights are discussed more fully under the section entitled “The Merger—Appraisal and Dissenters’ Rights.”

THE SPECIAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting at [Name of Location], [Address] at 10:00 a.m., local time, on [Day], [Month]     , 2003.

Purpose of Special Meeting

At the special meeting, we will ask holders of our common stock to adopt and approve the merger agreement and the merger. Our board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, Virage and our stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it is in the best interests of our stockholders that you adopt and approve the merger agreement and approve the merger on the terms and conditions set forth in the merger agreement. Our board of directors unanimously recommends that our stockholders vote FOR approval and adoption of the merger agreement and the merger.

Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments or postponements of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of our common stock at the close of business on [Month]     , 2003, the record date, are entitled to notice of and to vote at the special meeting. On the record date, approximately [                    ] shares of our common stock were issued and outstanding and held by approximately [                    ] holders of record. A quorum is present at the special meeting if a majority of the shares of our common stock issued and outstanding and entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of our common stock on the record date are entitled to one vote per share at the special meeting on the proposal to adopt the merger agreement.

Votes Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. If a holder of our common stock abstains from voting or does not vote, either in person or by proxy, it will effectively count as a vote against the adoption of the merger agreement.

Voting by Virage’s Directors, Executive Officers and Certain Stockholders

Our directors, certain of our executive officers and a principal stockholder who collectively owned approximately     % of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with Autonomy. Pursuant to the voting agreements, these stockholders have agreed to vote their shares of our capital stock in favor of approval and adoption of the merger agreement and the merger, and against any proposal adverse to the merger. These stockholders have also provided proxies giving Autonomy the right to vote the shares of our capital stock beneficially owned by these stockholders, including shares of our capital stock acquired by these stockholders after the date of the voting agreement, in favor of the approval and adoption of the merger agreement and the merger and against any proposal adverse to the merger.

Voting of Proxies

All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted FOR the approval and adoption of the merger agreement and the merger.

Shares of our common stock represented at the special meeting but not voting, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a holder of our common stock abstains from voting or does not execute a proxy, it will effectively count as a vote against the adoption of the merger agreement. Brokers who hold shares of our common stock in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares will effectively count as votes against the adoption of the merger agreement.

The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the special meeting, including adjournments to permit further solicitations of proxies.

We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting. If, however, our board of directors properly presents other matters, the persons named as proxies will vote in accordance with their judgment as to matters that they believe to be in the best interests of the stockholders.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy does not preclude a stockholder from voting in person at the special meeting. A stockholder may revoke a proxy at any time prior to its exercise by:

•	filing with our Secretary a duly executed revocation of proxy;

•	submitting a duly executed proxy to our Secretary bearing a later date; or

•	appearing at the special meeting and voting in person; however, attendance at the special meeting will not in and of itself constitute revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow directions received from your broker to change these instructions.

Solicitation of Proxies

All costs of solicitation of proxies will be borne by us. We have retained MacKenzie Partners, Inc. to aid in the solicitation of proxies and to verify records relating to the solicitation. MacKenzie will receive customary fees and expense reimbursement for these services. In addition, our directors and officers and employees may, without additional compensation, solicit proxies for stockholders by mail, telephone, facsimile, or in person. However, you should be aware that certain members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours. See “The Merger—Interests of Virage’s Directors and Management in the Merger.”

The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should send in your proxy by mail without delay. We also reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

Stockholders should not send stock certificates with their proxies. A letter of transmittal with instructions for the surrender of our common stock certificates will be mailed to our stockholders as soon as practicable after completion of the merger.

Adjournment and Postponement

Our bylaws provide that, in the event that a quorum does not exist at a stockholder meeting, the chairman of the meeting or the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn or postpone the meeting to a date within thirty days thereof without further notice other than by an announcement made at the special meeting. If a quorum is not present at the special meeting, we currently anticipate that the chairman of the meeting will exercise his bylaw authority to adjourn the meeting by means of such adjournment. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the merger proposal, holders of our common stock may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies.

THE COMPANIES

Virage

We are a provider of video and rich media communication software products, professional services and application services. We sell these products and services to corporations, media and entertainment companies, government agencies, and universities worldwide. We have more than 400 customers and more than 125 partners. Our customers include Cisco Systems, Empire Blue Cross Blue Shield, Harvard University, NASCAR, Oracle Corporation, Pfizer, the United States Senate, Xerox and many more.

We are based in San Mateo, California, and have offices throughout the United States and Europe. We were founded in April 1994 and incorporated in Delaware in March 1995. Our principal executive offices are located at 411 Borel Avenue, Suite 100 South, San Mateo, California 94402 and our telephone number is (650) 573-3210.

Additional information regarding us is contained in our filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Autonomy

Autonomy is a global leader in infrastructure software for the enterprise. Autonomy’s technology powers applications dependent upon unstructured information including customer relationship management, knowledge management, enterprise portals, enterprise resource planning, online publishing and security applications. Autonomy’s customer base includes more than 600 global organizations including AstraZeneca, BAE Systems, Ford, Ericsson, Hutchison 3G, RoyalSunAlliance, Sun Microsystems and public sector agencies including the US Department of Defense, NASA and the US Department of Energy, as well as the UK Government’s Department of Trade and Industry and numerous agencies responsible for homeland security related functions. Strategic reseller and OEM partners include leading companies such as ATG, BEA, Business Objects, Computer Associates, Hewlett Packard, IBM Global Services, Vignette, EDS and Sybase. Autonomy was incorporated under the laws of England and Wales on March 21, 1996, and is registered as a public company under the name Autonomy Corporation plc. Autonomy Corporation plc is the ultimate holding company of the Autonomy group.

Autonomy’s principal executive offices are located at Cambridge Business Park, Cowley Road, Cambridge CB4 0WZ, United Kingdom, and its phone number at that address is +44 (0) 1223 448 000.

Additional information regarding Autonomy is contained in Autonomy’s filings with the Securities and Exchange Commission. See “Where You Can Find More Information.”

All information related to Autonomy in this proxy statement has been provided by Autonomy for inclusion in this document.

Autonomy Merger Subsidiary

Violet Merger Sub, Inc. is a Delaware corporation and a wholly-owned subsidiary of Autonomy. Violet Merger Sub was incorporated in Delaware on July 7, 2003 and was organized solely for the purpose of functioning as an acquisition vehicle and has not conducted any business operations.

All information related to Violet Merger Sub in this proxy statement has been provided by Autonomy for inclusion in this document.

THE MERGER

Background to the Merger

From time to time, as part of our long-term strategy to increase stockholder value, our board of directors and senior management have considered a variety of potential strategic alternatives, which have included possible transactions with other companies that have approached us or that we have approached, as well as remaining an independent public company, ceasing operations and consummating acquisitions or mergers with other companies.

In May 2002, Dr. Michael Lynch, Autonomy’s chief executive officer, initially contacted our chief executive officer, Paul G. Lego, and in June 2002, Dr. Lynch and Mr. Lego met to discuss Autonomy’s interest in a potential acquisition of Virage. At this time, these discussions did not materialize into an offer.

On January 29, 2003, our board of directors held a meeting where Mr. Lego reviewed strategic options for Virage. Our board of directors discussed our strategic direction, cash position, cash management, financial condition and business prospects, and explored our prospects as a stand-alone public company and other strategic alternatives, including the possibility of raising additional capital, taking the company private, and the timing and potential candidates for merger and acquisition activity. Our board of directors and management agreed to begin the process of evaluating potential advisors to help formulate strategies related to the various prospects and alternatives for Virage.

In February 2003, we contacted various investment bankers, including Broadview, to discuss a potential engagement to assist our board of directors in evaluating our strategic alternatives.

In early March 2003, independent of our discussions with potential financial advisors, our management was approached separately by two parties, referred to in this proxy statement as “Company A” and “Company B,” regarding each of their interests in a potential acquisition of Virage. After internal discussion with our board of directors and senior management, initial meetings were held with members of the management teams of Company A and Company B to explore the strategic fit with each party and to begin to qualify their respective interest levels.

In mid-March 2003, subsequent to the initial contact made by each of Company A and Company B, members of our board of directors and our senior management discussed the terms of an engagement of Broadview as a financial advisor, and on March 20, 2003, we entered into an engagement letter with Broadview.

On March 24, 2003, members of our senior management met with representatives of Broadview to discuss potential acquirors and to determine a course of action with respect to pursuit of such potential acquirors. From late March through mid May 2003, Broadview contacted more than twenty (20) companies targeted as potential acquirors. We entered into nondisclosure agreements with a number of these parties and provided information to such parties about us. Members of our senior management met with many of these companies and discussed the results of such meetings with our board of directors.

On April 3, 2003, members of our senior management and Broadview met with the management team and the financial advisor of Company B to discuss a potential combination. Between April 3 and May 20, 2003, the management teams and financial advisors of Company B and Virage negotiated and discussed price and terms of a potential transaction.

On April 29, 2003, members of our senior management and Broadview met with the management team and the financial advisor of Company A to discuss a potential combination. Between April 29 and May 20, 2003, the management teams and financial advisors of Company A and Virage negotiated and discussed price and terms of a potential transaction.

On May 1, 2003, Dr. Lynch contacted Mr. Lego and discussions resumed about Autonomy’s potential acquisition of Virage.

On May 7, 2003 we received a proposal from Company A for the purchase of Virage.

On May 7, 2003, Sushovan Hussain, Autonomy’s chief financial officer, contacted Mr. Lego and indicated to him a preliminary valuation range for a proposed acquisition. Representatives of Broadview contacted Mr. Hussain later that day to provide guidance on how to submit a formal indication of interest for an acquisition and sent to Mr. Hussain a nondisclosure agreement to be executed by Autonomy.

On May 9, 2003, our board of directors held a meeting attended by representatives of Broadview and Gray Cary Ware & Freidenrich LLP, our legal advisor. Representatives of Broadview presented to members of our board of directors and our senior management an update on the proposal from Company A and the status of discussions with Company B. Our board of directors discussed the benefits and risks of various alternative scenarios for continuing to operate as a stand-alone entity, including a review of our strategic alternatives and our cash position and cash management. Representatives of Broadview advised on the process of seeking a strategic combination and Broadview’s opinion of the remaining strategic alternatives.

During the week of May 12, 2003, representatives of Broadview and members of our senior management worked to qualify interest shown by Company A, Company B and Autonomy.

On May 15, 2003, we received a proposal from Company B for the purchase of Virage.

On May 20, 2003, representatives of Broadview and members of our senior management met with Company A’s management and financial advisors to discuss offer price and terms of a proposed transaction. Later that day, members of senior management of each of Company B and Virage met to discuss offer price and terms of a proposed transaction.

On May 21, 2003, Mr. Lego and Mr. Hussain met at the offices of Broadview to discuss details of our business. Later that day, members of our board of directors and senior management and representatives of Broadview met by telephone conference to review the outstanding offers. Our board of directors instructed senior management to continue to pursue opportunities with all three parties simultaneously.

On May 27, 2003, we received a revised proposal from Company A for the purchase of Virage.

On May 29, 2003, we received a non-binding proposal from Autonomy for the purchase of Virage at a price per share of up to $1.10. Later that day our board of directors held a meeting at which representatives of Broadview and Gray Cary also participated. Representatives of Broadview reviewed events relating to our strategic alternatives that had transpired since the previous meeting of the board of directors, including the status of proposals from Company A, Company B and Autonomy, as well as the status of inquiries from other potential acquirors. Our board of directors directed management to pursue the offer with Autonomy with a view to confirming a proposal from Autonomy for $1.10 per share. After further discussions between senior management and Autonomy, Autonomy indicated that its proposal would be for $1.10 per share.

After Autonomy made a non-binding $1.10 a share proposal, Broadview determined that this was the highest available proposal and that Autonomy was not interested in proceeding with the discussions in the absence of a limited-duration exclusive negotiation agreement. On May 30, 2003, we entered into a non-binding letter of intent with Autonomy for its acquisition of Virage. On June 3, 2003, we signed an exclusivity agreement with Autonomy for a period of seventeen (17) days (with up to two one week extensions).

From May 31 through July 6, 2003, representatives of Autonomy and its legal, financial and accounting advisors conducted diligence on our business, including conducting meetings with our management and reviewing financial and legal documents provided by us.

On June 11, 2003, counsel to Autonomy, Morgan, Lewis & Bockius LLP, delivered an initial draft of the merger agreement to us and our representatives. From June 11 through July 9, 2003, senior management and our legal counsel continued negotiations with Autonomy and its legal counsel with respect to the proposed merger and merger agreement.

On June 19, 2003, our board of directors held a meeting attended by representatives of Broadview and Gray Cary. Messrs. Lego and Pao reviewed the status of negotiations with Autonomy regarding the proposed sale of Virage. Representatives of Gray Cary provided a summary of the status of the proposed merger agreement and the open issues to be resolved.

On July 1, 2003, our board of directors held a meeting attended by representatives of Broadview and Gray Cary. Messrs. Lego and Pao provided an update of discussions with Autonomy. Representatives of Gray Cary reviewed with our board of directors its fiduciary duties in the context of the proposed sale. Representatives of Broadview presented their evaluation of the proposed acquisition and described the financial analyses performed and the procedures followed with respect to such evaluation. Broadview next described the bases and methods that would be utilized in arriving at Broadview’s fairness opinion. Representatives of Gray Cary next summarized the latest terms of the proposed transaction and the status of remaining open issues to be resolved with respect to the merger agreement.

On July 8, 2003, we were informed that at a special meeting of the board of directors of Autonomy held on July 7, 2003, Autonomy’s board of directors determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Autonomy and the Autonomy stockholders and unanimously approved the merger, and authorized the execution and delivery of the merger agreement and any related agreements. Later that day, our board of directors held a meeting to review and consider the final terms of the proposed transaction with Autonomy. Participating in the meeting were all the members of our board of directors, our senior management and representatives of Broadview and Gray Cary. Representatives of Gray Cary reviewed the principal provisions of the proposed merger agreement that had changed from the prior meeting of our board of directors. Representatives of Broadview confirmed that its financial analysis of the $1.10 per share transaction price had not changed and delivered its oral opinion (later confirmed in writing) to the effect that, as of such date and based upon and subject to the limitations and assumptions set forth in the written opinion, the $1.10 price per share was fair, from a financial point of view, to our stockholders. In light of these considerations and the factors described in “Reasons for the Merger” in this proxy statement, our board of directors unanimously affirmed its approval of the merger agreement and merger and its decision to recommend the merger agreement and merger to be approved and adopted by our stockholders.

After the close of business on July 9, 2003, the parties executed the merger agreement. The parties issued a joint press release announcing the execution of the merger agreement dated July 10, 2003.

Reasons for the Merger

In the course of reaching its decision to approve and adopt the merger agreement and the merger, our board of directors consulted with our senior management, legal counsel and a financial advisor, reviewed a significant amount of information and considered a number of factors, including, among others, the following factors:

•	the current state of our business, including our operations, technology, management and competitive position, our financial condition and our results of operations as a stand-alone company, our prospects and strategic objectives, the risks involved in achieving those prospects and objectives, the software industry as a whole, and the current and anticipated worldwide economic environment;

•	the variety of alternatives to the merger, including

•	the possibility of continuing to operate as an independent entity and the perceived risks thereof in light of numerous factors (including the highly competitive and fragmented video webcasting market, risks of personnel retention, the rising costs of doing business as a public company including the costs associated with the Sarbanes-Oxley Act of 2002, the need for additional headcount reduction and the weak and uncertain current and anticipated worldwide economic environment),

•	the possibility of a going private transaction and the substantial costs related thereto, and

•	the possibility of raising additional capital and the resulting dilution to our existing stockholders and the range of possible benefits to our stockholders of such alternatives and the timing and the likelihood of accomplishing the goal of any such alternatives, and our board of directors’ assessment that the merger with Autonomy presented a superior opportunity to such alternatives; and

•	the fact that our stock price had been, for the most part, consistently trading below $1.00 (as a result of which we were facing delisting from The NASDAQ National Market and have since transferred to The NASDAQ SmallCap Market) and the volatility surrounding our market price.

In the course of its deliberations, our board of directors also considered, among other things, the following positive factors regarding the proposed merger with Autonomy:

•	the value of the consideration to be received by our stockholders in the merger pursuant to the merger agreement;

•	Broadview’s review of the companies which would be reasonably interested in acquiring us, the discussions with over twenty (20) companies regarding their interest in such an acquisition and the negotiations of Broadview and our senior management with several of these potential acquirors for such an acquisition;

•	the fact that the $1.10 per share to be paid as the consideration in the merger was the highest price offered to us and represents a premium of approximately $0.34, or 44.7% over the trailing average closing sales prices for our common stock as reported on Nasdaq for the twelve month period ended July 3, 2003, a premium of approximately $0.12, or 12.2% over the trailing average closing sales prices for our common stock as reported on Nasdaq for the twenty day period ended July 7, 2003, and a premium of approximately $0.20, or 22.2% over the $0.90 closing sale price for our common stock as reported on Nasdaq on July 7, 2003, the trading day prior to the approval by our board of directors of the merger agreement;

•	the financial presentation and written opinion of Broadview to our board of directors to the effect that, as of July 8, 2003, and based upon and subject to the limitations and assumptions set forth in the written opinion, the $1.10 per share in cash to be received by holders of our common stock pursuant to the merger agreement is fair, from a financial point of view, to those holders (the full text of this opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Broadview in connection with the opinion, is attached as Annex D to this proxy statement);

•	the likelihood that the proposed acquisition would be consummated, in light of the experience, reputation and financial capabilities of Autonomy;

•	the terms of the merger agreement and related documents, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations; and

•

the fact that pursuant to the merger agreement, we are not prohibited from responding in the manner provided in the merger agreement to certain takeover proposals which our board of directors determines may constitute a superior offer and where our board of directors determines in good faith, after consultation with counsel, that it is required to respond in order to comply with its fiduciary duties under applicable law, and, upon payment of a predetermined termination fee and certain expenses, we may terminate the merger agreement under certain circumstances to enter into a superior offer.

In the course of its deliberations, our board of directors also considered, among other things, the following negative factors regarding the proposed merger with Autonomy:

•	risks and contingencies related to the announcement and pendency of the merger, the possibility that the merger will not be consummated and our payment of a termination fee in certain circumstances if the merger is not consummated, and the potential negative effect of the public announcement of the merger on our sales, operating results and stock price and our ability to retain key management and personnel;

•	that our stockholders would not benefit from any potential future increase in our value beyond $1.10 per share;

•	the conditions to Autonomy’s obligation to complete the merger and the right of Autonomy to terminate the merger agreement under certain circumstances; and

•	the interests that certain of our directors and executive officers may have with respect to the merger in addition to their interests as our stockholders generally, as described in “The Merger—Interests of Virage’s Directors and Management in the Merger.”

The preceding discussion of the information and factors considered by our board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In addition, our board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors, but rather, our board of directors conducted an overall analysis of the factors described above, including discussions with and questioning of our senior management and legal and financial advisors.

Board of Directors’ Recommendation

After careful consideration, our board of directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, Virage and our stockholders, approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and declared that it is in the best interests of our stockholders that you adopt and approve the merger agreement and the merger on the terms and conditions set forth in the merger agreement. Accordingly, our board of directors unanimously recommends that you vote FOR approval and adoption of the merger agreement and the merger.

Our board of directors also unanimously recommends that our stockholders vote FOR approval of adjournments or postponements of the special meeting of stockholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

Opinion of Virage’s Financial Advisor

On March 20, 2003, Broadview was engaged to act as financial advisor to Virage. We selected Broadview based on Broadview’s reputation and experience in the information technology, communication and media sector and the software industry in particular. Broadview focuses on providing merger and acquisition advisory services to information technology, communications and media companies. In this capacity, Broadview is continually engaged in valuing these businesses and maintains an extensive database of information technology, communications and media mergers and acquisitions for comparative purposes. At the meeting of our board of directors on July 8, 2003, Broadview rendered its opinion that, as of July 8, 2003, based upon and subject to the various limitations and assumptions described in the Broadview opinion, the merger consideration to be received by holders of our common stock under the merger agreement was fair, from a financial point of view, to holders of our common stock.

Broadview’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Broadview, is attached as Annex D to this proxy statement. Our stockholders are urged to, and should, read the Broadview opinion carefully and in its entirety. The Broadview opinion is directed to our board of directors and addresses only the fairness of the merger consideration from a financial point of view to holders of our common stock as of the date of the opinion. The Broadview opinion does not address any other aspect of the merger and does not constitute a recommendation to you as to how to vote at our special meeting. The summary of the Broadview opinion set forth in this proxy statement, although materially complete, is qualified in its entirety by reference to the full text of such opinion.

In connection with rendering its opinion, Broadview, among other things:

•	reviewed the terms of the merger agreement in the form of the draft furnished Broadview by Gray Cary on July 5, 2003 (which, for the purposes of this opinion, Broadview assumed, with our permission, to be identical in all material respects to the final merger agreement);

•	reviewed our annual report on Form 10-K for the fiscal year ended March 31, 2003, including the audited financial statements included therein;

•	reviewed certain internal financial and operating information concerning Virage, including preliminary operating results for the quarter ended June 30, 2003 and standalone projections through March 31, 2004, prepared and furnished to Broadview by our management;

•	participated in discussions with our management concerning our operations, business strategy, current financial performance and prospects;

•	discussed with our management and our board of directors their views of the strategic rationale for the merger;

•	reviewed the recent reported closing prices and trading activity for our common stock;

•	compared certain aspects of our financial performance with public companies Broadview deemed comparable;

•	reviewed recent equity analyst research covering Virage;

•	analyzed available information, both public and private, concerning other mergers and acquisitions Broadview believed to be comparable in whole or in part to the merger;

•	assisted in negotiations and discussions related to the merger among us, Autonomy and our respective financial and legal advisors; and

•	conducted other financial studies, analyses and investigations as Broadview deemed appropriate for purposes of its opinion.

In rendering the Broadview opinion, Broadview relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the merger agreement) that was publicly available. Broadview has neither made nor obtained an independent appraisal or valuation of any of our assets.

For purposes of its opinion, Broadview assumed that we were not at the time involved in any material transaction other than the merger, publicly announced transactions and those activities undertaken in the ordinary course of conducting our business and that Autonomy was not at the time involved in any material transaction that could adversely affect its ability to perform its obligations under the merger agreement. Broadview’s opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of July 8, 2003, and any change in such conditions would require a reevaluation of Broadview’s opinion.

The following is a brief summary of some of the sources of information and valuation methodologies employed by Broadview in rendering its opinion. These analyses were described to our board of directors at its meeting on July 1, 2003 and presented to our board of directors at its meeting on July 8, 2003. This summary includes the financial analyses used by Broadview and deemed to be material, but does not purport to be a complete description of analyses performed by Broadview in arriving at its opinion. Broadview did not explicitly assign any relative weights to the various factors of analyses considered. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Broadview, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Virage Stock Performance Analysis.    Broadview compared our recent stock performance with that of the Nasdaq Composite and the Virage Comparable Index. The Virage Comparable Index was comprised of public companies that Broadview deemed comparable to us. Broadview selected North American infrastructure software companies with revenue between $10 million and $25 million for the last reported 12 months, with negative year-over-year quarterly revenue growth, and negative EBIT (earnings before interest and taxes) for the last reported 12 months. The Virage Comparable Index consisted of the following companies: Viewpoint Corporation; Axeda Systems Inc.; Tangram Enterprise Solutions, Inc.; Insightful Corporation; NEON Systems, Inc.; Omtool, Ltd.; and Versata, Inc.

Public Company Comparables Analysis.    Broadview considered ratios of share price and market capitalization, adjusted for cash and debt when necessary, to selected historical operating results in order to derive multiples placed on a company in a particular market segment. In order to perform this analysis, Broadview compared our financial information with publicly-available information for the companies comprising the Virage Comparable Index. For this analysis, as well as other analyses, Broadview examined publicly available information.

The following table presents, as of July 7, 2003, the median multiples and the range of multiples for the Virage Comparable Index of total market capitalization (defined as equity market capitalization plus total debt minus cash and cash equivalents) divided by selected operating metrics:

	Median Multiple	Range of Multiples
Total Market Capitalization to Last Quarter Annualized Revenue	0.52x	NM–3.42 x
Total Market Capitalization to Last 12 Months Revenue	0.55x	NM–3.18 x
Total Market Capitalization to Last Quarter Annualized Gross Profit	0.73x	NM–4.91 x
Total Market Capitalization to Last 12 Months Gross Profit	0.80x	NM–4.18 x

The following table presents, as of July 7, 2003, the median implied per share values and the range of implied per share values of our common stock, calculated by using the multiples shown above and the appropriate Virage operating metric:

	Median Implied Value	Range of Implied Values
Total Market Capitalization to Last Quarter Annualized Revenue	$0.99	NM–$2.55
Total Market Capitalization to Last 12 Months Revenue	$1.02	NM–$2.50
Total Market Capitalization to Last Quarter Annualized Gross Profit	$0.91	NM–$2.09
Total Market Capitalization to Last 12 Months Gross Profit	$0.97	NM–$2.09

No company utilized in the public company comparables analysis as a comparison was identical to us. In evaluating the comparables, Broadview made numerous assumptions with respect to communications software industry performance and general economic conditions, many of which are beyond our control. Mathematical analysis, such as determining the median, average or range, is not in itself a meaningful method of using comparable company data.

Transaction Comparables Analysis.    Broadview considered ratios of equity purchase price, adjusted for the seller’s cash and debt when appropriate, to selected historical operating results in order to indicate multiples strategic and financial acquirers have been willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions that it considered similar to the merger. Broadview selected these transactions by choosing transactions from July 1, 2002 through July 7, 2003 involving sellers in the content and collaboration technology industry, excluding equity investments, with revenue less than $25 million in the last reported 12 months before the acquisition. For this analysis, as well as other analyses, Broadview examined publicly available information, as well as information from Broadview’s proprietary database of published and confidential merger and acquisition transactions in the information technology, communication and media industries. These transactions consisted of the acquisition of:

•	Intertrust Technologies Corporation by Fidelio Acquisition Company, LLC;

•	Mediabin, Inc. by Interwoven, Inc.;

•	Centrinity Inc. by Open Text Corporation;

•	Ask Jeeves, Inc. (Jeeves Solutions) by Kanisa, Inc.;

•	Confidential by Confidential;

•	ACTV, Inc. by OpenTV Corporation; and

•	Eloquent, Inc. by Open Text Corporation.

The following table presents, as of July 7, 2003, the median multiple and the range of multiples of adjusted price (defined as equity price plus total debt minus cash and cash equivalents) divided by the seller’s revenue in the last reported 12 months prior to acquisition for the transactions listed above:

	Median Multiple	Range of Multiples
Adjusted Price to Last Reported 12 Months Revenue	0.31 x	NM–27.62 x

The following table presents, as of July 7, 2003, the median implied per share value and the range of implied per share values of our common stock, calculated by multiplying the multiples shown above by the appropriate Virage operating metric for the 12 months ended June 30, 2003:

	Median Implied Value	Range of Implied Values
Adjusted Price to Last Reported 12 Months Revenue	$0.78	NM–$15.76

No transaction utilized as a comparable in the transaction comparables analysis was identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the content and collaboration software industry’s performance and general economic conditions, many of which are beyond our and Autonomy’s control. Mathematical analysis, such as determining the average, median or range, was not in itself a meaningful method of using comparable transaction data.

Transaction Premiums Paid Analysis.    Broadview considered the premiums paid above a seller’s share price in order to determine the additional value that strategic and financial acquirers, when compared to public stockholders, were willing to pay for companies in a particular market segment. In order to perform this analysis, Broadview reviewed a number of transactions involving publicly-held software companies. Broadview selected these transactions from its proprietary database by choosing transactions since January 1, 2001 with an equity purchase price between $10 million and $100 million. These transactions consisted of the acquisition of:

•	Credit Management Solutions, Inc. by The First American Corporation;

•	Wasatch Interactive Learning Corporation by PLATO Learning, Inc.;

•	Telemate.Net Software, Inc. by Verso Technologies, Inc.;

•	Starbase Corporation by Borland Software Corporation;

•	INTERLINQ Software Corporation by John H. Harland Company (Harland Financial Solutions, Inc.);

•	eshare communications, Inc. by divine, Inc.;

•	Liquent, Inc. by Information Holdings, Inc.;

•	NetGenesis Corporation by SPSS, Inc.;

•	Eprise Corporation by divine, Inc.;

•	NetSpeak Corporation by Adir Technologies, Inc.;

•	Applied Terravision Systems, Inc. by COGNICASE, Inc.;

•	Landmark Systems Corporation by Allen Systems Group, Inc.;

•	Crosskeys Systems Corporation by Orchestream Holdings PLC;

•	Exigent International, Inc. by Harris Corporation;

•	Fourth Shift Corporation by AremisSoft Corporation;

•	Extensity, Inc. by Geac Computer Corporation, Ltd.;

•	SignalSoft Corporation by Openwave Systems, Inc.;

•	Ecometry Corporation by SG Merger Corporation;

•	Micrografx, Inc. by Corel Corporation;

•	Ezenet Corporation by COGNICASE, Inc.;

•	Prophet 21, Inc. by Thoma Cressey Equity Partners, Inc. and LLR Partners, Inc.;

•	Centrinity, Inc. by Open Text Corporation;

•	Mediaplex, Inc. by ValueClick, Inc.;

•	eXcelon Corporation by Progress Software Corporation;

•	AvantGo, Inc. by Sybase, Inc.;

•	Infinium Software, Inc. by SSA Global Technologies, Inc.;

•	SoftQuad Software, Ltd. by Corel Corporation;

•	Vicinity Corporation by Microsoft Corporation;

•	TCSI Corporation by Rocket Software, Inc.;

•	Accelio Corporation by Adobe Systems, Inc.;

•	InfoInterActive, Inc. by AOL Time Warner, Inc.;

•	Made2Manage, Inc. by Battery Ventures LP (BV Holding Company, Inc.);

•	Deltek Systems, Inc. by The deLaski Family (Management Buyout);

•	MessageMedia, Inc. by DoubleClick, Inc.;

•	Comshare, Inc. by Geac Computer Corp, Ltd.;

•	Eagle Point Software Corporation by JB Acquisitions, LLC;

•	Alysis Technologies, Inc. by Pitney Bowes, Inc.;

•	Elevon, Inc. by SSA Global Technologies, Inc.;

•	Printcafe Software, Inc. by Electronics For Imaging, Inc.;

•	Valicert, Inc. by Tumbleweed Communications Corporation;

•	Momentum Business Applications, Inc. by PeopleSoft, Inc.;

•	Prime Response, Inc. by Chordiant Software, Inc.;

•	Dynamic Healthcare Technologies, Inc. by Cerner Corporation;

•	Open Market, Inc. by divine, Inc.;

•	FrontStep, Inc. by Mapics, Inc.;

•	Delano Technology Corporation by divine, Inc.;

•	MGI Software Corporation by Roxio, Inc.;

•	CUseeMe Networks, Inc. by First Virtual Communications, Inc.;

•	MedPlus, Inc. by Quest Diagnostics, Inc.; and

•	Broadbase Software, Inc. by Kana Communications, Inc.

The following table presents, as of July 7, 2003, the median premium and the range of premiums for these transactions calculated by dividing:

(1) the offer price per share minus the closing share price of the seller’s common stock twenty trading days or one trading day prior to the public announcement of the transaction, by

(2) the closing share price of the seller’s common stock twenty trading days or one trading day prior to the public announcement of the transaction:

	Median Premium	Range of Premiums
Premium Paid to Seller’s Share Price One Trading Day Prior to Announcement	41.5%	(7.5)%–243.7%
Premium Paid to Seller’s Share Price Twenty Trading Days Prior to Announcement	53.6%	(55.1)%–433.2%

The following table presents the median implied value and the range of implied values of our common stock, calculated by using the premiums shown above and our share price twenty trading days and one trading day prior to July 7, 2003:

	Median Implied Value	Range of Implied Values
Premium Paid to Seller’s Share Price One Trading Day Prior to Announcement	$1.27	$0.83–$3.09
Premium Paid to Seller’s Share Price Twenty Trading Days Prior to Announcement	$1.51	$0.44–$5.23

No transaction utilized as a comparable in the transaction premiums paid analysis is identical to the merger. In evaluating the comparables, Broadview made numerous assumptions with respect to the content and collaboration software industry’s performance and general economic conditions, many of which are beyond our or Autonomy’s control. Mathematical analysis, such as determining the average, median or range is not in itself a meaningful method of using comparable transaction data.

Present Value of Projected Share Price Analysis.    Broadview calculated the present value of potential future share prices of our common stock on a stand-alone basis using management estimates for Virage for the 12 months ending March 31, 2004. The implied share price calculated using the median total market capitalization to last 12 months revenue multiple for the Virage Comparable Index and a discount rate determined by the Capital Asset Pricing Model with the risk implied by the past stock performance of the Virage Comparable Index was $0.64.

Consideration of the Discounted Cash Flow Methodology.    While discounted cash flow is a commonly used valuation methodology, Broadview did not employ such an analysis for the purposes of its opinion. Discounted cash flow analysis is most appropriate for companies which exhibit relatively steady or somewhat predictable streams of future cash flow. Given the uncertainty in estimating both the future cash flows and a sustainable long-term growth rate for Virage, Broadview considered a discounted cash flow analysis inappropriate for valuing Virage.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Broadview considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, Broadview believes that selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

In performing its analyses, Broadview made numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond our or Autonomy’s control. The analyses performed by Broadview was not necessarily indicative of actual values or actual future results, which may have been or may be significantly more or less favorable than suggested by such analyses. The consideration to be received by holders of our common stock pursuant to the merger agreement and other terms of the merger agreement were determined through arm’s length negotiations between us and Autonomy, and were approved by our board of directors. Broadview participated in discussions with our board of directors during such negotiations. However, Broadview did not recommend any specific consideration to our board of directors or that any specific consideration constituted the only appropriate consideration for the merger. In addition, Broadview’s opinion and presentation to our board of directors was one of many factors taken into consideration by our board of directors in making its decision to approve the merger. Consequently, the Broadview analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the value of Virage or of whether our board of directors would have been willing to agree to a different consideration.

Upon consummation of the merger, we will be obligated to pay Broadview a transaction fee of $650,000. We have already paid Broadview a retainer fee of $100,000 and we expect to pay a fairness opinion fee of $250,000. The retainer and fairness opinion fees will be credited against the transaction fee payable by us upon completion of the merger. In addition, we have agreed to reimburse Broadview for its reasonable expenses, including fees and expenses of its counsel, and to indemnify Broadview and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Broadview, which we and Broadview believe are customary in transactions of this nature, were negotiated at arm’s length between us and Broadview, and our board of directors was aware of the nature of the fee arrangement, including the fact that a significant portion of the fees payable to Broadview is contingent upon completion of the merger.

Interests of Virage’s Directors and Management in the Merger

In considering the recommendation of our board of directors in favor of the merger, you should be aware that certain members of our board of directors and our officers have interests in the merger that are different from, or in addition to, yours.

These additional interests are described below and, except as so described, to our knowledge such persons have no material interest in the merger apart from those of stockholders generally. Our board of directors was aware of, and considered the interests of, our directors and officers in approving the merger agreement and the merger.

Indemnification and Insurance.    The merger agreement provides that after the effective time of the merger, Autonomy will and will cause Virage, as the surviving corporation in the merger (which we refer to in this proxy statement as the “surviving corporation”), to fulfill and honor our obligations pursuant to any indemnification agreements between us and our directors and officers and any indemnification provisions under our charter documents in effect as of the date of the merger agreement. The merger agreement further provides that for a period of six years after the effective time of the merger, the surviving corporation shall maintain in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by us (provided that the surviving corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to our former officers and directors) with respect to claims arising from facts existing or events which occurred at or before the effective time of the merger, for a price not to exceed 250% of the current aggregate annual premiums paid by us. If the amount of the aggregate premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, the surviving corporation during such six year period shall maintain or procure as much coverage as possible for aggregate annual premiums not to exceed such maximum amount.

Employment Contracts, Termination Of Employment And Change-In-Control Arrangements.    We have entered into agreements containing employment and change-in-control provisions with certain members of our management and board of directors as described below.

Paul G. Lego, President and Chief Executive Officer

•	A severance letter agreement dated June 17, 2003 (as amended and restated in its entirety on July 9, 2003 to implement certain changes requested by Autonomy) between us and Mr. Lego, provides that in the event Mr. Lego is terminated without cause or resigns for good reason within twelve (12) months following the merger, we will pay to Mr. Lego the greater of (a) twelve (12) months of Mr. Lego’s then-current base salary, or (b) $250,000.

•	As of July 8, 2003, Mr. Lego had outstanding options to purchase 52,084 shares of common stock which are subject to vesting. Pursuant to the underlying stock option agreements between us and Mr. Lego, the vesting with respect to 26,042 of the shares issuable pursuant to such options, none of which are exercisable for a price less than $1.10, will accelerate upon a change-in-control event in which Mr. Lego is terminated or constructively terminated within twelve (12) months after such change-in-control event.

•	A letter agreement dated July 9, 2003 between Autonomy and Mr. Lego provides that prior to the consummation of the merger, Autonomy and Mr. Lego will each negotiate in good faith a retention agreement to extend Mr. Lego’s current employment terms, which retention agreement will provide for customary retention agreement terms and a commitment to continue employment for a term of one year, subject to certain limitations.

David J. Girouard, Senior Vice President, Marketing and Corporate Strategy

•	As of July 8, 2003, Mr. Girouard had outstanding options to purchase 124,586 shares of common stock which are subject to vesting. Pursuant to the underlying stock option agreements between us and Mr. Girouard, the vesting with respect to 62,292 of the shares issuable pursuant to such options, of which 47,917 shares are exercisable for a price less than $1.10, will accelerate upon a change-in-control event in which Mr. Girouard is terminated or constructively terminated within twelve (12) months after such change-in-control event.

Michael H. Lock, Senior Vice President, Worldwide Sales

•	A severance letter agreement dated August 12, 2002, as amended and restated July 2, 2003 (as amended and restated in its entirety on July 9, 2003 to implement certain changes requested by Autonomy), between us and Mr. Lock, provides that in the event Mr. Lock is terminated without cause or resigns for good reason within twelve (12) months following the merger, we will pay to Mr. Lock the greater of (a) six (6) months of Mr. Lock’s then-current base salary, or (b) $100,000.

•

As of July 8, 2003, Mr. Lock had outstanding options to purchase 330,000 shares of common stock which are subject to vesting. Pursuant to the underlying stock option agreements between us and Mr. Lock, the vesting with respect to 258,750 of the shares issuable pursuant to such options, of which

187,500 shares are exercisable for a price less than $1.10, will accelerate upon a change-in-control event in which Mr. Lock is terminated or constructively terminated within twelve (12) months after such change-in-control event.

•	A letter agreement dated July 9, 2003 between Autonomy and Mr. Lock provides that prior to the consummation of the merger, Autonomy and Mr. Lock will each negotiate in good faith a retention agreement to extend Mr. Lock’s current employment terms, which retention agreement will provide for customary retention agreement terms and a six month notice of resignation requirement during the first year of such employment, subject to certain limitations.

Stanford S. Au, Vice President, Engineering

•	As of July 8, 2003, Mr. Au had outstanding options to purchase 375,000 shares of common stock which are subject to vesting. Pursuant to the underlying stock option agreements between us and Mr. Au, the vesting with respect to 187,500 of the shares issuable pursuant to such options, of which 62,500 shares are exercisable for a price less than $1.10, will accelerate upon a change-in-control event in which Mr. Au is terminated or constructively terminated within twelve (12) months after such change-in-control event.

Scott Gawel, Vice President, Finance and Acting Chief Financial Officer

•	A severance letter agreement dated August 13, 2002, as amended on June 23, 2003, between us and Mr. Gawel provides that in the event Mr. Gawel is terminated or constructively terminated after our execution of a definitive agreement for a change-in-control, we will pay to Mr. Gawel $80,000.

•	As of July 8, 2003, Mr. Gawel had outstanding options to purchase 62,918 shares of common stock which are subject to vesting. Pursuant to the underlying stock option agreements between us and Mr. Gawel, the vesting with respect to 31,458 of the shares issuable pursuant to such options, of which 28,958 shares are exercisable for a price less than $1.10, will accelerate upon a change-in-control event in which Mr. Gawel is terminated or constructively terminated within twelve (12) months after such change-in-control event.

Bradley J. Horowitz, Chief Technologist

•	As of July 8, 2003, Mr. Horowitz had outstanding options to purchase 118,231 shares of common stock which are subject to vesting. Pursuant to the underlying stock option agreements between us and Mr. Horowitz, the vesting with respect to 52,083 of the shares issuable pursuant to such options, all of which are exercisable for a price less than $1.10, will accelerate upon a change-in-control event in which Mr. Horowitz is terminated or constructively terminated within twelve (12) months after such change-in-control event.

Joseph A. Hyrkin, Vice President, Strategic Accounts and Asia-Pacific Sales

•	As of July 8, 2003, Mr. Hyrkin had outstanding options to purchase 107,399 shares of common stock which are subject to vesting. Pursuant to the underlying stock option agreements between us and Mr. Hyrkin, the vesting with respect to 30,417 of the shares issuable pursuant to such options, of which 23,542 shares are exercisable for a price less than $1.10, will accelerate upon a change-in-control event in which Mr. Hyrkin is terminated or constructively terminated within twelve (12) months after such change-in-control event.

Frank H. Pao, Vice President, Business Affairs

•	A severance letter agreement dated June 17, 2003 (as amended and restated in its entirety on July 9, 2003 to implement certain changes requested by Autonomy) between us and Mr. Pao, provides that in the event Mr. Pao is terminated without cause or resigns for good reason within twelve (12) months following the merger, we will pay to Mr. Pao the greater of (a) six (6) months of Mr. Pao’s then-current base salary, or (b) $100,000.

•	As of July 8, 2003, Mr. Pao had outstanding options to purchase 69,723 shares of common stock which are subject to vesting. Pursuant to the underlying stock option agreements between us and Mr. Pao, the vesting with respect to 34,636 of the shares issuable pursuant to such options, of which 27,240 shares are exercisable for a price less than $1.10, will accelerate upon a change-in-control event in which Mr. Pao is terminated or constructively terminated within twelve (12) months after such change-in-control event.

•	A letter agreement dated July 9, 2003 between Autonomy and Mr. Pao provides that prior to the consummation of the merger, Autonomy and Mr. Pao will each negotiate in good faith a retention agreement to extend Mr. Pao’s current employment terms, which retention agreement will provide for customary retention agreement terms and a six month notice of resignation requirement during the first year.

Ronald E.F. Codd, Philip W. Halperin, Randall S. Livingston, Standish H. O’Grady, and William H. Younger, Jr., certain members of the board of directors

•	Pursuant to the underlying stock option agreements between us and the above referenced directors, 100% of all unvested options to purchase shares of common stock will be accelerated upon a change-in-control event. The table below details the amount of unvested options to purchase common stock that will fully vest upon a change-in-control event for each above referenced director as of July 8, 2003:

Director	Options To Purchase Shares Of Stock Subject To Vesting / Options Accelerated Upon a Change-in Control Event	Options Accelerated Upon a Change-in-Control Event Exercisable for a Price Less Than $1.10
Ronald E.F. Codd	49,793	37,501
Philip W. Halperin	24,377	15,001
Randall S. Livingston	51,876	37,501
Standish H. O’Grady	46,877	37,501
William H. Younger, Jr.	24,377	15,001

Employee Stock Purchase Plan.    Under the merger agreement, we have agreed to cause all outstanding purchase rights under the employee stock purchase plan to be automatically exercised in accordance with the terms of the employee stock purchase plan on the day immediately preceding the effective time of the merger. The employee stock purchase plan will terminate with such purchase, and no further purchase rights will be granted or exercised under the employee stock purchase plan thereafter.

Appraisal and Dissenters’ Rights

If the merger is consummated, dissenting holders of our common stock who choose not to vote in favor of the merger and follow the procedures specified in Section 262 of the DGCL within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair market value” of their shares of our common stock in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the merger agreement.

Section 2115 of the California Code makes certain portions of the California Code applicable, with limited exceptions, to a foreign corporation with more than half its outstanding stock held of record by persons having addresses in California and more than half of its business conducted in the state (as measured by factors based on a corporation’s levels of property, payroll and sales determined for California franchise tax purposes), irrespective of the corporation’s state of incorporation. We may be subject to Section 2115 of the California Code. Section 2115 invokes the application of Chapter 13 of the California Code to the merger with respect to our stockholders who elect to exercise dissenters’ rights. Therefore, dissenters’ rights under the California Code may also be applicable to our stockholders. The criteria contained in Section 2115 of the California Code are complex and it is not clear whether or not they apply to us, but they may. Our stockholders should consider whether or not they wish to invoke the dissenter rights of a stockholder of a company which is subject to Section 2115 and should be aware that they would be exercising such rights under the assumption that we are subject to

Section 2115. You should be cautioned, however, that in the event that the surviving corporation to the merger determines that we are not subject to Section 2115 at the time of the closing of the merger, any stockholder who has purported to invoke the appraisal remedy under the California Code may not be permitted to exercise that remedy and accordingly our stockholders may consider whether or not they elect to use the remedy under the DGCL as well as or instead of under the California Code since as a Delaware corporation, we are subject to the appraisal provisions of the DGCL even if Section 2115 does not apply to us.

Our stockholders who properly perfect appraisal rights or dissenters’ rights and who do not subsequently withdraw such appraisal rights or dissenters’ rights will not be entitled to surrender their shares of our common stock for payment in the manner otherwise provided in the merger agreement and described in this proxy statement.

The following summary of appraisal rights under the DGCL and dissenters’ rights under the California Code is qualified in its entirety by reference to the relevant code sections of such states, which are attached hereto as Annex B and Annex C, respectively.

Failure to strictly follow the procedures set forth in such code sections may result in the loss, termination or waiver of appraisal rights or, if applicable, dissenters’ rights. If you vote to approve and adopt the merger agreement and merger you will not have a right to have your shares of our common stock appraised. If you desire to exercise your appraisal rights or, if applicable, dissenters’ rights, you must also submit a written demand for payment of the fair value of our common stock held by you.

Our stockholders considering seeking appraisal rights under the DGCL or dissenters’ rights under the California Code should note that they could receive a value for their shares that is more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal or, if applicable, dissenter’s rights. Furthermore, under both the DGCL and California Code, the evaluation of fair market value is exclusive of any element of value arising from the accomplishment or expectation of the merger.

The costs of the appraisal or dissenter proceeding may be determined by the court and charged to the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder in Delaware, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal or dissenter’s proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged against the value of all shares that are under these proceedings. The exchange of shares for cash pursuant to the exercise of appraisal or dissenters’ rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” above. If you are considering exercising appraisal rights or, if applicable, dissenters’ rights, you should consult with your own tax advisor with regard to the tax consequence of such actions.

At the effective time of the merger, the shares of our common stock held by a dissenting stockholder will be canceled, and such stockholder will be entitled to no further rights except the right to receive payment of the fair value of such holder’s shares. However, if our stockholder fails to perfect or withdraws or loses his, her or its appraisal rights or, if applicable, dissenters’ rights with respect to his, her or its shares of our common stock, such holder will receive the applicable merger consideration in exchange for his, her or its common stock under the terms of the merger agreement.

Appraisal Rights Under the DGCL

Holders of our common stock who demand the appraisal of such holders’ shares and who do not vote in favor of the merger are entitled to certain appraisal rights under the DGCL in connection with the merger. Such holders who perfect their appraisal rights and follow the procedures in the manner prescribed by the DGCL will be entitled receive the fair value of their shares in cash as may be determined by the Delaware Court of Chancery to be due pursuant to the DGCL. Any stockholder who wishes to demand appraisal rights, or who wishes to preserve his, her or its right to do so, should review this section carefully, since failure to comply with the procedures set forth in Section 262 of the DGCL will result in the loss of such rights.

Reference is made to Section 262 of the DGCL, a copy of which is attached to this proxy statement as Annex B, for a complete statement of the appraisal rights of dissenting stockholders. The following information is qualified in its entirety by reference to that section.

A written demand for appraisal rights must be filed with us before the special meeting. The written demand for appraisal rights must be executed by or for the stockholder of record, should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his, her or its shares of our common stock. If the shares of stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. Each stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to us at 411 Borel Avenue, Suite 100 South, San Mateo, California 94402, Attention: General Counsel/Secretary. If a stockholder holds shares of our common stock through a broker who in turn holds such shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 of the DGCL and have not voted for the merger.

A record holder, such as a broker, fiduciary, depository or other nominee, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which such person is the record holder. In such case, the written demand must set forth the number of shares covered by such demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of common stock outstanding in the name of such record holder.

At any time within 60 days after the effective date of the merger, any stockholder who has delivered a written demand to us shall have the right to withdraw such written demand for appraisal and to accept the terms of the merger agreement. After this period, a stockholder may withdraw his, her or its written demand for appraisal and receive payment for his, her or its shares of our common stock as provided in the merger agreement only with our consent.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 of the DGCL may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than ten days after the stockholder’s request is received by us.

Within 120 days after the effective date of the merger, the surviving corporation or any dissenting stockholder who is entitled to appraisal rights may file a petition with the Delaware Court of Chancery demanding a determination of the value of the stock of all such dissenting stockholders. We have no present intention to file such a petition if demand for appraisal is made. Note that if no petition is filed within the allotted time, then the right of the dissenting stockholder to an appraisal will cease.

At the hearing on such petition, the Delaware Court of Chancery shall determine the stockholders who are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. Failure to comply may result in a dismissal of the proceedings as to such stockholder. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery shall appraise the shares, determining their fair market value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. The Delaware Court of Chancery shall direct the payment of the fair market value of the shares, together with interest, if any, by the surviving corporation to the stockholders entitled thereto.

Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and our stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the fair value of a share of our common stock is less than the merger consideration.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Any holder of shares of our common stock who has duly demanded appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw such demand for appraisal and to accept the terms offered in the merger; after this period, the stockholder may withdraw such demand for appraisal only with our consent. If no petition for appraisal is filed within 120 days after the effective time of the merger, stockholders’ rights to appraisal shall cease, and all holders of shares of our common stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as we have no obligation to file such a petition, and we have no present intention to do so, any holder of shares of our common stock who desires such a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to us a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration, except that any such attempt to withdraw made more than 60 days after the effective time of the merger will require our written approval and that no appraisal proceeding shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

To the extent that there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, the DGCL shall control.

Dissenters’ Rights Under the California Code

Holders of our common stock who dissent and do not vote in favor of the merger and who do not pursue their appraisal rights under the DGCL may be entitled to certain dissenters’ rights under the California Code in connection with the merger. Such holders who perfect their dissenters’ rights and follow certain procedures in the manner prescribed by Chapter 13 of the California Code may be entitled to have their shares converted into the right to receive from us such consideration as may be determined to be due pursuant to the California Code. Any stockholder who wishes to dissent and to seek the payment in cash of the “fair market value” of his, her or its shares of our common stock, or who wishes to preserve his, her or its right to do so, should review this section carefully, since failure to comply with the procedures set forth in Chapter 13 of the California Code may result in the loss of such rights. The term “fair market value” shall be determined as of the day before the announcement of the terms of the proposed merger, excluding any appreciation or depreciation resulting from the proposed merger, but adjusted for any stock split, or share dividend that becomes effective thereafter.

Reference is made to Chapter 13 of the California Code, a copy of which is attached to this proxy statement as Annex C, for a complete statement of the rights of dissenting stockholders. The following information is qualified in its entirety by reference to that section.

Within 10 days after the approval and adoption of the merger agreement and the merger by our stockholders, we shall mail to each stockholder who did not consent to the merger a notice of the approval and adoption of the merger agreement and the merger. Such notice shall be accompanied by a copy of Sections 1300-1304 of the California Code, a statement of the price determined by us to represent the fair market value of any shares of our common stock which are subject to dissenters’ rights, and a brief description of the procedures to be followed if a stockholder wishes to exercise his, her or its dissenters’ rights under the California Code. The statement of price delivered by us constitutes an offer by us to purchase the dissenting shares at such price.

Each of our stockholders who elects to exercise dissenters’ rights as to the shares held by him, her or it must, within 30 days after the date on which the notice was mailed, deliver to us a written demand for the purchase of the shares of our common stock held by such stockholder. The demand must be delivered to us at our address at 411 Borel Avenue, Suite 100 South, San Mateo, California 94402, Attention: General Counsel/Secretary. The demand must state the number and classes of the shares held by the stockholder that the stockholder demands that we purchase and must contain a statement of what the stockholder believes to be the fair market value of those shares on the day before the merger’s announcement. The statement of fair market value delivered by such stockholder constitutes an offer by the stockholder to sell such shares at such price.

Within the 30-day period following the mailing of the notice of approval and adoption of the merger agreement and the merger, the dissenting stockholder must submit to us for endorsement certificates for any shares that such stockholder demands we purchase. A dissenting stockholder with uncertificated shares must submit written notice of the number of such shares that the stockholder demands that we purchase. If we and the dissenting stockholder agree upon the price of such shares, the dissenting stockholder is entitled to the agreed price with interest at the legal rate on judgments from the date of such agreement. Payment must be made within 30 days of the later of the date of the agreement between the dissenting stockholder and us or the date the statutory or contractual conditions to the merger are satisfied.

If we and the dissenting stockholder cannot agree as to the fair market value or as to the fact that such shares are shares of our common stock to which dissenters’ rights apply, the dissenting stockholder may file within six months of the date of mailing of the notice of approval and adoption of the merger agreement and the merger a complaint with the California Superior Court demanding judicial determination of such matters. We may then be required to make any payments in accordance with such judicial determination. If the complaint is not filed within the specified six-month period, the dissenting stockholder’s rights under Chapter 13 of the California Code will be lost.

Additionally, shares of our common stock lose their status as shares for which appraisal may be sought under Chapter 13 of the California Code if, among other things, (i) we abandon the merger, (ii) the shares are transferred prior to their submission for endorsement in accordance with Section 1302 of the California Code or are surrendered for conversion into shares of another class in accordance with the articles, (iii) the dissenting stockholder and we do not agree as to the fair market value of such shares and a complaint is not filed within six months of the date the notice of approval was mailed or (iv) the dissenting stockholder withdraws, with the consent of us, his, her or its demand for purchase of such shares.

To the extent that there are any inconsistencies between the foregoing summary and Chapter 13 of the California Code, the California Code shall control.

The procedures for exercising appraisal rights under the DGCL are different from the procedures required to be followed to exercise dissenters rights under the California Code and our stockholders considering exercising their rights under either of these sets of provisions should carefully read the applicable sections attached as Annex A and Annex B, respectively.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Delisting and Deregistration of Virage’s Common Stock

If the merger is completed, our common stock will no longer be traded on The Nasdaq SmallCap Market and will be deregistered under the Securities Exchange Act of 1934.

Material United States Federal Income Tax Consequences of the Merger

General.    The following describes the material U.S. federal income tax consequences of the merger that are generally applicable to U.S. holders of our common stock. However, this discussion does not address all aspects of taxation that may be relevant to particular U.S. holders in light of their personal investment or tax circumstances or to persons who are subject to special treatment under the U.S. federal income tax laws. This discussion deals only with U.S. holders that hold shares of our common stock as capital assets within the meaning of the Internal Revenue Code of 1986, as amended. In addition, this discussion does not address the tax treatment of special classes of U.S. holders, such as banks, insurance companies, tax-exempt entities, financial institutions, broker-dealers, persons, if any, holding our common stock as “qualified small business stock” or “section 1244 stock”, persons holding our common stock as part of a hedging, “straddle,” conversion or other integrated transaction, U.S. expatriates, or persons subject to the alternative minimum tax or persons whose right to receive the cash merger consideration is subject to vesting restrictions. This discussion may not be applicable to stockholders who acquired our common stock pursuant to the exercise of options, warrants or purchase rights under our employee stock purchase plan, or otherwise as compensation. Furthermore, this discussion does not address any aspect of state, local or foreign tax considerations. We urge you to consult your own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to you of the merger.

As used in this proxy statement, a “U.S. holder” means a holder of our common stock who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, partnership, or other entity created or organized in the United States or under the law of the United States or any state within the United States;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

This discussion is based on the Internal Revenue Code of 1986, applicable Department of Treasury regulations, judicial authority, and administrative rulings and practice, all as of the date of this proxy statement. Future legislative, judicial, or administrative changes or interpretations may adversely affect the accuracy of the statements and conclusions described in this proxy statement. Any changes or interpretations could be applied retroactively and could affect the tax consequences of the merger to U.S. holders.

Consequences of the merger to our stockholders.    The receipt of cash in exchange for our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder will recognize capital gain or loss equal to the difference between the amount of cash received and the U.S. holder’s tax basis in our common stock exchanged in the merger. Gain or loss will be calculated separately for each block of shares, with each block of shares consisting of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss if the U.S. holder held our common stock for more than one year as of the effective time of the merger. Certain limitations apply to the deductibility of capital losses by U.S. holders.

Federal income tax backup withholding. A U.S. holder may be subject to backup withholding at the rate of 28% with respect to a payment of cash in the merger unless the U.S. holder:

•	is a corporation or comes within certain other exempt categories (including financial institutions, tax-exempt organizations and non-U.S. stockholders) and, when required, demonstrates this fact; or

•	provides a correct taxpayer identification number and certifies, under penalties of perjury, that the U.S. holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules.

To prevent backup withholding and possible penalties, you should complete and sign the substitute Form W-9 included in the letter of transmittal which will be sent to you if the merger is completed. Any amount withheld under these rules may be credited against the U.S. holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

Stockholders other than U.S. holders may be required to establish a basis for exemption from backup withholding on an appropriate Form W-8 (including a Form W-8BEN, W-8ECI, W-8EXP and W-8IMY), as applicable. If withholding is made and results in an overpayment of taxes by a non-U.S. holder, a refund may be obtained.

We strongly urge you to consult your own tax advisor as to the specific tax consequences to you of the merger, including the applicability and effect of U.S. Federal, state, local and foreign income and other tax laws, in view of your particular circumstances.

Regulatory Matters

In consultation with Autonomy, we have determined that the merger is not subject to any regulatory requirements other than the requirements of the Securities and Exchange Commission applicable to the solicitation of proxies in connection with the special meeting we are holding to vote on the merger agreement and the merger. However, it is possible that a governmental entity may assert that the merger is subject to a regulatory approval requirement, in which case we anticipate we will seek to comply with such requirement on a timely basis and we do not currently anticipate that it will delay the closing of the merger.

THE MERGER AGREEMENT AND VOTING AGREEMENTS

The Merger Agreement

The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference herein and attached hereto as Annex A. Our stockholders are urged to read the full text of the merger agreement in its entirety.

The Merger

Under the terms of the merger agreement, Violet Merger Sub, a wholly-owned subsidiary of Autonomy, will be merged with and into Virage, with Virage continuing as the surviving corporation. As a result of the merger, Virage will become a wholly-owned subsidiary of Autonomy.

Effective Time

Unless the parties agree otherwise, the closing of the merger shall occur upon the satisfaction or waiver of all of the closing conditions set forth in the merger agreement. The merger shall become effective upon the filing of a certificate of merger with the Delaware Secretary of State unless we and Autonomy agree to and specify a subsequent date or time in the certificate of merger. We are working with Autonomy to complete the merger as soon as practicable and are targeting completion of the merger during the third quarter of 2003.

Merger Consideration

At the effective time of the merger, each outstanding share of our common stock, other than treasury shares, shares held by any of our subsidiaries and those shares held by stockholders who perfected their appraisal rights or, if applicable, their dissenters’ rights, will be canceled and automatically converted into the right to receive $1.10 in cash, as adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into our common stock), reorganization, recapitalization or other similar change with respect to our common stock occurring (or having a record date) after July 9, 2003 but prior to the effective time of the merger. Treasury shares and shares held by any of our subsidiaries will be automatically canceled and cease to exist immediately prior to the effective time of the merger and no consideration shall be paid for such shares.

Exchange of Certificates

Autonomy will designate a bank or trust company to act as a paying agent for the payment of the merger consideration to our stockholders. As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each holder of record of a certificate or certificates representing shares of our common stock a letter of transmittal and instructions for use in effecting the surrender of the certificates in exchange for the merger consideration. These instructions will also explain what to do in the event that a certificate has been lost, stolen or destroyed. Until surrendered, each certificate shall be deemed to represent only the right to receive upon surrender the merger consideration, without interest, into which the shares of our common stock previously represented by such certificate have been converted. No interest will be paid or will accrue on the cash payable upon the surrender of any certificate.

Notwithstanding the exchange and payment provisions described above, any merger consideration payable with respect to shares of our common stock that were acquired upon exercise of an option under one of our stock option plans and were, immediately prior to the effective time of the merger, unvested and subject to our right to repurchase any such shares which remain unvested at the time of the option holder’s termination of service, shall be held in escrow by Autonomy. Such merger consideration shall vest in accordance with the same vesting schedule applicable to the shares of our common stock to which the payment relates. Autonomy will be required to distribute any merger consideration that has vested during each calendar quarter within ten business days following the end of such calendar quarter. In the event of an option holder’s termination of service prior to the time the option holder would have fully vested in the shares of our common stock that were converted into the merger consideration held in escrow, then no merger consideration shall be paid with respect to any such shares that would have been unvested at the time of such termination, and Autonomy shall instead pay the option holder the lesser of (i) the aggregate exercise price paid for such unvested shares and (ii) the merger consideration payable with respect to such unvested shares.

Appraisal and Dissenters’ Rights

Shares of our common stock issued and outstanding immediately prior to the effective time of the merger that are held by any holder who

•	has not voted such shares in favor of the merger at the special meeting,

•	is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL or pursuant to Section 1301 of the California Code and complies in all respects with the provisions of such laws, and

•	has not effectively withdrawn or lost the right to demand relief as a dissenting stockholder under the DGCL or the California Code as of the effective time of the merger, as applicable,

shall not be converted into the right to receive the merger consideration. Instead such holder shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, or, Section 1301 of the California Code, as applicable. At the effective time of the merger, all such shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder shall cease to have any rights with respect to the shares, except for rights granted under Section 262 of the DGCL, or, Section 1301 of the California Code, as applicable. In the event a holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or Section 1301 of the California Code, as applicable, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL or Section 1301 of the California Code, as applicable, then the rights of such holder under Section 262 of the DGCL or Section 1301 of the California Code shall cease to exist and such holder’s shares shall be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration described above. We are required to serve prompt notice to Autonomy of any demands for appraisal, and Autonomy has the right to participate in and, subject to applicable law, direct all negotiations and proceedings with respect to such demands. We may not, without Autonomy’s prior written consent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

The two sets of statutory provisions in the DGCL and the California Code prescribe different procedures that must be followed. A stockholder wishing to invoke either of these sets of provisions must strictly comply therewith.

These rights in general are discussed more fully under the section entitled “The Merger—Appraisal and Dissenters’ Rights.”

Representations and Warranties

The merger agreement contains customary representations and warranties relating to, among other things:

•	corporate organization and similar matters with respect to each of Autonomy, Violet Merger Sub and us;

•	our subsidiaries;

•	our capital structure;

•	the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters with respect to each of Autonomy, Violet Merger Sub and us;

•	the absence of any conflict, violation, breach, termination, acceleration of any obligation or loss of any material benefit under organizational documents of each of Autonomy, Violet Merger Sub, or, with respect to material agreements and laws, that could reasonably be expected to have a material adverse effect on Autonomy, Violet Merger Sub or us, respectively;

•	the acquisition by Autonomy, Violet Merger Sub and us of required consents, approvals, orders and authorizations of our respective board of directors, and any governmental authorities and regulatory bodies;

•	the absence of any undisclosed default or violation of any legal requirements or contracts by us or our subsidiaries that would prevent us from obtaining a material benefit or expose us to a material liability;

•	the acquisition of and compliance with all material permits, licenses, variances, exemptions, orders and approvals from governmental entities which are required for us or our subsidiaries to operate our business and hold our property;

•	the accuracy and timeliness of the documents we have filed with the Securities and Exchange Commission, including our financial statements and other information contained in such documents;

•	our maintenance of a system of internal accounting controls, disclosure controls and procedures and related matters;

•	the absence of certain undisclosed changes or events since March 31, 2003, including changes or events relating to our business or that could reasonably be expected to have a material adverse effect on us;

•	the absence of undisclosed threatened or actual litigation and investigations;

•	our compliance with applicable laws;

•	our contracts and obligations, the absence of conflicts or breaches arising thereunder as a result of the merger, and the required approvals and consents required for such contracts and agreements to continue in effect after the consummation of the merger;

•	the absence of changes in our employee benefit plans;

•	employment, labor and employee benefit matters;

•	tax matters;

•	our title to properties;

•	intellectual property;

•	software;

•	environmental matters;

•	insurance;

•	non-arm’s length transactions;

•	the absence of restrictions on our business;

•	the opinion of our financial advisor;

•	brokers’ and other fees payable by us or Autonomy related to the merger;

•	notes and accounts receivables;

•	our customers;

•	our corporate records and designations;

•	immigration matters;

•	the completeness and accuracy of the disclosure we, Autonomy and Violet Merger Sub have made in connection with the negotiation, execution and performance of the merger agreement;

•	the absence of actual or threatened litigation against or affecting Autonomy or Violet Merger Sub that could reasonably be expected to prevent or materially delay or impede the merger and related transactions;

•	the interim operations of Violet Merger Sub;

•	the sufficiency of Autonomy’s resources to pay the merger consideration; and

•	the fact that Autonomy and Violet Merger Sub have not been affiliates, associates or interested stockholders of Virage within three years of the date of the merger agreement.

Covenants Relating to the Conduct of Business

Under the terms of the merger agreement, subject to certain exceptions and until the effective time of the merger, we agreed that we will, and we will cause each of our subsidiaries to,

•	operate our respective businesses in the ordinary course of business and with no less diligence and effort than would be applied in the absence of the merger agreement,

•	comply with all applicable laws, rules and regulations, in all material respects, and

•	use all commercially reasonable efforts to preserve intact our assets, properties, contracts and licenses of our current business organization, keep available the service of our current officers and employees and preserve our relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and others having business dealings with us with the intention that our goodwill and ongoing businesses will be materially unimpaired at the effective time of the merger.

We also agreed, subject to certain exceptions or unless consented to in writing by Autonomy (which consent may not be unreasonably withheld or delayed), prior to the effective time of the merger, that neither we nor our subsidiaries will:

•	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of our capital stock;

•	purchase, redeem or otherwise acquire any shares of capital stock or any other securities of our or our subsidiaries’ securities or any options, warrants, calls or rights to acquire any such shares or other securities, or take any action to accelerate any vesting provisions of any such shares or securities;

•	split, combine or reclassify any of our capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of our capital stock or any of our other securities;

•	issue, deliver, sell, pledge or otherwise encumber any shares of our capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock appreciation rights or other rights that are linked in any way to the price of our common stock or in any way alter our capitalization structure (other than the issuance of shares of our common stock upon the exercise of options or warrants outstanding as of the date of the execution of the merger agreement pursuant to their terms as in effect on such date, as a result of the exercise of outstanding purchase rights under our employee stock purchase plan or as a result of the merger and related transactions);

•	amend or propose to amend our certificate of incorporation or bylaws (or similar organizational documents);

•	directly or indirectly, acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or capital stock of, or by any other manner, any assets constituting a business or any corporation, partnership, limited liability company, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or any assets, other than inventory or immaterial assets in each case in the ordinary course of business;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Virage or any of our subsidiaries or otherwise permit our corporate existence or that of any of our subsidiaries to be suspended, lapsed or revoked;

•	directly or indirectly, sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of our properties or assets or any interest therein, except in the ordinary course of business;

•	repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another person or entity or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities issued by us or any of our subsidiaries, except for borrowings incurred in the ordinary course of business or transactions between us and Autonomy;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity, other than Virage or any of our direct or indirect wholly-owned subsidiaries;

•	incur or commit to incur any capital expenditures, or any related obligations or liabilities, except in the ordinary course of business;

•	pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business as required by applicable law, rule, regulation, order or decision or as required by their terms as in effect on the date of the execution of the merger agreement of claims, liabilities or obligations reflected or reserved against in our financial statements for the year ended March 31, 2003 (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business, or waive, release, grant or transfer any right of material value, other than in the ordinary course of business, or waive any material benefits of, or agree to modify in any adverse respect, or, subject to the terms of the merger agreement, fail to enforce, or consent to any matter with respect to which our consent is required under, any confidentiality, standstill or similar agreement to which we or any of our subsidiaries is a party;

•	enter into, modify, amend or terminate any contract which if so entered into, modified, amended or terminated could be reasonably likely to (x) have a material adverse effect on us, (y) impair in any material respect our ability to perform our obligations under the merger agreement or (z) prevent or materially delay the merger and related transactions, enter into, modify, amend or terminate, or except in the ordinary course of business, any material contract to which we or any of our subsidiaries is a party;

•	except as otherwise contemplated by the merger agreement or as required to comply with applicable law, rule or regulation or any specified contract or benefit plans existing on the date of the execution of the merger agreement, pay any material benefit not provided for as of such date under any of the specified contracts or benefit plans or enter into, modify, amend or terminate any of the specified benefit plans, or adopt or enter into any collective bargaining agreement or other labor union contract applicable to our employees or the employees of any of our subsidiaries;

•

hire any additional employees or retain any additional consultants, materially increase the compensation of any employees, officers or consultants or enter into any employment or consulting agreements; provided, however, that we may hire employees for the sole purpose of replacing employees who have been terminated or have terminated their employment on terms and conditions (including compensation) which are the same, in all material respects, as the terms and conditions of the employees being replaced;

•	maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

•	subject to certain exceptions, take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of our representations or warranties set forth in the merger agreement becoming untrue, or any condition to the merger set forth in the merger agreement not being satisfied;

•	except as required by GAAP, revalue any of our material assets or make any changes in our accounting methods, principles or practices;

•	make or revoke or otherwise modify any tax election (including any election pertaining to net operating losses) or settle or compromise any tax liability, or change or make a request to any taxing authority to change in any adverse manner any material aspect of our method of accounting for tax purposes;

•	engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any of our or our subsidiaries’ affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any such affiliate or other related party person that would be required to be disclosed under relevant SEC rules and regulations;

•	compromise or settle any suit, claim, action, investigation or proceeding;

•	effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, affecting in whole or in part any of our or our subsidiaries’ sites of employment, facilities, operating units or employees; and

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

The merger agreement provides that, notwithstanding the covenants we made regarding the conduct of our business, we may, after providing notice to Autonomy but in our sole discretion and without Autonomy’s consent, comply with our legally binding obligations outstanding as of the date of the execution of the merger agreement which have been either provided to Autonomy or disclosed in our filings with the Securities and Exchange Commission in accordance with the terms of such obligations.

Restrictions Against Solicitation

Under the terms of the merger agreement, we have agreed that we will not, nor will we permit our subsidiaries or any of our or our subsidiaries’ directors, officers, employees, financial advisors, attorneys, accountants or other advisors or representatives to, directly or indirectly:

•	solicit, initiate or knowingly encourage, or take any action to facilitate, any takeover proposal (as defined in the merger agreement) or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a takeover proposal; or

•	enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with any takeover proposal.

The merger agreement provides, however, that at any time prior to obtaining stockholder approval and adoption of the merger agreement and the merger, we may, in response to a bona fide unsolicited takeover proposal that did not occur subsequent to or in connection with a breach of the merger agreement and subject to compliance with the merger agreement:

•

furnish information with respect to Virage and our subsidiaries to the person or entity making such takeover proposal (and its representatives) pursuant to a confidentiality agreement which is materially no less favorable to us than the confidentiality agreement we entered into with Autonomy, provided that all of such information not previously supplied to Autonomy is provided to Autonomy on a substantially concurrent basis; and

•	participate in discussions or negotiations with the person or entity making such takeover proposal (and its representatives) regarding such takeover proposal,

if

•	our board of directors determines in good faith, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to our stockholders under applicable law,

•	our board of directors determines that such takeover proposal constitutes a superior proposal (as defined in the merger agreement), and continues to constitute a superior proposal taking into account any changes to the terms and conditions of the merger agreement that may have occurred after the three business day period described below, and

•	we provide Autonomy with at least three business day’s prior notice that we intend to engage in any of the actions described above, identify the superior proposal and the parties thereto and deliver an accurate description of all material terms of the superior proposal.

During such three business day period, we and our legal counsel will be required to negotiate with Autonomy to attempt to make such commercially reasonable adjustments to the terms and conditions of the merger agreement as would enable us to proceed with the merger and related transactions. The merger agreement further provides that any breach of the nonsolicitation provisions by any of our or our subsidiaries’ directors, officers, employees, financial advisors, attorneys, accountants or other advisors or representatives shall be deemed to be a breach of the merger agreement by us.

The merger agreement defines the term “takeover proposal” to mean any inquiry, proposal or offer from any person or entity relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) ten percent (10%) or more of our and our subsidiaries’ assets, properties or business, or (ii) five percent (5%) or more of the outstanding shares of our common stock or capital stock of, or other equity or voting interests in, Virage or any of our subsidiaries.

The merger agreement defines the term “superior proposal” to mean any inquiry, proposal or offer from any person or entity relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) all or substantially all of our and our subsidiaries’ assets, properties and business or (ii) 50% or more of the outstanding shares of our common stock or capital stock of, or other equity or voting interests in, Virage or any of our subsidiaries, that our board of directors determines in good faith, after receipt of advice from independent financial advisors of nationally recognized reputation (who may be Broadview), is more favorable to our stockholders from a financial point of view than the pending merger with Autonomy (or if applicable, any proposal by Autonomy to amend the terms of the merger agreement), taking into account all of the terms and conditions of such proposal, the likelihood of completion of such transaction, and all financial, regulatory, legal and other aspects of such proposal. In no event, however, will a superior proposal include a takeover proposal that includes financing required to consummate the proposal that is not committed.

The merger agreement allows us to take any action necessary in order to comply with Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act of 1934, as amended, provided that neither we nor our board of directors may, except as permitted by the merger agreement, propose to withdraw, amend, change or modify its unanimous recommendation of the merger agreement and the pending merger with Autonomy, or to approve or recommend, or propose to publicly approve or recommend, a takeover proposal.

In addition to our obligations described above, we are required to promptly, but in no event later than twenty-four hours, advise Autonomy in writing of any request for information that we reasonably believe could lead to or contemplates a takeover proposal or of any takeover proposal, the terms and conditions of such request, takeover proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the person or entity making any such request, takeover proposal or inquiry. We are required to keep Autonomy informed in all material respects on a timely basis of any change in the status of, or any modification or amendment to, any takeover proposal.

The merger agreement also required us to immediately cease any existing discussions or negotiations with any persons or entities conducted prior to the execution of the merger agreement with respect to a takeover proposal and to take all steps necessary to ensure that any information that we exchange after we entered into the merger agreement will be subject to the terms and conditions of the merger agreement.

Conditions to the Closing of the Merger

Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each party to effect the merger is subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	Our stockholders shall have approved the merger agreement, the merger and related transactions; and

•	No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the merger shall be in effect.

Conditions to Obligation of Autonomy and Violet Merger Sub.    The obligations of Autonomy and Violet Merger Sub to effect the merger are further subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	Our representations and warranties contained in the merger agreement shall be true and correct without reference to any qualification as to materiality or material adverse effect, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on us, in each case as of the date of the merger agreement and as of the closing date of the merger with the same effect as though made as of the closing date of the merger, except for changes contemplated by the merger agreement and except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

•	We shall have duly performed any covenants or obligations required to be performed by us under the merger agreement at or prior to the closing date of the merger in all material respects.

•	Autonomy shall have received evidence, in form and substance reasonably satisfactory to it, that we have obtained any authorizations, qualifications and orders of governmental entities required in connection with the merger agreement and the merger and related transactions, except for those the failure of which to be obtained, individually or in the aggregate, could not reasonably be expected to materially restrain or prohibit the consummation of the merger.

•	No event, change or effect, individually or in the aggregate, with respect to us or our subsidiaries, has occurred which would have or would reasonably be expected to have, a material adverse effect on us.

•	No more than ten percent of our outstanding shares of common stock shall be held by stockholders exercising appraisal or dissenters’ rights.

•	We shall have delivered all required closing deliverables.

Conditions to Our Obligation.    Our obligation to effect the merger is further subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

•	The representations and warranties of Autonomy and Violet Merger Sub contained in the merger agreement shall be true and correct without reference to any qualification as to materiality or material adverse effect, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a material adverse effect on them, in each case as of the date of the merger agreement and as of the closing date of the merger with the same effect as though made as of the closing date, except for changes contemplated by the merger agreement and except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

•	Autonomy and Violet Merger Sub shall have duly performed any covenants or obligations required to be performed by them under the merger agreement at or prior to the closing date of the merger in all material respects.

•	Autonomy shall have obtained all consents, approvals, authorizations, qualifications and orders of governmental entities required in connection with the merger agreement and the merger and related transactions except for those the failure of which to be obtained, individually or in the aggregate, could not reasonably be expected to materially restrain or prohibit the consummation of the merger.

The merger agreement defines the term “material adverse effect” to mean, when used in connection with us or Autonomy, as the case may be, any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, is material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole, or to the ability of the party to perform its obligations under the merger agreement or to consummate the merger or related transactions. However, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a “material adverse effect”:

•	any change in the market price or trading volume of our common stock after the date of the execution of the merger agreement;

•	any failure by us to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the execution of the merger agreement;

•	any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the merger (including cancellations in customer orders, reduction in sales, disruption in suppliers, distributors, partners or similar relationships or loss of employees), provided that the affected party shall bear the burden of demonstrating the cause of such change, effect, event, occurrence, state of facts or development;

•	any adverse change, event, circumstance or effect that results from changes attributable to conditions affecting the industries in which we participate, the United States economy as a whole, or foreign economies in any locations where we or any of our subsidiaries have material operations or sales (which changes in each case do not disproportionately adversely affect us or our subsidiaries, as the case may be); or

•	any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, the merger agreement.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, by mutual written consent, or by either Autonomy or us:

•	if the merger has not been consummated by October 31, 2003;

•	if any temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect and shall have become final and nonappealable; or

•	if we do not obtain stockholder approval at our special meeting.

Notwithstanding the foregoing, however, neither we nor Autonomy may terminate the merger agreement if either of our failure to fulfill any of our obligations under the merger agreement was a principal reason that the merger was not consummated prior to the date or event set forth above.

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after stockholder approval has been obtained, by Autonomy:

•	if we have breached or failed to perform in any respect any of our representations, warranties, covenants or other agreements set forth in the merger agreement, or if any of our representations or warranties have become untrue and, as a result, (i) would give rise to a breach of the condition precedent that any inaccuracies in our representations and warranties will not, in the aggregate and subject to certain exceptions, have a material adverse effect on us or, (ii) would give rise to a breach of the condition precedent that we have performed our covenants and obligations under the merger agreement in all material respects at or prior to the closing date of the merger, and we are unable to cure such breach within ten days after receiving written notice from Autonomy (provided that Autonomy is not then in material breach of any of its representations, warranties, covenants or other agreements set forth in the merger agreement); and

•	if we or any of our representatives fail to comply in any material respect with our nonsolicitation obligations described above or a company triggering event (as defined in the merger agreement) has occurred.

The merger agreement defines the term “company triggering event” to mean:

•	the failure of our board of directors to recommend that our stockholders vote to adopt the merger agreement, or the withdrawal or modification in a manner adverse to Autonomy of our board approval, as further described in the merger agreement;

•	our failure to include in the proxy statement our board approval, as described in the merger agreement, or a statement to the effect that our board of directors has determined and believes that the merger is in the best interests of Virage and our stockholders;

•	the approval, endorsement or recommendation of any takeover proposal by our board of directors;

•	a tender or exchange offer relating to our securities that has been commenced and we have not sent to our stockholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that our board of directors recommends rejection of such tender or exchange offer;

•	a takeover proposal is publicly announced, and we fail to issue a press release announcing our opposition to such takeover proposal within ten business days after such takeover proposal is announced;

•	our entry into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (excluding any nondisclosure agreement) constituting or directly related to, or which is intended to or is reasonably likely to lead to, any takeover proposal; or

•	our resolution, agreement or public proposal to take any such actions in response to such takeover proposal.

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time, whether before or after stockholder approval has been obtained, by us:

•	if Autonomy or Violet Merger Sub has breached or failed to perform in any respect any of their respective representations, warranties, covenants or other agreements set forth in the merger agreement, or if any of their representations or warranties have become untrue and, as a result,

•	would give rise to a breach of the condition precedent that any inaccuracies in their representations and warranties will not, in the aggregate and subject to certain exceptions, have a material adverse effect on them or,

•	would give rise to a breach of the condition precedent that each has performed their respective covenants and obligations under the merger agreement in all material respects at or prior to the closing date of the merger, and they are unable to cure such breach within ten days after receiving written notice from us (provided that we are not then in material breach of any of our representations, warranties, covenants or other agreements set forth in the merger agreement); or

•	if we are not in breach of our obligations under the nonsolicitation provisions of the merger agreement and our board of directors has authorized us to enter into a binding written agreement concerning a transaction that constitutes a superior proposal, provided, however,

•	we shall have received a written opinion, with only customary qualifications, of our independent financial advisors of nationally recognized reputation (who may be Broadview) to the effect that, as of the date of such opinion, the consideration to be paid to our stockholders pursuant to such superior proposal is fair, from a financial point of view, to our stockholders and

•	we are not permitted to terminate the merger agreement under the foregoing circumstances until such time as we have made any payments required to be made to Autonomy under the merger agreement.

Expenses and Termination Fees

Except as described below, all fees, costs and expenses incurred in connection with the merger agreement, the merger and related transactions shall be paid by the party incurring such fees or expenses, regardless of whether the merger is consummated; provided, however, that we and Autonomy shall share equally all fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the printing and filing with the Securities and Exchange Commission of this proxy statement and any amendments or supplements to this proxy statement.

The merger agreement further provides that we must pay Autonomy a termination fee of $1,250,000 if, among other things:

•	the merger agreement is terminated as result of

•	the merger not being consummated prior to October 31, 2003,

•	the failure of our stockholders to approve the merger agreement, the merger and related transactions at a special meeting called for such purpose, or

•	we have breached or failed to perform in any respect any of our representations, warranties, covenants or other agreements set forth in the merger agreement, or if any of our representations or warranties have become untrue and, as a result,

•	would give rise to a failure to satisfy the condition precedent that any inaccuracies in our representations and warranties will not, in the aggregate and subject to certain exceptions, have a material adverse effect on us or,

•	would give rise to a failure to satisfy the condition precedent that we have performed our covenants and obligations under the merger agreement in all material respects at or prior to the closing date of the merger, and we are unable to cure such breach within ten days after receiving written notice from Autonomy (provided that Autonomy is not then in material breach of any of its representations, warranties, covenants or other agreements set forth in the merger agreement), and at or prior to such termination

•	Autonomy and Violet Merger Sub have not breached the merger agreement in any material respect,

•	a takeover proposal shall have been publicly announced, commenced or otherwise become publicly known or any person or entity has publicly announced an intention (whether or not conditional) to make a takeover proposal,

•	such takeover proposal or intention has not been withdrawn, and

•	within six months following the termination of the merger agreement, a takeover proposal is consummated;

•	Autonomy terminates the merger agreement as a result of a failure by us or any of our representatives to comply in any material respect with our nonsolicitation obligations or a company triggering event has occurred, each as described above; or

•	we terminate the merger agreement at a time when we are not in breach of our obligations under the nonsolicitation provisions of the merger agreement, our board of directors has authorized us to enter into a binding written agreement concerning a transaction that constitutes a superior proposal, and we have received a written opinion, with only customary qualifications, of our independent financial advisors of nationally recognized reputation (who may be Broadview) to the effect that, as of the date of such opinion, the consideration to be paid to our stockholders pursuant to such superior proposal is fair, from a financial point of view, to our stockholders.

In addition, upon termination of the merger agreement by Autonomy for breaches or failure to perform our representations, warranties, covenants or other agreements set forth in the merger agreement, material breaches of the nonsolicitation provisions of the merger agreement or occurrences of a triggering event, or upon termination by us for a superior proposal, each as set forth above, we will be required to reimburse Autonomy for all reasonable out-of-pocket fees and expenses it incurs in connection with the merger and related transactions upon the termination of the merger agreement. However, in the event that we are required to pay the $1,250,000 termination fee to Autonomy, the aggregate amount of additional fees and expenses payable by us shall be limited to $350,000.

Further Actions

We and Autonomy agreed to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things that are necessary or advisable to consummate the merger and related transactions, including:

•	taking all commercially reasonable acts necessary to cause the conditions precedents to the merger described above to be satisfied;

•	obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities, making all necessary registrations, filings and notices, and taking all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	obtaining all necessary consents, approvals or waivers from third parties; and

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

Takeover Statutes

Notwithstanding any other provision of the merger agreement to the contrary, under the terms of the merger agreement, we agreed that in no event will we withdraw, revoke or modify the approval of the merger and the merger agreement by our board of directors under Section 203 of the DGCL. If any takeover statute is or may become applicable to the merger or the related transactions, we and our board of directors are required to promptly grant any approvals and take any lawful actions as may be necessary to permit the merger and related transactions to be consummated as promptly as practicable on the terms contemplated by the merger agreement. We and our board of directors are also required to take any lawful actions to eliminate or minimize the effects of any takeover statute, as well as any regulations promulgated thereunder, on the merger and related transactions.

Public Announcements

Unless otherwise required by applicable law, rule or regulation, we, on the one hand, and Autonomy and Violet Merger Sub, on the other hand, agreed, to the extent reasonably practicable, to consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the merger agreement, the merger and related transactions.

Director’s and Officer’s Insurance and Indemnification

From and after the effective time of the merger, Autonomy agreed that it will, and will cause us as its wholly-owned subsidiary to, fulfill and honor in all respects all rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of our and our subsidiaries’ directors, officers and employees under the provisions existing on the date of the execution of the merger agreement in our certificate of incorporation or bylaws or in any other indemnification agreements between us and such individuals that were in effect prior to the date of the execution of the merger agreement. All such provisions will, with respect to any matter existing or occurring at or prior to the effective time of the merger and related transactions, survive the effective time of the merger, and, as of the effective time of the merger, we, as a wholly-owned subsidiary of Autonomy and Autonomy will assume all of our obligations as to any claim or claims asserted prior to or after the effective time of the merger.

For a period of six years after the effective time, we, as a wholly-owned subsidiary of Autonomy, are required to cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by us (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to our former officers and directors) only with respect to claims arising from facts existing or events which occurred at or before the effective time of the merger; provided, however, that in no event shall we, as a wholly-owned subsidiary of Autonomy, be required to expend more than 250% of the current aggregate annual premiums paid by us for such insurance, and if the amount of the aggregate annual premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, during such six-year period, we shall maintain or procure as much coverage as possible for aggregate annual premiums not to exceed such maximum amount.

The foregoing provisions are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise; provided, however, that no director or officer shall be entitled to any of the benefits described above in the event that, in a final, non appealable judgment, a court of competent jurisdiction determines that such director or officer engaged in fraud or other willful misconduct in negotiating, executing or delivering the merger agreement.

Stock Plans

At the effective time of the merger, each of our stock plans (other than our employee stock purchase plan) and each option which is outstanding under such stock plans immediately prior to the effective time of the merger (whether or not then vested or exercisable) shall, subject to certain limited exceptions, be assumed by Autonomy. Each option assumed by Autonomy under the merger agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable stock plans and the stock option agreements, immediately prior to the effective time of the merger, except that (i) each option will be exercisable for that number of whole shares of Autonomy ordinary shares equal to the product of the number of shares of our common stock that were issuable upon exercise of such option immediately prior to the effective time multiplied by the option exchange ratio, as defined below, and rounded down to the nearest whole number of Autonomy ordinary shares, and (ii) the per share exercise price for the Autonomy ordinary shares issuable upon exercise of such assumed option will be equal to the quotient determined by dividing the exercise price per share of our common stock at which such option was exercisable immediately prior to the effective time of the merger by the option exchange ratio, rounded up to the nearest whole cent. It is the intention of us, Autonomy and Violet Merger Sub that the options to be assumed by Autonomy qualify, to the maximum extent permissible, following the effective time of the merger as “incentive stock options” as defined in Section 422 of the Internal Revenue Code to the extent such options qualified as incentive stock options prior to the effective time of the merger.

For purposes of the merger agreement, (i) “option exchange ratio” shall be equal to the quotient obtained by dividing $1.10 by the average closing selling price per share of Autonomy ordinary shares as quoted on the London Stock Exchange for the ten trading days preceding the closing date (as converted to U.S. dollars at the currency exchange rate as quoted in the New York edition of The Wall Street Journal on the effective date of the merger).

For so long as Autonomy ordinary shares are listed for trading on the London Stock Exchange or any other listing exchange, Autonomy shall cause all of its ordinary shares issued with respect to each assumed option to be admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange or such other listing exchange prior to or upon issuance of any such Autonomy ordinary shares.

Employee Stock Purchase Plan

The merger agreement provides that all outstanding purchase rights under our employee stock purchase plan will automatically be exercised, in accordance with the terms of the plan, on the day immediately prior to the effective time of the merger, and the shares of our common stock purchased under those exercised rights will be cancelled at the effective time and converted into the right to receive $1.10 per share. We will terminate the employee stock purchase plan at that time, and no further purchase rights shall be granted or exercised under the plan.

Warrants

At the effective time of the merger, all outstanding warrants to purchase our common stock will be assumed by Autonomy. Upon exercise of their warrants and payment of the applicable exercise price, warrant holders will have the right to receive $1.10 for each share of our common stock into which the warrant would have been exercisable. Following the effective time of the merger, warrant holders will no longer be entitled to receive shares of our common stock upon exercise of their warrants.

Employee Benefit Matters

Unless we receive written notice from Autonomy no later than five business days prior to the effective time of the merger, the merger agreement requires us to take all action necessary to terminate, or cause to be terminated, before the effective time of the merger, any benefit plan that is a 401(k) plan or other defined contribution retirement plan or employee stock purchase plan.

The merger agreement provides that Autonomy will, as soon as practicable after the effective time of the merger, provide our and our subsidiaries’ employees who remain employed after the effective time of the merger with substantially similar types and levels of ERISA benefit plans as those provided to similarly situated employees of Autonomy. With regard to any equity benefit plan and any ERISA benefit plan for which service with Autonomy or any of its affiliates is relevant for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates, Autonomy will treat and cause its equity benefit plans and ERISA benefit plan to treat the service of such employees with us or our subsidiaries prior to the effective time of the merger as service rendered to Autonomy or any of its affiliates for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates. Under the merger agreement, Autonomy is required to use commercially reasonable efforts to ensure that no such employee, or any of his or her eligible dependents, who, at the effective time of the merger, are participating in our group health plans will be excluded from Autonomy’s group health plans, or limited in coverage under such plans, by reason of any waiting period restriction or pre-existing condition limitation. Notwithstanding the foregoing, Autonomy will not be required to provide any coverage, benefits, or credit inconsistent with the terms of its equity benefit plans and ERISA benefit plan.

Amended and Restated Rights Agreement

We agreed not to amend, modify or waive any provision of our amended and restated rights agreement or to take any action to redeem the rights arising under such agreement or render such rights inapplicable to any transaction.

Amendment, Extension and Waiver

The merger agreement may be amended by the parties at any time before or after our stockholders have approved the merger, the merger agreement and related transactions, and whether before or after adoption of the merger agreement by the stockholder of Violet Merger Sub; provided, however, that after any such approval, no amendment shall be made that by law, rule or regulation requires further approval by the stockholders without the further approval of such stockholders. Any amendment to the merger agreement must be in writing and signed on behalf of each of the parties.

At any time prior to the effective time of the merger, any party may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement or (iii) subject to the amendment provisions described above, waive compliance by the other parties with any of the agreements or conditions set forth in the merger agreement. Any agreement on the part of a party to any such extension or waiver must be in writing and signed on behalf of such party to be valid. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition of the merger agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. The failure or delay of any party to assert any of its rights under the merger agreement or otherwise shall not constitute a waiver of such rights.

The Voting Agreements

In order to induce Autonomy to enter into the merger agreement, our directors, certain of our executive officers and a principal stockholder who collectively owned approximately     % of our outstanding shares entitled to vote at the special meeting as of the close of business on the record date entered into individual voting agreements with Autonomy. Pursuant to the voting agreements, these stockholders have agreed to vote their shares of our capital stock in favor of approval and adoption of the merger agreement and the merger, and against any proposal adverse to the merger. These stockholders have also agreed to irrevocably appoint the members of the board of directors of Autonomy as their lawful attorneys and proxies. These proxies give Autonomy the right to vote the shares of our capital stock beneficially owned by these stockholders, including shares of our capital stock acquired by these stockholders after the date of the voting agreement, in favor of the approval and adoption of the merger agreement and the merger and against any proposal adverse to the merger. These stockholders may vote their shares of our capital stock on all other matters.

None of the stockholders who are parties to the voting agreements were paid additional consideration in connection with entering a voting agreement.

Pursuant to the voting agreements, each stockholder who is a party thereto agreed not to sell shares of our capital stock and options owned, either directly or indirectly, by such stockholder until the earlier of the termination of the merger agreement or the effective time of the merger.

These voting agreements will terminate upon the earlier of the termination of the merger or the effective time of the merger. The form of voting agreement is attached to this proxy statement as Exhibit A to Annex A and you are encouraged to read it in its entirety.

MARKET PRICE AND DIVIDEND DATA

Our common stock is currently listed on The Nasdaq SmallCap Market under the symbol “VRGE.” Our stock moved from The Nasdaq National Market to The Nasdaq SmallCap Market on July 9, 2003 because it was no longer in compliance with the listing requirements of The Nasdaq National Market. This table shows, for the periods indicated, the range of high and low sale prices for our common stock as quoted on The Nasdaq National Market prior to July 9, 2003.

	Virage Common Stock
	Low	High
Fiscal Year ended March 31, 2002
Quarterly Period Ended June 30, 2001	$1.81	$5.90
Quarterly Period Ended September 30, 2001	$1.65	$4.15
Quarterly Period Ended December 31, 2001	$1.61	$3.47
Quarterly Period Ended March 31, 2002	$2.00	$3.56
Fiscal Year Ended March 31, 2003
Quarterly Period Ended June 30, 2002	$0.75	$2.60
Quarterly Period Ended September 30, 2002	$0.50	$1.20
Quarterly Period Ended December 31, 2002	$0.50	$0.98
Quarterly Period Ended March 31, 2003	$0.56	$0.85
Quarterly Period Ended June 30, 2003	$0.64	$1.47

The following table sets forth the closing per share sales price of our common stock, as reported on The Nasdaq SmallCap Market on July 8, 2003, the day prior to the public announcement of the proposed merger, July 9, 2003, the last full trading day before the public announcement of the proposed merger, and on [Month]     , 2003, the latest practicable trading day before the printing of this proxy statement:

	Virage Common Stock Closing Price
July 8, 2003		$0.99
July 9, 2003		$1.08
[Month] , 2003	$	[	]

We have never declared or paid cash dividends on our common stock. Our current policy is to retain earnings for use in our business. Following the merger there will be no further market for our common stock.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of July 9, 2003 for the following:

•	each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock,

•	each of our directors,

•	our chief executive officer and four other of our most highly compensated executive officers acting in an executive officer capacity as of March 31, 2003 whose salary and bonus for the year ended March 31, 2003 exceeded $100,000, and one additional individual who is among the four most highly compensated executive officers for the year ended March 31, 2003 and whose salary and bonus exceeded $100,000 but who was not acting in an executive officer capacity at March 31, 2003; and

•	all of our directors and executive officers as a group.

Percentage of beneficial ownership is based on 21,256,015 shares of our common stock outstanding as of July 9, 2003.

Name	Common Stock Beneficially Owned(1)	Percentage Beneficially Owned
5% STOCKHOLDERS:
Entities affiliated with D3 Family Fund, L.P. (2) 19605 NE 8th Street Camas, WA 98607	3,372,121	15.86%

Paul G. Lego (3) 411 Borel Avenue, 100 South San Mateo, California 94402	2,628,042	11.85%

Entities affiliated with Western Presidio Capital (4) Pier 1, Bay 2 San Francisco, CA 94111	1,503,170	7.05%

William H. Younger, Jr. (5) 755 Page Mill Road, Suite A-200 Palo Alto, California 94304	1,174,087	5.51%

EXECUTIVE OFFICERS AND DIRECTORS:
Paul G. Lego (3)	2,628,042	11.85%

Stanford S. Au (6)	605,000	2.77%

David J. Girouard (7)	486,710	2.24%

Joseph A. Hyrkin (8)	384,545	1.78%

Michael H. Lock (9)	902,500	4.07%

Frank H. Pao (10)	340,178	1.58%

Alar E. Arras (11)	909,090	4.28%

Ronald E. F. Codd (12)	80,000	*

Philip W. Halperin (4)	1,503,170	7.05%

Randall S. Livingston (13)	80,500	*

Standish H. O’Grady (14)	204,205	*

William H. Younger, Jr. (5)	1,174,087	5.51%

All executive officers and directors as a group (12 persons) (15)	9,048,601	36.40%

*	Less than one percent of our outstanding common stock.

(1)	The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of July 9, 2003 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)	Includes 2,150,405 shares held by The D3 Family Fund, L.P.; 878,010 shares held by The D3 Family Retirement Fund, L.P.; 142,100 shares held by The D3 Children’s Fund, L.P.; 50,606 shares held by Haredale, Ltd.; 32,000 shares held by Olivier Roux; 20,000 shares held by James Henry Hildebrandt; 17,000 shares held by Toxford Corporation; 4,000 shares held by Henry E. Hooper; 30,000 shares held by Bruno Tiphine; and 48,000 shares held by Rita & Bruno Tiphine. Mr. David Nierenberg is president of Nierenberg Investment Management Company, Inc., the general partner of The D3 Family Fund, L.P., The D3 Family Retirement Fund, L.P. and The D3 Children’s Fund, L.P., and disclaims beneficial ownership of the shares held by The D3 Family Fund, L.P., The D3 Family Retirement Fund, L.P. and The D3 Children’s Fund, L.P. except to the extent of his proportionate partnership interest therein. Mr. Nierenberg is an investment manager for Haredale, Ltd., Olivier Roux, James Henry Hildebrandt, Toxford Corporation, Bruno Tiphine and Rita & Bruno Tiphine and disclaims beneficial ownership of the shares held by Haredale, Ltd., Olivier Roux, James Henry Hildebrandt, Toxford Corporation, Bruno Tiphine and Rita & Bruno Tiphine. Mr. Nierenberg has sole voting and investment power with respect to the shares held by The D3 Family Fund, L.P., The D3 Family Retirement Fund, L.P., The D3 Children’s Fund, L.P., Haredale, Ltd., Olivier Roux, James Henry Hildebrandt, Toxford Corporation, Bruno Tiphine and Rita & Bruno Tiphine. Henry E. Hooper is a general partner of The D3 Family Fund, L.P. and has sole voting and investment power with respect to the shares held by Henry E. Hooper.

(3)	Includes 916,667 shares subject to options exercisable within 60 days of July 9, 2003.

(4)	Includes 1,379,502 shares held by Weston Presidio Capital III, L.P.; 68,669 shares held by WPC Entrepreneur Fund, L.P.; and 55,000 shares subject to options exercisable within 60 days of July 9, 2003 held by Philip W. Halperin. Mr. Halperin is a general partner of Weston Presidio Capital and disclaims beneficial ownership of the shares held by Weston Presidio Capital III, L.P. and WPC Entrepreneur Fund, L.P. except to the extent of his proportionate partnership interest therein.

(5)	Includes 942,724 shares held by Sutter Hill Ventures, A California Limited Partnership; 7,988 shares held by Sutter Hill Entrepreneurs Fund (AI), L.P.; 20,227 shares held by Sutter Hill Entrepreneurs Fund (QP), L.P.; 114,814 shares held by William H. Younger, Jr., Trustee, The Younger Living Trust; 33,334 shares held by the retirement trust of William H. Younger, Jr.; and 55,000 shares subject to options exercisable within 60 days of July 9, 2003 held by Mr. Younger. Mr. Younger is a managing director of the general partner of Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P. and disclaims beneficial ownership of the shares held by Sutter Hill Ventures, A California Limited Partnership, Sutter Hill Entrepreneurs Fund (AI), L.P. and Sutter Hill Entrepreneurs Fund (QP), L.P. except to the extent of his proportionate partnership interest therein.

(6)	Includes 600,000 shares subject to options exercisable within 60 days of July 9, 2003.

(7)	Includes 440,000 shares subject to options exercisable within 60 days of July 9, 2003.

(8)	Includes 371,791 shares subject to options exercisable within 60 days of July 9, 2003. As of May 31, 2002, Mr. Hyrkin was no longer an officer of the Company.

(9)	Includes 900,000 shares subject to options exercisable within 60 days of July 9, 2003.

(10)	Includes 264,271 shares subject to options exercisable within 60 days of July 9, 2003.

(11)	Includes 909,090 shares held by Thomson Inc. Mr. Arras currently is the Senior Executive Vice President of Audio/Video and ATLINKS, Thomson Inc. and disclaims beneficial ownership of the shares held by Thomson Inc.

(12)	Includes 80,000 shares subject to options exercisable within 60 days of July 9, 2003.

(13)	Includes 80,000 shares subject to options exercisable within 60 days of July 9, 2003.

(14)	Includes 215 shares held by Granite Ventures LLC; 65,856 shares held by Adobe Ventures II, L.P; 19,177 shares held by H&Q Virage Investors, L.P.; 8,630 shares held by H&Q Adobe Ventures Management II, LLC; and 85,000 shares subject to options exercisable within 60 days of July 9, 2003. Mr. O’Grady is the senior managing director of Granite Ventures LLC and a member of each of the general partners of Adobe Ventures II, L.P., H&Q Virage Investors, L.P. and H&Q Adobe Ventures Management II, LLC. Mr. O’Grady disclaims beneficial ownership of the shares held by Granite Ventures LLC, Adobe Ventures II, L.P., H&Q Virage Investors, L.P. and H&Q Adobe Ventures Management II, LLC except to the extent of his proportionate partnership interest therein.

(15)	Includes 3,604,687 shares subject to options exercisable within 60 days of July 9, 2003 held by all executive officers and directors as a group. Does not include the shares and shares subject to options exercisable within 60 days of July 9, 2003 held by Mr. Hyrkin, who remains our employee but, as of May 31, 2002 no longer served as an executive officer of Virage.

STOCKHOLDER PROPOSALS

We have decided to defer the holding of a 2003 annual meeting by reason of the pendency of the merger. In the event the merger agreement is terminated before the merger is completed, we will hold our 2003 annual meeting as soon as we can thereafter. The following paragraphs summarize the requirements applicable under the rules of the Securities and Exchange Commission and our bylaws for stockholders to submit proposals at an annual meeting and will only be applicable if the 2003 annual meeting is held.

Requirements for Stockholder Proposals to be Considered for Inclusion in Our Proxy Statement.    Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present proper proposals or nominations for inclusion in our proxy statement and for consideration at the annual meeting by submitting their proposals or nominations to us in a timely manner. In order to be included in our proxy materials for the 2003 annual meeting, stockholder proposals must have been received by our Secretary no later than March 28, 2003, and must otherwise comply with the requirements of Rule 14a-8. If the date of the annual meeting changes by more than 30 days from the date contemplated at the time of last year’s proxy statement, our bylaws state that we must receive the stockholder’s notice no earlier than the close of business on the tenth day following the day on which the date of the annual meeting is publicly announced.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.    In addition, our bylaws establish an advance notice procedure for our stockholders who wish to present certain matters before an annual meeting. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of our board of directors, (2) properly brought before the meeting by or at the direction of our board of directors, or (3) properly brought before the meeting by any stockholder entitled to vote who has delivered written notice to our Secretary within the notice period (as defined below), which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The notice period is defined as that period no later than the close of business on the tenth day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made. If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such meeting, we need not present the proposal for vote at such meeting. A copy of the full text of the bylaw provisions discussed above may be obtained by writing to our Secretary. All notices of proposals by our stockholders, whether or not included in our proxy materials, should be sent to Virage, Inc., 411 Borel Avenue, Suite 100 South, San Mateo, California 94402, Attention: Corporate Secretary.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is properly presented at the special meeting, the shares represented by proxies in the form of the enclosed proxy card will be voted in the discretion of the named proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission and Autonomy files annual and special reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we and Autonomy file with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

450 Fifth Street, N.W., Room 1024

Washington, D.C. 20549

Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov”. Reports, proxy statements and other information concerning us may also be inspected at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Autonomy has supplied all information contained in this proxy statement relating to Autonomy and we have supplied all such information relating to us.

Our stockholders should not send in their certificates for our common stock until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent, whose contact information will be included in the letter of transmittal.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [Month]     , 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AUTONOMY CORPORATION PLC,

VIOLET MERGER SUB, INC.

AND

VIRAGE, INC.

July 9, 2003

i

(continued)

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 9, 2003, by and among AUTONOMY CORPORATION PLC, a corporation formed under the laws of England and Wales (“Parent”), VIOLET MERGER SUB, INC., a Delaware corporation (“Merger Sub”), and VIRAGE, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Parent, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”); and

WHEREAS, the Board of Directors of Parent (i) has determined that the Merger is fair to, and in the best interest of, Parent and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interest of, the Company and its stockholders and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are executing and delivering one or more Voting Agreements, dated as of the date hereof, in the form attached hereto as Exhibit A (the “Voting Agreements”) pursuant to which such stockholders are, among other things, covenanting to vote in favor of the adoption of and otherwise to support this Agreement and the transactions contemplated hereby; and

WHEREAS, Section 8.3 of this Agreement contains certain definitions and a list of references to defined terms.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE MERGER

1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

1.2    Closing.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, One Market Street,

San Francisco, California 94105 at 10:00 a.m., Pacific time, on a date to be specified by the Parties to this Agreement, which (subject to satisfaction or waiver of the conditions set forth in Article 6) shall be no later than two (2) Business Days after satisfaction or waiver of the conditions set forth in Article 6 or such other date and time as mutually agreed to by the Parties (the “Closing Date”).

(b)    At the Closing, the Company shall have delivered or caused to be delivered to Parent and Merger Sub, in each case in form and substance acceptable to Parent:

(i)    a true and correct copy of the Certificate of Merger, duly executed by the Company;

(ii)    a certificate of the Secretary of the Company certifying as of the Closing Date (A) a true and complete copy of the organizational documents of the Company, including the Company’s Certificate of Incorporation certified as of a recent date by the Office of the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), (B) a certificate of each appropriate Secretary of State or other officer certifying the good standing of the Company in its state of incorporation and all states in which it is qualified to do business, (C) a true and complete copy of the resolutions constituting the Board Approval and the Stockholder Approval and (D) incumbency matters;

(iii)    a resignation letter of each of the directors of the Company, resigning solely in their capacity as directors of the Company, each dated effective as of the Closing; and

(iv)    such other documents as Parent or its counsel may reasonably request for the purpose of facilitating the consummation of the transactions contemplated by this Agreement.

1.3    Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing and on the Closing Date, the Company shall file with the Delaware Secretary of State the certificate of merger (the “Certificate of Merger”) and such other documents as may be required by the DGCL in order for the Merger to become effective duly prepared, executed and acknowledged by the Parties, as applicable. The Merger shall become effective upon the filing of the Certificate of Merger with the Delaware Secretary of State unless Parent and the Company agree to a subsequent date or time and specify such date and time in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

1.4    Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5    Certificate of Incorporation and By-laws.

(a)    As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read as set forth on Exhibit B hereto.

(b)    As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable law, except that the By-laws shall be amended to reflect that the name of the Surviving Corporation shall be “Virage, Inc.”

1.6    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, to serve until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

COMPANY AND MERGER SUB; EXCHANGE OF CERTIFICATES

2.1    Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any further action on the part of the holder of any shares of capital stock of the Company, Parent or Merger Sub:

(a)    Cancellation of Treasury Stock. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) that is directly owned by the Company (as treasury stock) or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)    Conversion of Merger Sub Common Stock. Each issued and outstanding share of common stock of Merger Sub shall be converted into one fully paid and non-assessable share of common stock of the Surviving Corporation.

(c)    Conversion of Company Common Stock. Subject to Section 2.1(d), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(a)) shall be converted, as of the Effective Time, into the right to receive $1.10 per share, in cash (the “Merger Consideration”). The phrase “Total Merger Consideration” as used in this Agreement shall be equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time by (ii) the Merger Consideration. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive such holder’s Merger Consideration. Notwithstanding the foregoing, the Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or having a record date) after the date of this Agreement and prior to the Effective Time.

(d)    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who (i) has not voted such shares of Company Common Stock in favor of the Merger at the Stockholders Meeting, (ii) is entitled to demand and properly demands appraisal of such shares pursuant to Section 262 of the DGCL (“Section 262”), or, pursuant to Section 1301 of California Law, if applicable (“Section 1301”), and complies in all respects with the provisions of Section 262, or, Section 1301, if applicable, and (iii) has not effectively withdrawn or lost the right to demand relief as a dissenting stockholder under the DGCL, or, California Law, if applicable, as of the Effective Time (the “Appraisal Shares”), shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), but instead such holder of Appraisal Shares shall only be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262, or, Section 1301, if applicable. At the Effective Time, all Appraisal Shares shall automatically be cancelled and shall cease to exist or be outstanding, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except such rights as are granted under Section 262, or, Section 1301, if applicable. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section

262, or, Section 1301, if applicable, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, or, Section 1301, if applicable, then the rights of such holder under Section 262, or, Section 1301, if applicable, shall cease to exist and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive such holder’s Merger Consideration as provided in Section 2.1(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and, subject to applicable law, direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

(e)    Options, Purchase Rights and Warrants.

(i)    At the Effective Time, the Company’s 1997 Stock Option Plan and 2001 Nonstatutory Stock Option Plan and options outstanding under such plans shall be assumed by Parent in accordance with, and to the extent provided in Section 5.8 hereof. Outstanding rights to purchase shares of Company Common Stock under the Company’s 2000 Employee Stock Purchase Plan shall be exercised on the day immediately prior to the Effective Time and the plan shall terminate in accordance with Section 4.3 hereof.

(ii)    At the Effective Time, the (i) Warrant to Purchase Common Stock of Virage, Inc. issued to MLB Advanced Media, L.P. to purchase 200,000 shares of Company Common Stock and (ii) the Warrant to Purchase Common Stock of Virage, Inc. issued to JRT Investment Company to purchase 200,000 shares of Company Common Stock (collectively, the “Warrants”) shall be assumed by Parent as provided therein and the respective holders of the Warrants shall thereafter have the right to receive upon exercise of the Warrants and payment of the applicable exercise price, a payment in cash equal to the Merger Consideration for each share of Company Common Stock with respect to which the Warrants are exercised. The Warrants shall be exercised in accordance with the terms of each of the respective Warrants and shall terminate in accordance with the terms thereof. Following the Effective Time, the holder of the Warrants shall not have any right to receive Company Common Stock or Parent Common Stock.

2.2    Exchange of Certificates.

(a)    Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent (the “Paying Agent”) for payment of the Merger Consideration. On or prior to the Effective Time, Parent shall, or shall cause the Surviving Corporation to, deposit with the Paying Agent cash in the amount of the Total Merger Consideration, subject to Section 2.2(c) hereof. Subject to Section 2.2(e) hereof, pending distribution pursuant to Section 2.2(b) hereof of the cash deposited with the Paying Agent, such cash shall be held in trust for the benefit of the holders of shares of Company Common Stock issued and outstanding prior to the Effective Time cancelled in the Merger and such cash shall not be used for any other purposes; provided, however, that any cash deposited with the Paying Agent which has not been distributed pursuant to Section 2.2(b) hereof on or prior to the date which is one year after the Effective Time shall be turned over to Parent; and provided, further, that any and all interest earned at any time on the cash deposited with the Paying Agent shall inure to the benefit of, and belong to, Parent.

(b)    Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive such holder’s ratable portion of the Merger Consideration (the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon the proper delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions as specified by the Paying Agent or Parent for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Subject to Section 2.2(c) hereof, upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and executed, and all other documents required by the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall promptly distribute to such holder, the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.1(c). No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate.

(c)    Treatment of Unvested Shares. Notwithstanding the payment provisions of Section 2.2(b), any Merger Consideration payable with respect to shares of Company Common Stock that were acquired upon exercise of an option under a Company stock option plan and were, immediately prior to the Effective Time, unvested and subject to the Company’s right to repurchase any such shares which remain unvested at the time of the optionee’s termination of service, shall be held in escrow by Parent. Such Merger Consideration shall vest in accordance with the same vesting schedule applicable to the shares of Company Common Stock to which the payment relates. Within ten (10) Business Days following the end of each calendar quarter, Parent shall distribute any Merger Consideration that has vested during the preceding quarter. Notwithstanding the right to receive the Merger Consideration under Section 2.2(b) or the foregoing provisions of this Section 2.2(c), in the event of the optionee’s termination of service prior to the time the optionee would have fully vested in the shares of Company Common Stock that were converted into the Merger Consideration held in escrow in accordance with the foregoing provisions of this Section 2.2(c), then no Merger Consideration shall be paid with respect to any such shares that would have been unvested at the time of such termination (the “Unvested Shares”), and Parent shall instead pay the optionee the lesser of (i) the aggregate exercise price paid for such Unvested Shares and (ii) the Merger Consideration payable with respect to such Unvested Shares. The Company shall require any optionee who exercises an Option for unvested shares prior to Closing to execute an agreement, in form and substance satisfactory to Parent, to reflect the foregoing provisions relating to the payment due upon termination of service.

(d)    No Further Ownership Rights in Company Common Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates. At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article 2.

(e)    No Liability. None of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), the Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay to the holder of such lost, stolen or destroyed Certificate, such holder’s Merger Consideration.

(g)    Withholding Rights. Parent shall deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any provisions of any other Tax law. To the extent that amounts are so deducted and withheld by Parent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect to which such deduction and withholding were made by Parent.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub that, except as expressly set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and arranged in sections corresponding to the numbered and lettered sections contained in this Article 3 (provided, however, that disclosure in any section shall be deemed to have been set forth in all other applicable sections where such disclosure is clearly applicable to such other sections notwithstanding the omission of any cross-reference to such other section) and is being concurrently delivered to Parent in connection herewith (the “Disclosure Schedule”), as of the date of this Agreement and as of the Closing Date, except where another date is specified:

(a)    Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties or operations makes such qualification or licensing necessary, other than (i) in any jurisdiction that does not recognize the concept of good standing, and (ii) in such jurisdictions where the failure to be so qualified or licensed or to be in good standing could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered or Made Available to Parent, prior to the execution of this Agreement, complete and correct copies of (i) its Certificate of Incorporation and By-laws, in each case as amended to the date hereof and (ii) all the existing written consents and minutes of the meetings of its stockholders, its Board of Directors and each committee of its Board of Directors held since its initial public offering with respect to the Company and since its incorporation or organization with respect to its Subsidiaries. There are no decisions or resolutions of the stockholders, Board of Directors or committees of the Board of Directors of the Company, other than as disclosed in the minutes and written consents that have been delivered or Made Available to Parent.

(b)    Subsidiaries. Section 3.1(b) of the Disclosure Schedule sets forth (i) a list of the Subsidiaries of the Company, (ii) the issued and outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and (iii) the registered and beneficial holders of such shares or other equity or voting interests in each such Subsidiary. All the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned, directly or indirectly, by the Company, free and clear of all mortgages, pledges, assessments, claims, liens, charges, security interests and other encumbrances of any kind or nature whatsoever (collectively, “Liens”). Except for the capital stock of, or other equity or voting interests in, the Subsidiaries listed in Section 3.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person. The Certificate of Incorporation and By-laws (or other organizational documents), and the minutes of the meetings of the stockholders and Board of Directors of each Subsidiary of the Company have been delivered or Made Available to Parent.

(c)    Capital Structure.

(i)    The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). Of the 2,000,000 shares of Company Preferred Stock that are authorized for issuance, 200,000 shares have been designated as Series A Preferred Stock and have been reserved for issuance under the Company’s Amended and Restated Rights Agreement, dated as of August 28, 2002, between the Company and Continental Stock Transfer & Trust Company (the “Rights Agreement”). As of the date hereof, (A) 21,256,015 shares of Company Common Stock are issued and outstanding, (B) no shares of Company Common Stock are issued and held by the Company in its treasury and (C) no shares of Company Preferred Stock are issued and outstanding, or issued and held by the Company in its treasury. The Company has delivered to Parent a true, complete and correct schedule setting forth the number of shares of Company Common Stock held by each registered holder thereof as of June 18, 2003, and since such date the Company has not issued any securities (including derivative securities) except for any shares of Company Common Stock issued upon exercise of Options under the 1997 Stock Plan and 2001 Stock Plan, Warrants or purchase rights under the ESPP, in each case, outstanding prior to such date.

(ii)    As of the date of this Agreement and regarding options, stock appreciation rights or any other awards which grant a right to purchase shares of Company Common Stock (“Options”):

(A)    The Company has reserved 2,055,360 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company’s 1995 Stock Option Plan (the “1995 Stock Plan”), of which 1,388,667 shares have been issued pursuant to option exercises. In December 1997, the Company adopted the 1997 Stock Plan (as defined below) and terminated the 1995 Stock Plan. Following such termination, no additional options were granted under the 1995 Stock Plan, and all outstanding, unexercised options remained outstanding pursuant to the terms thereof, and if cancelled, the shares subject to such options became available for grant pursuant to the 1997 Stock Plan. As of July 9, 2003, 21,750 shares are subject to outstanding, unexercised options under the 1995 Stock Plan.

(B)    the Company has reserved 10,744,750 shares of Common Stock for issuance to employees, consultants and directors pursuant to the Company’s 1997 Stock Option Plan (the “1997 Stock Plan”), of which (i) 1,802,084 shares have been issued pursuant to option exercises, of which 103,947 shares have been repurchased by the Company, (ii) 6,639,889 shares are subject to outstanding, unexercised options, and (iii) 2,406,724 shares are available for issuance thereunder;

(C)    the Company has reserved 900,000 shares of Common Stock for issuance to employees and consultants who are not officers and directors of the Company pursuant to the Company’s

2001 Nonstatutory Stock Option Plan (the “2001 Stock Plan”), of which 3,124 shares have been issued pursuant to option exercises, 763,895 shares are subject to outstanding, unexercised options, and 132,981 shares are available for issuance thereunder; and

(D)    the Company has reserved 2,300,000 shares of Company Common Stock for issuance to employees under the Company’s 2000 Employee Stock Purchase Plan (the “ESPP” and, collectively with the 1997 Stock Plan and the 2001 Stock Plan, the “Stock Plans”, and each, a “Stock Plan”), of which 557,820 shares have been issued pursuant to the exercise of purchase rights and 1,742,180 shares are available for issuance thereunder. The current “Offering Period” (as defined in the ESPP) commenced under the ESPP on May 1, 2003 and will end on the day immediately prior to the Effective Time, and except for the purchase rights granted on such commencement date to participants in the current Offering Period, there are no other purchase rights or options outstanding under the ESPP. A maximum of 287,500 shares of Company Common Stock may be purchased under the current Offering Period under the ESPP on the final purchase date thereunder which is to occur on the day immediately prior to the Effective Time.

(E)    Section 3.1(c)(ii)(E) of the Disclosure Schedule lists, with respect to each Option then outstanding, the holder of the Option and the relationship of the holder to the Company (whether director, employee, officer or independent consultant), the number of shares of Company Common Stock subject to such Option, the status of such Option under Code Section 422, and the exercise price per share, date of grant, exercise or vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement. On the Closing Date, the Company shall deliver to Parent an updated list of such information current as of such date. The Company has delivered or Made Available to Parent true, complete and correct copies of all Stock Plans and the forms of all agreements and instruments relating to or issued thereunder and such agreements and instruments have not been amended, modified or supplemented and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent. No consent of the holders of the Options (or participants in the ESPP), stockholders or otherwise is required in connection with the actions contemplated by Section 4.3 or Section 5.8.

(iii)    All outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock reserved for issuance as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the DGCL, the Company’s Certificate of Incorporation, By-laws or any Contract to which the Company is a party or otherwise bound. None of the outstanding shares of the Company’s capital stock has been issued in violation of any federal or state securities laws. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of all Liens. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(iv)    The Company Common Stock and the Preferred Stock Purchase Rights under the Rights Agreement constitute the only classes of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(v)    Except as set forth in Section 3.1(c)(v) of the Disclosure Schedule, there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or sale or transfer (including agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries. To the Knowledge of the Company, except for the Voting Agreements, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company or its Subsidiaries.

(vi)    Except as described in this Section 3.1(c), no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in this Section 3.1(c), there are no options, preemptive rights, warrants, calls, rights, commitments or agreements of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of it Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the Company’s repurchase rights with respect to unvested shares issued under the Stock Plans, there are no rights or obligations, contingent or otherwise (including without limitation rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other Person. There are no registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any capital stock of the Company or any of its Subsidiaries.

(vii)    The Board of Directors of the Company has taken all action necessary in order to render the Rights Agreement and the Rights (as such term is defined in the Rights Agreement) inapplicable to the Merger and the other transactions contemplated by this Agreement with the effect that (A) no “Distribution Date” (as such term is defined in the Rights Agreement) has occurred or will occur as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, (B) neither Parent nor Merger Sub has become or will be an “Acquiring Person” (as such term is defined in the Rights Agreement) solely as a result of entering into, performing the terms of or consummating the transactions contemplated by this Agreement or the Voting Agreements and (C) the Rights Agreement will otherwise be inapplicable to Parent and Merger Sub while this Agreement is in effect with respect to performing the terms of or consummating the transactions contemplated by this Agreement or the Voting Agreements.

(d)    Authority; Noncontravention.

(i)    The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Stockholder Approval (as defined below). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate authorizations or approvals on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of approving this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger, to obtaining the Stockholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

(ii)    The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock as of the record date established for the Stockholders Meeting, voting as a single class, at the Stockholders Meeting in favor of adopting this Agreement (the “Stockholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement or the Merger. The affirmative vote of the holders of any class or series of the Company’s capital stock, voting as a single class or otherwise, is not necessary to approve any transaction contemplated by this Agreement (other than the adoption of this Agreement).

(iii)    The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (the “Board Approval”) (A) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated hereby, (B) declaring that it is advisable and in the best interests of the Company and its stockholders that the Company enter into this Agreement and consummate the Merger on the terms and subject to the conditions set forth in this Agreement, (C) declaring that this Agreement is fair to the Company and its stockholders, (D) directing that this Agreement be submitted to a vote for adoption at a meeting of the Company’s stockholders to be held as promptly as practicable as set forth in Section 5.1(b) and (E) recommending that the Company’s stockholders adopt this Agreement, which resolutions have not been subsequently rescinded, modified or withdrawn in any way except as permitted by Section 4.2(a).

(iv) Except as set forth in Section 3.1(d)(iv) of the Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (A) the Certificate of Incorporation or By-laws of the Company or the Certificate of Incorporation or By-laws (or similar organizational documents) of any of its Subsidiaries, (B) any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, binding arrangement, binding understanding, binding undertaking, permit, franchise or license, whether oral or written, that has not been terminated or which contains any continuing obligation or liability of the Company or a third party (each, including all amendments thereto, a “Contract”), to which the Company or any of its Subsidiaries is a party or any of their respective properties or assets is subject or (C) subject to the governmental filings and other matters referred to in the following paragraph, any statute, law, ordinance, rule, regulation, judgment, order or decree, in each case, applicable to the Company or any of its Subsidiaries or their respective properties or assets; other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, results, losses, Liens or entitlements that could not reasonably be expected to have a Material Adverse Effect on the Company.

(v)    Except as set forth in Schedule 3.1(d)(v) of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any domestic or foreign

(whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (each, a “Governmental Entity”), is required to be made or obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (A) the filing of any applicable filings and approvals under foreign antitrust or competition laws and regulations, (B) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the approval by the Company’s stockholders of this Agreement (as amended or supplemented from time to time, the “Proxy Statement”) and such other filings, notices or reports under the Exchange Act, as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, (C) any filings or notifications required under the rules and regulations of the NASDAQ Stock Market, Inc. of the transactions contemplated hereby, and (D) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business.

(vi)    Assuming the veracity of Section 3.2(g), the Board Approval referred to in Section 3.1(d)(iii) constitutes approval of the Merger for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that the restrictions on business combinations (as such term is defined therein) set forth in Section 203 of the DGCL does not and will not apply to the execution or delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the laws of the State of Delaware or California (“Takeover Statutes”) (other than Section 203 of the DGCL) is applicable to the Company, the shares of Company Common Stock, the Merger or any of the other transactions contemplated by this Agreement.

(e)    SEC Documents; Financial Statements.

(i)    The Company has filed with the SEC on a timely basis all reports, schedules, forms, statements and other documents required to be filed by it since June 27, 2000, as such documents since the time of filing may have been amended or supplemented with the SEC (the “Company SEC Documents”). No Subsidiary of the Company is required to file with the SEC any report, schedule, form, statement or other document. As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. The Company SEC Documents, including all forms, reports and documents to be filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of Company SEC Documents filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in light of the circumstances under which they were and will be made, not misleading.

(ii)    The financial statements of the Company for the fiscal year ended March 31, 2003 filed with the SEC (the “Company Financial Statements”) and all other financial statements of the Company included in the Company SEC Documents, including in each case the notes thereto (collectively with the Company Financial Statements, the “SEC Financial Statements”) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and other adjustments described therein).

(iii)    Except as set forth in the Company Financial Statements and except as arising hereunder, the Company and its Subsidiaries have no liabilities or obligations of any nature (whether absolute, accrued, asserted or unasserted, contingent or otherwise) that would be required to be reflected on or reserved against in any SEC Financial Statements that are not disclosed, reflected or reserved against in such SEC Financial Statements, except for such liabilities and obligations (A) that have been incurred since March 31, 2003 in the Ordinary Course of Business, and (B) that could not reasonably be expected to have a Material Adverse Effect on the Company.

(iv)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including without limitation any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including without limitation any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s financial statements.

(v)    Except as disclosed in the Company Financial Statements, there is no outstanding indebtedness for borrowed money of the Company and its Subsidiaries and there are no guarantees by the Company or any of its Subsidiaries of indebtedness of third parties for borrowed money.

(vi)    The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (C) access to material assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; the chief executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated thereunder by the SEC (the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct; the Company maintains “disclosure controls and procedures” (as defined in Rule 13a-14(c) under the Exchange Act); the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

(f)    Absence of Certain Changes or Events. Since March 31, 2003 and except as set forth in Section 3.1(f) of the Disclosure Schedule and for the transactions provided for herein, (i) the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and (ii) there has not been: (A) any state of facts, change, development, effect, condition or occurrence that could reasonably be expected to have a Material Adverse Effect on the Company; (B) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company’s or any of its Subsidiaries’ capital stock; (C) any purchase, redemption or other acquisition of any shares of capital stock or other securities of the Company or its Subsidiaries or the issuance of any options, warrants, calls, or rights to acquire such shares or securities; (D) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s capital stock or other securities of the Company or any of its Subsidiaries (other than shares of Company Common Stock issuable upon exercise of outstanding Options or Warrants); (E) any granting by the Company or any of its Subsidiaries to any current or former director, officer, employee or consultant (1) of any increase in compensation, bonus or other benefits (including grants of stock options, stock appreciation rights or other stock-based awards) or any such granting of any type of compensation or benefits to any current or former director, officer, employee or consultant not previously receiving or entitled to receive such type of compensation or benefit, or (2) of the right to receive any severance or termination pay, or increases therein (other than in both instances (1) and (2) increases made as required by law); (F) any material change in financial or tax accounting methods, principles or practices by the Company or any of its Subsidiaries, except insofar as may have been required by a change in GAAP or applicable law; (G) any material election with respect to taxes by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability or refund; (H) any revaluation of the Company’s or any of its Subsidiaries’ material assets; or (I) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement.

(g)    Absence of Litigation; Investigations. Except as disclosed in Section 3.1(g) of the Disclosure Schedule, there are no claims, actions, suits, proceedings or, to the Knowledge of the Company, governmental investigations, inquiries or subpoenas (i) pending against the Company or any of its Subsidiaries, or to the Knowledge of the Company, any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries or (ii) to the Knowledge of the Company, overtly threatened against the Company or any of its Subsidiaries, or any current or former supervisory employee of the Company or any of its Subsidiaries with respect to any acts or omissions in connection with their employment with the Company or any of its Subsidiaries, or any properties or assets of the Company or of any of its Subsidiaries, or (iii) whether filed or threatened, that have been settled or compromised by the Company or any Subsidiary within the three (3) years prior to the date of this Agreement and at the time of such settlement or compromise were material. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, judgment, writ, injunction or decree that could reasonably be expected to have a Material Adverse Effect on the Company or is reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been since January 1, 2000 nor are there currently any internal investigations or inquiries being conducted by the Company, its Board of Directors or any third party or Governmental Entity at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(h)    Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, certificates, authorizations, orders and approvals of all Governmental Entities which are necessary to the lawful operation of the respective business of the Company and its Subsidiaries (the “Permits”), except where the failure to hold such Permits could not reasonably be expected to have a Material Adverse Effect on the Company. All such Permits are in full force and effect and the Company and its Subsidiaries are in compliance with the terms of the Permits and all applicable statutes, laws, ordinances, rules and regulations, judgments and decrees, except where the failure so to maintain such Permits or so to comply could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any notice to the effect that the Company or any of its Subsidiaries is not in compliance with the terms of the Permits or any such statutes, laws, ordinances, rules, or regulations.

(i)    Contracts.

(i)    Except for Contracts filed as exhibits to the Company SEC Documents, there are no Contracts that were required to be filed as an exhibit to those Company SEC Documents under the Exchange Act and the rules and regulations promulgated thereunder. The Company has delivered or Made Available to the Parent true and complete copies, of:

(A)    all Contracts of the Company or any of its Subsidiaries made in the Ordinary Course of Business involving payments by or to the Company or its Subsidiaries in excess of $250,000;

(B)    all Contracts or legally binding commitments of the Company, any of its Subsidiaries or any of its Affiliates that contain a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, could restrict the ability of the Parent or any of its Subsidiaries) to compete with respect to the development, manufacturing, marketing or distribution of any of the Company’s current products or services and such Contracts are set forth in Section 3.1(i)(i)(B) of the Disclosure Schedule;

(C)    all Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries) other than offer letters, employment agreements or consulting agreements providing solely for at will employment or services and containing no right to any pay or benefits after employment or services has terminated, and other than those Contracts that are required to be disclosed pursuant to 3.1(i)(i)(D) below;

(D)    all employment, consulting, bonus, compensation, severance, or retention agreements or arrangements or similar agreements or arrangements or understandings (whether oral or written) of the Company or any of its Controlled Group Members other than offer letters, employment agreements or consulting agreements providing solely for at will employment and containing no right to severance benefits except as required by applicable law) and a list of all such Contracts is set forth in Section 3.1(i)(i)(D) of the Disclosure Schedule;

(E)    all Contracts of the Company or any Subsidiary of the Company pursuant to which any third party is authorized to use, copy, market, distribute or in any other manner exploit any Intellectual Property (as defined below) of the Company;

(F)    all Contracts of the Company or any Subsidiary pursuant to which the Company or such Subsidiary is granted rights in Intellectual Property (as defined below) of any third person and a list of all such Contracts is set forth in Section 3.1(i)(i)(F) of the Disclosure Schedule;

(G)    all Contracts containing “standstill” or similar provisions and a list of all such Contracts is set forth in Section 3.1(i)(i)(G) of the Disclosure Schedule;

(H)    all material joint venture, partnership or other similar Contracts to which the Company or any of its Subsidiaries is a party and a list of all such Contracts is set forth in Section 3.1(i)(i)(H) of the Disclosure Schedule;

(I)    all loan agreements, credit agreements, letters of credit, notes, debentures, bonds, mortgages, indentures, promissory notes and other Contracts relating to the borrowing of money or extension of credit other than standard invoice terms for payments of invoices in connection with sales of the Company’s products or services (collectively, “Debt Obligations”) pursuant to which any material indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any Debt Obligations of any other Person; and

(J)    all powers of attorney and Contracts and arrangements pursuant to which the Company or any Subsidiary of the Company has any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, or otherwise in respect of any obligation of any Person, or any capital maintenance or similar agreements or arrangements.

(ii)    Each Contract or agreement referenced in Sections 3.1(i)(i)(A) through (I) above (notwithstanding any disclosures contained in Sections 3.1(i)(i)(A) through (I) of the Disclosure Schedule) and each Contract or agreement disclosed in the Disclosure Schedule is in full force and effect (except for those Contracts that have expired in accordance with their terms) and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms (subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law)), of the Company or each Subsidiary, as applicable, and the Company or its Subsidiaries, as applicable, have performed all of their material obligations under, and is not in violation or breach of or default under, any such Contract or agreement except for such violation or breach which could not reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, the other parties to any such Contract or agreement have performed all of their obligations under, and are not in violation or breach of or default under, any such Contract or agreement except for such violations or breaches which could not reasonably be expected to have a Material Adverse Effect on the Company.

(j)    Breach of Contract. The execution of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or cause a breach in any of the Contracts referenced in Sections 3.1(i)(i)(A) through (I) above and, except as set forth in Section 3.1(j) of the Disclosure Schedule, no approval or consent of any other party to any of such Contracts (including any real or personal property leases) is required in order for those Contracts to continue in effect after the consummation of the Merger.

(k)    Absence of Changes in Benefit Plans; Employment Matters.

(i)    Since December 31, 2002, there has not been any adoption or amendment in any material respect by the Company or any entity, trade or business that is required, together with the Company, to be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA (a “Controlled Group Member”) of:

(A)    any stock ownership, stock purchase, stock appreciation, stock option or phantom stock benefit plan, program or arrangement (whether oral or written) not governed by ERISA (together, “Equity Benefit Plans”);

(B)    any pension, profit and retirement savings, cafeteria, severance, disability, death, medical, welfare or other benefit plan, program or arrangement (whether oral or written), that is an “employee benefit plan,” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)(together, “ERISA Benefit Plans”); or

(C)    any deferred compensation, cash bonus, stock bonus, performance or other incentive compensation, severance, vacation, paid time off or paid sick time benefit plan, program or arrangement (whether oral or written), that is not governed by ERISA (together, “Non-ERISA Benefit Plans”), providing any such benefits to any current or former employee, officer or director of the Company or any Controlled Group Member. Except as set forth in Section 3.1(k)(i) of the Disclosure

Schedule, (i) each of the employees of the Company and any Controlled Group Member is employed at will, (ii) there exist no employment (except employment at will), consulting, deferred compensation, post-termination payment or severance, change-in-control, termination or indemnification agreements or arrangements (whether oral or written) between the Company or any Controlled Group Member, on the one hand, and any current or former director, officer, employee or consultant of the Company or any Controlled Group Member, on the other hand, and (iii) there exist no agreements or arrangements (whether oral or written) between the Company or any Controlled Group Member, on the one hand, and any current or former director, officer, employee or consultant of the Company or any Controlled Group Member, on the other hand, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement.

(ii)    Section 3.1(k)(ii) of the Disclosure Schedule sets forth a list of all plans, programs, Contracts or arrangements to which the Company or any Subsidiary is party, or to which either is subject, pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of, the transactions contemplated by this Agreement or any other change of control of the Company. Complete and accurate copies of the plans, programs, Contracts or arrangements listed in Section 3.1(k)(ii) of the Disclosure Schedule, including all amendments thereto, have been delivered or Made Available to Parent.

(l)    Labor Matters.

(i)    Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees and, to the Knowledge of the Company, there are no attempts to organize any of the Company’s or any of its Subsidiaries’ employees by any person, unit or group seeking to act as their bargaining agent. The Company has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal employment opportunity, collective bargaining, non-discrimination, and the withholding and payment of social security and other Taxes. There are no pending or, to the Knowledge of the Company, threatened charges of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Company or any of its Subsidiaries. To the Knowledge of the Company, no union representation elections relating to the Company’s employees have been scheduled by any Governmental Entity and no investigation of the employment policies or practices of the Company by any Governmental Entity is pending or threatened.

(ii)    Set forth on Section 3.1(l)(ii) of the Disclosure Schedule are the names, hire dates and titles, employer name, locality of residence (city or town, state or province, and country) of all of the Company’s and its Subsidiaries’ employees as of June 20, 2003 together with a statement of the full amount paid or payable to each such person in respect of such year, a summary of the basis on which each such person is compensated if the basis is other than a fixed salary rate, and any changes in any of the foregoing since March 31, 2003. Except as set forth on Section 3.1(l)(ii) of the Disclosure Schedule, no person is employed by the Company or its Subsidiaries other than at the will of the Company or its Subsidiaries for an indefinite period of time.

(m)    Employee Benefit Matters. Set forth in Section 3.1(m) of the Disclosure Schedule is a list of (i) each currently outstanding loan to any employee, officer or director, as well as (ii) each ERISA Benefit Plan, (iii) each Equity Benefit Plan and (iv) each Non-ERISA Benefit Plan, sponsored or maintained by the Company or any Controlled Group Member or to which the Company or any Controlled Group Member is required to make contributions (such plans, agreements, arrangements and related trusts and related agreements and arrangements being hereinafter referred to as the “Benefit Plans”). The Company has delivered or Made Available to Parent true and complete copies of all Benefit Plans, summary plan descriptions, agreements representing awards (including stock options) granted thereunder, and all financial statements, actuarial reports and annual reports and returns filed with the Internal Revenue Service or Department of Labor with respect to the three (3) most recent filings made for such Benefit Plans prior to the date hereof. In addition:

(i)    each Benefit Plan has been operated and administered in compliance with its terms in all material respects;

(ii)    each Benefit Plan complies in all material respects, as applicable, with requirements of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”) and all other applicable laws;

(iii)    each Benefit Plan intended to qualify under Section 401(a) of the Code has received a favorable determination opinion, advisory or notification letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code or has time remaining to apply for the same under applicable Treasury Regulations or IRS pronouncements, and nothing has occurred that could adversely affect such qualified status;

(iv)    neither the Company nor any Controlled Group Member maintains, sponsors or contributes to, or has maintained, sponsored or contributed to, any “defined benefit plan” (within the meaning of Section 3(35) of ERISA), any multiemployer plan (within the meaning of Section 3(37) of ERISA), or any multiple employer plan (within the meaning of Section 413 of the Code);

(v)    no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code) has occurred with respect to any ERISA Benefit Plan;

(vi)    Each Benefit Plan can be amended, discontinued or terminated at any time (including after the Effective Time) in accordance with its terms, without material liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event, or (B) liabilities for which sufficient assets are set aside in a trust or insurance contract to satisfy such liabilities or which are accrued on the Company Financial Statements);

(vii)    all contributions required to be made in connection with any Benefit Plan through the date hereof have been timely made or, if not yet due, have been accrued on the Company Financial Statements;

(viii)    other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are no actions, suits or claims pending with respect to any Benefit Plan, or, to the Knowledge of the Company, any circumstances which might give rise to any such action, suit or claim;

(ix)    all reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity have been timely filed;

(x)    neither the Company, nor any Controlled Group Member has any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, and the Company and the Controlled Group Members have complied in all material respects with the notice and continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder;

(xi)    except as disclosed in Section 3.1(m)(xi) of the Disclosure Schedule, no payment or benefit which will or may be made to any employee will be characterized as an “excess parachute payment” (as such term is defined in Section 280G of the Code); and

(xii)    No Benefit Plan exists that is maintained outside of the United States.

(n)    Taxes.

(i)    Each of the Company and its Subsidiaries has filed or caused to be filed on a timely basis all local, foreign and other tax returns, reports and declarations (collectively, “Tax Returns”) required to be filed by it and has paid all taxes, including income, gross receipts, capital stock, profits, stamp, occupation, transfer, value added, excise, franchise, sales, use, property (whether real, personal or mixed), employment, unemployment, disability, withholding, social security and workers’ compensation taxes and estimated income and franchise tax payments, and interest, penalties, fines, costs and assessments (each, a “Tax” and collectively, “Taxes”) with respect to the periods covered by such Tax Returns (whether or not reflected thereon or yet due and payable or assessed). All Tax Returns filed by or on behalf of the Company and its Subsidiaries are true, complete and correct. There are no Tax Liens on any of the properties or assets, real, personal or mixed, tangible or intangible, of the Company or any of its Subsidiaries, other than for Taxes not yet due and payable.

(ii)    Except as set forth in Section 3.1(n)(ii) of the Disclosure Schedule, since December 31, 2002, neither the Company nor any of its Subsidiaries has incurred any material Tax liability other than in the Ordinary Course of Business. No deficiency in Taxes of the Company or any of its Subsidiaries for any period has been asserted by any taxing authority which remains unpaid at the date hereof. No Tax Returns of the Company or any of its Subsidiaries have ever been audited. No inquiries or notices have been received by the Company or any of its Subsidiaries from a taxing authority with respect to possible claims for Taxes which have not been resolved and paid prior to the date hereof, and neither the Company nor any of its Subsidiaries has any reason to believe that such an inquiry or notice is pending or threatened, and there is no basis for any additional claims or assessments for Taxes. Neither the Company nor any of its Subsidiaries has agreed to the extension of the statute of limitations with respect to any Tax Returns or Tax periods. There are no assessments relating to the Company’s or any of its Subsidiaries’ Tax Returns pending or, to the Knowledge of the Company, threatened. The Company has delivered or Made Available to Parent true and complete copies of all income (or franchise) Tax Returns filed by it and any of its Subsidiaries for the past three financial years. Neither the Company nor any of its Subsidiaries is, or has been, the common parent or a member of any affiliated group of corporations filing a consolidated income Tax Return (other than a group the common parent of which was the Company) and is not a party to any Tax sharing agreement or other arrangement pursuant to which it could be liable for the Taxes of any third party.

(iii)    Adequate accruals and reserves have been made in the Company Financial Statements and the books and records of the Company and its Subsidiaries for the payment of all unpaid local, foreign and other Taxes of the Company and its Subsidiaries for all periods through the respective dates thereof, whether or not yet due and payable and whether or not disputed by the Company or any of its Subsidiaries, and nothing has occurred subsequent to the dates of such Company Financial Statements or such accruals or reserves in such books and records which make such accruals and reserves inadequate.

(iv)    Except as set forth in Section 3.1(n)(iv) of the Disclosure Schedule, the Company has not been liable for the payment of interest, penalties, or fines in relation to Taxes during the past five years.

(v)    Neither the Company nor any of its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign tax law). Neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company and its Subsidiaries have disclosed on their Federal income tax returns all positions taken therein that could give rise to a substantial understatement of Federal income tax liability within the meaning of Code Section 6662.

(o)    Title to Properties.

(i)    Each of the Company and its Subsidiaries has marketable and legal title to, or valid leasehold interests in, all of its properties and assets except for such as are no longer used in the conduct of its respective businesses and except for defects in title, easements, restrictive covenants and similar Liens and encumbrances that could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 3.1(o) of the Disclosure Schedule, all such properties and assets, other than properties and assets in which the Company or any of its Subsidiaries has a leasehold interest, are free and clear of all Liens, except for Liens that could not reasonably be expected to have a Material Adverse Effect on the Company.

(ii)    Each of the Company and its Subsidiaries has complied with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect, except for such noncompliances or failures to be in full force and effect that could not reasonably be expected to have a Material Adverse Effect on the Company. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all such leases.

(p)    Intellectual Property.

(i)    Section 3.1(p)(i) of the Disclosure Schedule lists all registered and material unregistered trademarks and applications therefor, trade names, service marks, registered copyrights and applications therefor, patents and patent applications, if owned by or licensed to the Company or any of its Subsidiaries and indicating whether owned by or licensed to the Company or any of its Subsidiaries. To the Knowledge of the Company, all patents and registered trademarks, trade names, service marks and copyrights held by the Company or any of its Subsidiaries are valid and subsisting.

(ii)    Each of the Company and its Subsidiaries owns, or is validly licensed or otherwise has the right to use, and solely with respect to that which is owned by the Company or its Subsidiaries free and clear of any Liens (including any third party distribution rights and reproduction rights), all Intellectual Property used or deemed necessary by the Company to carry on its business as currently conducted or currently proposed to be conducted. Such Intellectual Property constitutes all the Intellectual Property necessary to the conduct of the business of the Company and its Subsidiaries as currently conducted or currently proposed to be conducted, including, without limitation, the design, development, manufacture, use, import and sale of products and technology and the performance of services.

(iii)    Except with respect to unpublished patent applications, foreign patents, and foreign patent applications of third parties, and unregistered trademarks of third parties, in respect of which the Company represents and warrants only to its Knowledge, none of the Company or any of its Subsidiaries has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other Person. Except as disclosed in Section 3.1(p)(iii) of the Disclosure Schedule, (A) none of the Company or any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict or challenging the ownership, use, validity or enforceability of any Intellectual Property owned by, licensed to or otherwise used by the Company or any of its Subsidiaries nor, to the Knowledge of the Company, is there a reasonable basis for any such claim, (B) none of the Company or any of its Subsidiaries is party to or the subject of any pending or, to the Knowledge of the Company, threatened, suit, claim, action, investigation or proceeding with respect to any such infringement, misappropriation or conflict, that has not been settled or otherwise fully resolved, (C) to the Knowledge of the Company, no other Person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by, licensed to or otherwise used by the Company or any of its Subsidiaries, and (D) none of the Company or any of its Subsidiaries has received any opinion of counsel that a third party patent applies to any product produced, marketed, licensed, sold or distributed by the Company or any of its Subsidiaries. None of the Company or any of its Subsidiaries has brought any action, suit or proceeding for infringement of any Intellectual Property of the Company or any of its Subsidiaries, or for breach of any license or agreement involving any of such Intellectual Property, against any party, and to the Knowledge of the Company there is no unauthorized use, disclosure, infringement or misappropriation of any such Intellectual Property by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

(iv)    Except as set forth on Section 3.1(p)(iv) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that is or was owned by the Company or any Subsidiary and is necessary for the conduct of the business of the Company or any of its Subsidiaries as currently conducted or currently proposed to be conducted, to any third party.

(v)    There are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any party (other than salaries and sales commissions payable to employees in the ordinary course of business) as a result of the ownership, use, possession, development, license-in, sale, marketing, advertising or other disposition of any Intellectual Property that is necessary for the conduct of the business of the Company or any Subsidiary as currently conducted or currently proposed to be conducted, and none shall become payable as a result of the consummation of the transactions contemplated by this Agreement.

(vi)    Section 3.1(p)(vi) of the Disclosure Schedule contains a list of each current or former employee or consultant of the Company and its Subsidiaries who has not executed the Company’s standard form confidentiality agreement and ownership of invention agreement, each in the form delivered or Made Available to Parent. Each of the Company and its Subsidiaries has taken all reasonable and necessary steps (based on standard industry practices) to protect its Intellectual Property and rights thereunder and, to the Knowledge of the Company, no such rights to Intellectual Property have been lost or are in jeopardy of being lost as a result of any act or omission by the Company or any of its Subsidiaries.

(vii)    “Intellectual Property” means all intellectual property, including but not limited to (A) inventions (whether patentable or unpatentable and whether or not reduced to practice), ideas, research and techniques, technical designs, discoveries and specifications, improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, models, industrial designs, inventor’s certificates, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof (the “Patents”), (B) trademarks, all service marks, logos, trade dress, brand names and trade names, assumed names, corporate names and other indications of origin (whether registered or unregistered), (C) copyrights (whether registered or unregistered and any applications for registration therefor, including any modifications, extensions or renewals thereof), (D) trade secrets, know-how and confidential business information and rights in any jurisdiction to limit the use or disclosure thereof by any Person, (E) Software, (F) internet domain names, and (G) moral rights, publicity rights, customer lists.

(q)    Software.

(i)    The Software owned or purported to be owned by the Company or any of its Subsidiaries, was either (A) developed by employees of the Company or its Subsidiaries within the scope of their employment, (B) developed by independent contractors who have assigned their rights to the Company or its Subsidiaries pursuant to written agreements or (C) otherwise lawfully acquired by the Company or its Subsidiaries from a third party pursuant to written agreements. “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (D) all documentation, including user manuals and training materials, relating to any of the foregoing.

(ii)    Such Software does not contain any programming code, documentation or other material or development environments that embody Intellectual Property rights of any Person other than the Company or its Subsidiaries, except for such materials or development environments obtained by the Company or its Subsidiaries from (A) third parties pursuant to valid licenses or other agreements or (B) other Persons who make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms.

(iii)    The source code of any of the Company’s Software and the data associated therewith have not been licensed or otherwise provided (including, without limitation, pursuant to an escrow arrangement) to another Person, and have been safeguarded and protected as confidential and proprietary Company information.

(iv)    Section 3.1(q)(iv) of the Disclosure Schedule lists all software or other material that is made generally available to the public, under license (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, and any other similar “free software” or “open source” licenses) without requiring the payment of any fees or royalties (“Open Source Materials”) used by Company or its Subsidiaries in any way, and describes the manner in which such Open Source Materials were used (such description shall include, without limitation, whether (and, if so, how) the Open Source Materials were modified and/or distributed by Company or its Subsidiaries). Neither Company nor any of its Subsidiaries have (A) incorporated Open Source Materials into, or combined Open Source Materials with, the Software of the Company; (B) distributed Open Source Materials in conjunction with any Software of the Company; or (C) used Open Source Materials that create, or purport to create, obligations for Company or its Subsidiaries with respect to Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge).

(r)    Environmental Matters.

(i)    Each of the Company and its Subsidiaries possesses in full force and effect all material Environmental Permits necessary to conduct its businesses and operations as now being conducted. None of the Company or its Subsidiaries has been notified by any Governmental Entity that any Environmental Permits will be modified, suspended or revoked.

(ii)    Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws and the terms and conditions of all Environmental Permits. None of the Company or its Subsidiaries has received any communication from any Governmental Entity or other Person that alleges that the Company or any of its Subsidiaries has violated or is, or may be, liable under any Environmental Law.

(iii)    There are no past or pending or, to the Knowledge of the Company, threatened material Environmental Claims (A) against the Company or any of its Subsidiaries or (B) against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed, either by Contract or by operation of law, and none of the Company or any of its Subsidiaries has contractually retained or assumed any liabilities or obligations that could reasonably be expected to provide the basis for any Environmental Claim.

(iv)    There have been no Releases of any Hazardous Materials at, from, in, to, on or under any real properties currently or previously owned, leased, or utilized by the Company or any of its Subsidiaries, predecessors, or Affiliates that could reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

(v)    Neither the Company nor any of its Subsidiaries, predecessors or Affiliates transported or arranged for the transportation, treatment, storage, handling or disposal of any Hazardous Materials to any off-site location that could reasonably be anticipated to result in an Environmental Claim.

(vi)    There are no (A) underground storage tanks, active or abandoned, (B) polychlorinated biphenyl containing equipment or (C) asbestos containing material within the leasehold of any site or building utilized by the Company or any of its Subsidiaries.

(vii)    There have been no environmental investigations, studies, tests, audits, reviews or other analyses conducted by, on behalf of, or which are in the possession of, the Company or any of its Subsidiaries which have not been delivered or Made Available to Parent.

(viii)    For purposes of this Agreement, the following defined terms shall apply:

(A)    “Environmental Claims” means any and all actions, orders, decrees, suits, demands, directives, claims, Liens, investigations, proceedings or notices of violation by any Governmental Entity or other Person alleging potential responsibility or liability arising out of, based on or related to (1) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (2) circumstances forming the basis of any violation or alleged violation of any Environmental Law;

(B)    “Environmental Laws” means all laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity with applicable authority over such matters relating to pollution or protection of the environment or human health;

(C)    “Environmental Permits” means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws;

(D)    “Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law; and

(E)    “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment or within any building, structure, facility or fixture.

(s)    Assets in Good Condition. All physical assets of the Company and its Subsidiaries carried for value on the SEC Financial Statements are in good operating condition and in a state of good maintenance and repair having regard to the use to which such assets are put and the age thereof.

(t)    Insurance. All physical assets of the Company and its Subsidiaries carried for value on the SEC Financial Statements are covered by fire and other insurance with responsible insurers against such risks and in such amounts as are reasonable for prudent owners of comparable assets. Section 3.1(t) of the Disclosure Schedule lists all the insurance policies (including all directors and officers liability insurance policies) held by the Company or any of its Subsidiaries. The Company Financial Statements accurately reflect the current premiums that have been paid with respect to such insurance policies. Neither the Company nor any of its Subsidiaries is in default with respect to any of the provisions contained in any such policies of insurance or has failed to give any notice or pay any premium or present any claim under any such insurance policy, except for such defaults or failures that could not reasonably be expected to have a Material Adverse Effect on the Company. The Company has no reason to believe that any of the insurance policies listed in Section 3.1(t) of the Disclosure Schedule will not be renewed by the insurer upon the scheduled expiry of the policy or will be renewed by the insurer only on the basis that there will be a material increase in the premiums payable in respect of the policy. The Company has delivered or Made Available to Parent true and complete copies of all of such insurance policies.

(u)    Non-Arm’s Length Transactions. Except as disclosed in the Proxy Statements of the Company included in the Company SEC Documents:

(i)    Neither the Company nor any of its Subsidiaries has made any payment or loan (which is currently outstanding) to, or borrowed any monies from or is or has become otherwise indebted to, any officer, director, employee, stockholder or any other Person with whom the Company or any of its Subsidiaries is not dealing at arm’s length or any Affiliate of any of the foregoing, except for usual compensation paid in the Ordinary Course of Business;

(ii)    Except for Contracts made solely between the Company and any of its Subsidiaries or between any of the Subsidiaries of the Company, and except for Contracts of employment or relating to severance or change of control payments, neither the Company nor any of its Subsidiaries is a party to any Contract with any officer, director, employee, stockholder or any other Person with whom the Company or any of its Subsidiaries is not dealing at arm’s length or any Affiliate of any of the foregoing; and

(iii)    No event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

(v)    No Restrictions on Business. Except for this Agreement, there is no Contract, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any significant business practice of the Company or any of its Subsidiaries, acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted by the Company.

(w)    Opinion of Financial Advisor. The financial advisor of the Company, Broadview International LLC, has delivered to the Company an opinion dated as of the date of this Agreement to the effect that as of the date of this Agreement, and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company. The Company has provided a true, complete and correct copy of such opinion to Parent. Such opinion has not been withdrawn, revoked or modified.

(x)    Brokers; Schedule of Fees.

(i)    No broker, investment banker, finder or financial advisor or other Person has been retained by, or is authorized to act on behalf of the Company or any of its Subsidiaries, and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (other than Broadview International LLC, whose brokerage, investment banking, finders and financial advisory fees shall be paid by the Company). The Company has heretofore delivered or Made Available to Parent a complete and correct copy of all agreements between the Company and Broadview International LLC pursuant to which such firm could be entitled to any payment relating to the transactions contemplated hereby.

(ii)    Section 3.1(x)(ii) of the Disclosure Schedule sets forth the Company’s good faith estimate, as of the date of this Agreement, of the estimated fees and expenses incurred and to be incurred by the Company and its Subsidiaries in connection with the negotiation, execution and delivery of this Agreement and the other agreements and documents (including the Proxy Statement) contemplated hereby, and the performance of its obligations hereby and thereby (including the fees and expenses of Broadview International LLC and of the Company’s legal counsel and accountants).

(y)    Notes and Accounts Receivables. All notes and accounts receivables of the Company and its Subsidiaries shown on the balance sheet dated March 31, 2003 included in the Company Financial Statements, or thereafter acquired by the Company and its Subsidiaries, have been collected or are current and collectible in the ordinary course (in the case of any such note in accordance with its terms, and in the case of any such account within 90 days after billing) at the aggregate recorded amounts thereof on the Company’s books, less the allowance for uncollectible accounts provided on the above-referenced balance sheet, as such allowances may have been adjusted on the Company’s books in the Ordinary Course of Business to date, which adjustment, if any, is disclosed in Section 3.1(y) of the Disclosure Schedule. No note or receivable of the Company or its Subsidiaries is subject to an asserted counterclaim or set off which if successful could reasonably be expected to have a Material Adverse Effect on the Company.

(z)    Customers. Section 3.1(z) of the Disclosure Schedule lists the names of all of the Company’s and its Subsidiaries’ customers (i) with whom or which the Company or its Subsidiaries has done business since June 30, 2000, and who have contributed at least $250,000 in revenues to the Company or its Subsidiaries during any fiscal period since June 30, 2000, together with the amount of such business in the Company’s or its Subsidiaries’ current fiscal year through March 31, 2003, and (ii) from whom or which the Company or its Subsidiaries has received at least $250,000 in revenues during the three fiscal years ended March 31, 2003, and which has, to the Knowledge of the Company, materially reduced using or ceased using the Company or its Subsidiaries for services along with a description of any reason provided to the Company why such customer terminated or reduced its business relationship with the Company or its Subsidiaries. Except as set forth in Section 3.1(z) of the Disclosure Schedule, the Company has no Knowledge that any such customer has terminated or expects to terminate a material portion of its normal business with the Company or its Subsidiaries as a result of the transaction contemplated in this Agreement or for any other reasons.

(aa)    Corporate Records and Designations. Section 3.1(aa) of the Disclosure Schedule sets forth (a) a list of all banks or financial institutions with which the Company or its Subsidiaries have an account, deposit, certificate of deposit or safe deposit box along with identifying numbers and the names of all Persons authorized to draw thereon or have access thereto; (b) the names of all incumbent directors and officers of the Company and its Subsidiaries and of all incumbent trustees and committee members under any of the employee Benefit Plans or related trusts; (c) the names of all persons having powers of attorney from the Company or its Subsidiaries and a statement of the terms thereof; and (d) a description and identification of any insurance policies held or paid for by the Company or its Subsidiaries on the lives of any of its key management, officers or directors.

(bb)    Immigration Matters. The Company and its Subsidiaries have complied with all relevant provisions of Section 274(A) of the Immigration and Nationality Act, as amended (the “Immigration Act”). Without limiting the foregoing, (a) each “employee” (as that term is defined in the Immigration Act) of the

Company or its Subsidiaries are permitted to be so employed in the United States under the Immigration Act; (b) the Company and its Subsidiaries have examined (and made copies of, if applicable) the documents presented by such employee to establish appropriate employment eligibility under the Immigration Act; (c) the Company and its Subsidiaries have completed and required each employee hired on or since November 11, 1986 to complete a Form I-9 verifying employment eligibility under the Immigration Act; (d) the Company and its Subsidiaries have retained each such completed Form I-9 for the length of time required under the Immigration Act; and (e) no monetary penalties have been assessed against the Company or its Subsidiaries for violation of Section 274(A) of the Immigration Act.

(cc)    Completeness of Disclosure. Neither this Agreement nor any certificate, schedule, statement, document or instrument to be executed by the Company in connection with the negotiation, execution or performance of this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein, in light of the circumstances in which the statement was made, not misleading.

3.2    Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows as of the date of this Agreement and as of the Closing Date, except where another date is specified:

(a)    Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.

(b)    Authority; Noncontravention.

(i)    Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms subject to (A) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally and (B) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

(ii)    The execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of Parent or Merger Sub under any provision of (A) the Memorandum and Articles of Association of Parent or the Certificate of Incorporation or By-laws of Merger Sub, (B) any Contract to which Parent or Merger Sub is a party or any of their respective properties or assets is subject or (C) subject to the governmental filings and other matters referred to in the following paragraph, any statute, law, ordinance, rule, regulation, judgment, order or decree, in each case, applicable to Parent or Merger Sub or their respective properties or assets; other than, in the case of clauses (B) and (C), any such conflicts, violations, breaches, defaults, rights, results, losses, or Liens that could not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(iii)    No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby or the compliance with the provisions hereof, except for (A) the filing of any applicable filings and approvals under foreign antitrust or competition laws and regulations, (B) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (C) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made could not reasonably be expected to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement.

(c)    Litigation. There is no suit, claim, action, investigation or proceeding pending or, to the Knowledge of Parent or Merger Sub, overtly threatened against or affecting Parent or Merger Sub or any of their respective assets or properties before or by any Governmental Entity that, individually or in the aggregate, could reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement, nor is there any judgment, order or decree of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub that, individually or in the aggregate, could reasonably be expected to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement.

(d)    Brokers. Except for a fee owing by Parent to Deutsche Bank Securities, no broker, investment banker, financial advisor or other Person has been retained by, or is authorized to act on behalf of, Parent or any of its Subsidiaries and is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

(e)    Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any other business activities and has conducted its operations only as contemplated hereby. Merger Sub has not incurred, directly or indirectly, any material liabilities or obligations except those in connection with its organization or with the negotiation and execution of this Agreement and the performance of the transactions contemplated hereby.

(f)    Financing. Parent has all the funds necessary to pay the Total Merger Consideration.

(g)    Interested Stockholder. Neither Parent nor Merger Sub, nor any of their “affiliates” or “associates” have been “interested stockholders” of the Company at any time within three years of the date of this Agreement, as those terms are used in Section 203 of the DGCL.

(h)    Completeness of Disclosure. Neither this Agreement nor any certificate, schedule, statement, document or instrument to be executed by Parent or Merger Sub in connection with the negotiation, execution or performance of this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein, in light of the circumstances in which the statement was made, not misleading.

ARTICLE 4

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1    Conduct of Business. Except as otherwise expressly provided in this Agreement, or as set forth in Schedule 4.1 attached hereto, between the date hereof and the Effective Time, the Company shall, and shall cause its Subsidiaries, (i) to operate their respective businesses in the Ordinary Course of Business and with no less diligence and effort than would be applied in the absence of this Agreement, (ii) to comply with all applicable laws, rules and regulations, in all material respects, and (iii) to use all commercially reasonable efforts to preserve intact their assets, properties, Contracts and licenses of their current business organization, keep available the service of their current officers and employees and preserve their relationships with customers, suppliers, distributors, lessors, licensors, licensees, creditors, employees, contractors and others having business dealings with them with the intention that their goodwill and ongoing businesses shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement, as set forth in Schedule 4.1 hereto or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), prior to the Effective Time the Company shall not, and shall not permit any of its Subsidiaries to:

(a)    declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock;

(b)    purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its Subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, or take any action to accelerate any vesting provisions of any such shares or securities;

(c)    split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or any of its other securities;

(d)    issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire, any such shares, voting securities or convertible or exchangeable securities or any stock appreciation rights or other rights that are linked in any way to the price of Company Common Stock or in any way alter the capitalization structure of the Company existing on the date of this Agreement (other than the issuance of shares of Company Common Stock upon the exercise of Options or Warrants outstanding on the date of this Agreement pursuant to their terms as in effect on the date of this Agreement, as a result of the exercise of outstanding purchase rights under the ESPP or as a result of the transactions contemplated hereby);

(e)    amend or propose to amend its Certificate of Incorporation or By-laws (or similar organizational documents);

(f)    directly or indirectly, acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or capital stock of, or by any other manner, any assets constituting a business or any corporation, partnership, limited liability company, joint venture or association or other entity or division thereof, or any direct or indirect interest in any of the foregoing, or (ii) any assets, other than inventory or immaterial assets in each case in the Ordinary Course of Business;

(g)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or otherwise permit the corporate existence of the Company or any of its Subsidiaries to be suspended, lapsed or revoked;

(h)     directly or indirectly, sell, lease, license, sell and leaseback, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets or any interest therein, except in the Ordinary Course of Business;

(i)    (i)    repurchase, prepay or incur any indebtedness or assume, guarantee or endorse any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, except for borrowings incurred in the Ordinary Course of Business or transactions between the Company and Parent or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly-owned Subsidiary of the Company;

(j)    incur or commit to incur any capital expenditures, or any obligations or liabilities in connection therewith, except in the Ordinary Course of Business;

(k)    pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business as required by applicable law, rule, regulation, order or decision or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the Company Financial Statements (for amounts not in excess of such reserves) or incurred since the date of such Company Financial Statements in the Ordinary Course of Business, or waive, release, grant or transfer any right of material value, other than in the Ordinary Course of Business, or waive any material benefits of, or agree to modify in any adverse respect, or, subject to the terms hereof, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

(l)    enter into, modify, amend or terminate (i) any Contract which if so entered into, modified, amended or terminated could be reasonably likely to (x) have a Material Adverse Effect on the Company, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the transactions contemplated by this Agreement or (ii) except in the Ordinary Course of Business, any material Contract to which the Company or any Subsidiary thereof is a party;

(m)    (i)    except as otherwise contemplated by this Agreement or as required to comply with applicable law, rule or regulation or any Contract or Benefit Plans existing on the date of this Agreement, pay any material benefit not provided for as of the date of this Agreement under any Contract or Benefit Plan or (ii) enter into, modify, amend or terminate any Benefit Plan, or (iii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any Subsidiary thereof;

(n)    hire any additional employees or retain any additional consultants, materially increase the compensation of any employees, officers or consultants or enter into any employment or consulting agreements; provided, however, that the Company may hire employees for the sole purpose of replacing employees who have been terminated or have terminated their employment on terms and conditions (including compensation) which are the same, in all material respects, as the terms and conditions of the employees being replaced;

(o)    maintain insurance at less than current levels or otherwise in a manner inconsistent with past practice;

(p)    take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in (i) any representation and warranty of the Company set forth in this Agreement becoming untrue, or (ii) any condition to the Merger set forth in Article 6 not being satisfied; provided, however, nothing contained in this clause (p) shall preclude or prohibit the Company from exercising its rights under Section 4.2;

(q)    except as required by GAAP, revalue any of its material assets or make any changes in accounting methods, principles or practices;

(r)    make or revoke or otherwise modify any Tax election (including any election pertaining to net operating losses) or settle or compromise any Tax liability, or change or make a request to any taxing authority to change in any adverse manner any material aspect of its method of accounting for Tax purposes;

(s)    engage in any transaction with, or enter into any agreement, arrangement or understanding with, directly or indirectly, any Affiliate of the Company or any Subsidiary, including, without limitation, any transactions, agreements, arrangements or understandings with any Affiliate or other Person covered by Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404;

(t)    compromise or settle any suit, claim, action, investigation or proceeding;

(u)    effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, affecting in whole or in part any site of employment, facility, operating unit or employee of Company or any of its Subsidiaries; and

(v)    authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding Section 4.1 hereof, between the date hereof and the Effective Time, the Company may, after providing notice to Parent in the Company’s sole discretion and without the consent of Parent, comply with its legally binding obligations outstanding as of the date hereof which have been either provided to Parent or disclosed in the Company SEC Documents in accordance with the terms of such agreements.

4.2    No Solicitation by the Company.

(a)    The Company shall not, nor shall it permit any of its Subsidiaries to, or authorize or permit any director, officer or employee of the Company or any of its Subsidiaries or any financial advisor, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly:

(i)    solicit, initiate or knowingly encourage, or take any action to facilitate, any Takeover Proposal or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal; or

(ii)    enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with any Takeover Proposal;

provided, however, that at any time prior to obtaining Stockholder Approval, the Company may, in response to a bona fide unsolicited Takeover Proposal that did not occur subsequent to or in connection with a breach of this Section 4.2(a), and subject to compliance with this Section 4.2:

(X)    furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its representatives) pursuant to a confidentiality agreement which is materially no less favorable to the Company than the Confidentiality Agreement, provided that all of such information not previously supplied to Parent is provided to Parent on a substantially concurrent basis; and

(Y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal,

if (1) the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is required to do so in order to comply with its fiduciary duties to the Company’s stockholders under applicable law, (2) the Board of Directors of the Company determines that such Takeover Proposal constitutes a Superior Proposal (and continues to constitute a Superior Proposal taking into account any changes to the terms and conditions of this Agreement that may have occurred after the three (3) Business Day period described below), and (3) the Company provides Parent with at least three (3) Business Day’s prior notice that it intends to engage in any of the actions contemplated in clauses (X) and (Y) above, identifying the Superior Proposal and the parties thereto and delivering an accurate description of all material terms of the Superior Proposal. During such three (3) Business Day period, the Company shall negotiate with, and shall cause the legal counsel of the Company to negotiate with, Parent to attempt to make such commercially reasonable adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.2(a) by any director, officer or employee of the Company or any of its Subsidiaries or any financial advisor, attorney, accountant or other advisor or representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 4.2(a) by the Company. The term “Takeover Proposal” means any inquiry, proposal or offer from any Person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) ten percent (10%) or more of the assets, properties or business of the Company or its Subsidiaries, or (ii) five percent (5%) or more of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries. The term “Superior Proposal” means any inquiry, proposal or offer from any Person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (i) all or substantially all of the assets, properties and business of the Company or its Subsidiaries or (ii) 50% or more of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries, that the Board of Directors determines in good faith, after receipt of advice from the Company’s independent financial advisors of nationally recognized reputation (who may be Broadview International LLC), is more favorable to the Company’s stockholders from a financial point of view than the Merger (or if applicable, any proposal by Parent to amend the terms of this Agreement), taking into account all of the terms and conditions of such proposal, the likelihood of completion of such transaction, and all financial, regulatory, legal and other aspects of such proposal; provided, however, that a Superior Proposal shall not include a Takeover Proposal which includes financing required to consummate the proposal that is not committed.

The terms of this paragraph shall not prohibit the Company from taking any action necessary in order to comply with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, provided that neither the Company nor its Board shall, except as permitted by this Agreement, propose to withdraw, amend, change or modify its unanimous recommendation of this Agreement and the Merger, or to approve or recommend, or propose to publicly approve or recommend, a Takeover Proposal.

(b)    In addition to the obligations of the Company set forth in Section 4.2(a), the Company shall promptly, but in no event later than twenty-four (24) hours, advise Parent in writing of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the Person making any such request, Takeover Proposal or inquiry. The Company shall keep Parent informed in all material respects on a timely basis of any change in the status of, or any modification or amendment to, any Takeover Proposal.

(c)    The Company shall (i) immediately cease existing discussions or negotiations with any Persons conducted heretofore with respect to a Takeover Proposal and (ii) take all steps necessary to ensure that any information that may be exchanged after the date hereof shall be subject to the terms and conditions of this Agreement.

4.3    ESPP.    All outstanding purchase rights under the ESPP shall automatically be exercised, in accordance with the terms of the ESPP, on the day immediately prior to the Effective Time, and the shares of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the Merger Consideration pursuant to Section 2.1(c) of this Agreement. The Company shall cause the ESPP to terminate with such purchase, and no further purchase rights shall be granted or exercised under the ESPP thereafter.

4.4    Rights Agreement.    Except as expressly provided in this Agreement, the Company shall not (i) amend, modify or waive any provision of the Rights Agreement or (ii) take any action to redeem the Rights or render the Rights inapplicable to any transaction.

4.5    Employee Benefit Matters.

(a)    Unless Parent delivers written notice to the Company no later than five business days prior to the Effective Time providing otherwise, the Company shall take all action necessary to terminate, or cause to be terminated, before the Effective Time, any Benefit Plan that is a 401(k) plan or other defined contribution retirement plan or employee stock purchase plan.

(b)    As soon as practicable after the Effective Time, Parent shall provide the employees of the Company and its Subsidiaries who remain employed after the Effective Time with substantially similar types and levels of ERISA Benefit Plans as those provided to similarly situated employees of Parent. With regard to any Equity Benefit Plan and any ERISA Benefit Plan for which service with the Parent or any affiliate of Parent is relevant for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates, Parent shall treat and cause its Equity Benefit Plans and ERISA Benefit Plan to treat the service of such employees with the Company or any Subsidiary of the Company prior to the Effective Time as service rendered to Parent or any affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual or accrual rates. Such service is listed, for each affected employee, in Schedule 4.5(b) attached hereto. Parent shall use commercially reasonable efforts to provide that no such employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Company group health plans shall be excluded from the Parent’s group health plans, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation. Notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits, or credit inconsistent with the terms of Parent’s Equity Benefit Plans and ERISA Benefit Plan.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1    Preparation of the Proxy Statement; Stockholders Meeting; Other Board Actions

(a)    As promptly as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall promptly notify Parent of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall promptly provide copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Each of the Company and Parent shall use all commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after all such SEC comments have been resolved. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall consult with Parent as to the timing of the filing and mailing of the Proxy Statement or any related responses to the SEC.

(b)    The Company shall, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) for the purpose of obtaining Stockholder Approval, regardless of whether the Board of Directors of the Company determines at any time that this Agreement or the Merger is no longer advisable or recommends that the stockholders of the Company reject this Agreement or the Merger, in all cases subject to its rights under Section 4.2(a). The Company shall cause the Stockholders Meeting to be held as promptly as practicable following the date of this Agreement. The Company shall, through its Board of Directors, recommend to its stockholders that they adopt and approve this Agreement and the Merger, and shall include such recommendation in the Proxy Statement, in each case subject to its rights under Section 4.2(a). Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to this Section 5.1(b) to take actions to and hold the Stockholders Meeting for the purpose of obtaining Stockholder Approval shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Takeover Proposal.

(c)    The Company agrees that none of the information included or incorporated by reference in the Proxy Statement will (except to the extent revised or superseded by amendments or supplements contemplated hereby), at the date the Proxy Statement is filed with the SEC or mailed to the Company’s stockholders or at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

(d)    The Company may retain an agent, on terms or conditions acceptable to Parent, for the purpose of soliciting proxies on behalf of the Company for the Stockholders Meeting; provided, however, that in the event of termination of this Agreement (other than a termination pursuant to Section 7.1(c) hereof or any termination pursuant to which a Termination Fee may be payable), any and all fees and expenses of such agent shall be reimbursed to the Company by Parent within five days of a written request by the Company for reimbursement.

(e)    The Board of Directors of the Company, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time authorizing the disposition by the Company Insiders of their shares of Company Common Stock for cash and the disposition of their outstanding Options, in each case pursuant to the transactions contemplated hereby, for purposes of qualifying those dispositions for the exemption provided pursuant to Rule 16b-3(e) under the Exchange Act. For purposes of this Agreement, “Company Insiders” means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

(f)    Nothing in this Agreement shall prevent the Board, either before or after the Company has filed or mailed the Proxy Statement, from withdrawing, amending, changing or modifying its recommendation in favor of the Merger at any time prior to the approval and adoption of this Agreement and approval of the Merger by the Company’s stockholders where the Board determines in good faith, after consultation with its legal advisors, that its failure to do so could reasonably be determined to constitute a breach of its fiduciary duties under applicable law.

5.2    Access to Information; Confidentiality.    The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to the officers, employees, attorneys, accountants and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time or termination of this Agreement, and without undue disruption of their respective businesses, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, promptly deliver or make available to Parent (i) a copy of each report, schedule, form, statement and other document filed by it or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Parent will hold, and will cause its respective officers, employees, attorneys, accountants and other representatives to hold, any nonpublic information in accordance with the terms of the Mutual Nondisclosure Agreement dated May 8, 2003 (the “Confidentiality Agreement”). Notwithstanding anything to the contrary herein or in the Confidentiality Agreement, each of the Parties hereto (and each employee, representative, or other agent of such parties) may disclose to any Person, without limitation of any kind, the Tax treatment and Tax structure of the Transactions and all materials (including opinions or other Tax analyses) that are provided to such party relating to such Tax treatment and Tax structure.

5.3    Further Actions.    Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things that are necessary or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the taking of all commercially reasonable acts necessary to cause the conditions in Article 6 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Nothing set forth in this Section 5.3 will limit or affect actions permitted to be taken pursuant to Section 4.2.

5.4    Takeover Statutes.    Notwithstanding any other provision of this Agreement, in no event shall the approval of the Merger and this Agreement by the Board of Directors of the Company under Section 203 of the DGCL be withdrawn, revoked or modified by the Board of Directors of the Company. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company’s Board of Directors shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

5.5    Fees and Expenses.

(a)    Subject to Section 5.5(c), all fees, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally all fees and expenses (other than the fees and expenses of attorneys and accountants) incurred in connection with the printing and filing with the SEC the Proxy Statement and any amendments or supplements thereto.

(b)    In the event (i) this Agreement is terminated pursuant to Section 7.1(b)(i), 7.1(b)(iii), or 7.1(c) and at or prior to such termination (w) Parent and Merger Sub shall not have breached this Agreement in any material respect, (x) a Takeover Proposal shall have been publicly announced, commenced or otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (y) such Takeover Proposal or intention has not been withdrawn, and (z) within six (6) months following the termination of this Agreement a Takeover Proposal is consummated, (ii) Parent terminates this Agreement pursuant to Section 7.1(d), or (iii) the Company terminates this Agreement pursuant to Section 7.1(f), then the Company shall pay to Parent a fee in the amount $1,250,000 (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent.

(c)    The Company shall reimburse Parent for all reasonable out-of-pocket fees and expenses of Parent incurred in connection with the transactions contemplated by this Agreement (including without limitation fees and expenses of Parent’s counsel, accountants and financial advisors), upon the termination of this Agreement (i) by Parent pursuant to Section 7.1(c) or 7.1(d) or (ii) by the Company pursuant to Section 7.1(f); provided, however, that in the event a Termination Fee is payable pursuant to Section 5.5(b), the aggregate amount of fees and expenses payable by the Company pursuant to this Section 5.5(c) shall be limited to $350,000.

(d)    In case of termination of this Agreement (i) by the Company or Parent pursuant to Section 7.1(b)(i), 7.1(b)(iii) or 7.1(c), the Termination Fee, if applicable, shall be paid by the Company upon consummation of the transaction contemplated by the applicable Takeover Proposal, and, in the case of termination of this Agreement pursuant to Section 7.1(c), the fees and expenses of Parent shall be paid within two Business Days of such termination, (ii) by the Company pursuant to 7.1(f), the Termination Fee shall be paid by the Company prior to or upon the termination, and the fees and expenses of Parent shall be paid within two Business Days of such termination, (ii) by Parent pursuant to Section 7.1(d), the Termination Fee, if applicable, and any fees and expenses of Parent shall be paid by the Company within two Business Days after such termination. The Company acknowledges that the agreements contained in this Section 5.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay the amounts due pursuant to this Section 5.5 pursuant to the terms herein, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 5.5, the Company shall pay to Parent interest on the amounts set forth in this Section 5.5 at a rate per annum equal to the lesser of (i) eight percent (8%) per annum, and (ii) the maximum non-usurious rate of interest, as in effect from time to time, which may be collected under applicable law.

5.6    Public Announcements.    Unless otherwise required by applicable law, rule or regulation, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby. The Parties agree that the initial press release to be issued with respect to the entering into of this Agreement shall be in a form mutually agreeable to the Parties.

5.7    Director’s and Officer’s Insurance and Indemnification.

(a)    From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects all rights to indemnification, advancement of litigation expenses and limitation of personal liability existing in favor of the directors, officers and employees of the Company and its Subsidiaries under the provisions existing on the date of this Agreement in the Company’s Certificate of Incorporation or By-laws or in any other indemnification agreements between the Company and such individuals that are in effect prior to the date hereof and all such provisions shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time, and, as of the Effective Time, Parent and the Surviving Corporation shall assume all obligations of the Company in respect thereof as to any claim or claims asserted prior to or after the Effective Time.

(b)    For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ and fiduciary liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company) only with respect to claims arising from facts existing or events which occurred at or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.7(b) more than an aggregate amount as set forth on Schedule 5.7(b), which amount equals 250% of the current aggregate annual premiums paid by the Company for such insurance, and if the amount of the aggregate annual premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, the Surviving Corporation during such six (6)-year period shall maintain or procure as much coverage as possible for aggregate annual premiums not to exceed such maximum amount.

(c)    The provisions of this Section 5.7 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise; provided, however, that no director or officer shall be entitled to any of the benefits provided under this Section 5.7 in the event that, in a final, non appealable judgment, a court of competent jurisdiction determines that such director or officer engaged in fraud or other willful misconduct in negotiating, executing or delivering this Agreement.

5.8    Stock Plans.

(a)    At the Effective Time, the Stock Plans (other than the ESPP) and each Option which is outstanding thereunder immediately prior to the Effective Time (whether or not then vested or exercisable) shall, subject to Schedule 5.8(a), be assumed by Parent. Each such Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Stock Plans and the stock option agreements, immediately prior to the Effective Time, except that (i) such Option will be exercisable for that number of whole Parent Ordinary Shares equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio and rounded down to the nearest whole number of Parent Ordinary Shares, and (ii) the per share exercise price for the Parent Ordinary Shares issuable upon exercise of such assumed Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent. Except as set forth in Section 5.8 of the Disclosure Schedule, neither the Merger nor the transactions contemplated by this Agreement will terminate any of the outstanding Options under the Stock Plans or accelerate the exercisability or vesting of such Options or the Parent Ordinary Shares which will be subject to those Options upon Parent’s assumption of the Options in the Merger. It is the intention of the parties that the Options so assumed by Parent hereunder qualify, to the maximum extent permissible, following the Effective Time as “incentive stock options” as defined in Section 422 of the Code to the extent such Options qualified as incentive stock options prior to the Effective Time.

(b)    For purposes of this Agreement, (i) “Option Exchange Ratio” shall be equal to the quotient obtained by dividing the Merger Consideration by the Parent Fair Market Value, and (ii) “Parent Fair Market Value” means the average closing selling price per share of Parent Ordinary Shares as quoted on the London Stock Exchange for the ten (10) trading days preceding the Closing Date (as converted to U.S. Dollars at the Currency Exchange Rate as quoted in the New York edition of The Wall Street Journal on the Effective Date).

(c)    Any shares of Company Common Stock acquired upon exercise of an option under a Stock Plan which were unvested immediately prior to the Effective Time shall be exchanged for a right to receive the Merger Consideration subject to the provisions of Section 2.2(c) hereof.

(d)    For so long as Parent Ordinary Shares are listed for trading on the London Stock Exchange or any other listing exchange, Parent shall cause all Parent Ordinary Shares issued with respect to each Option so assumed to be admitted to the Official List of the United Kingdom Listing Authority and to trading on the London Stock Exchange or such other listing exchange prior to or upon issuance of any such Parent Ordinary Shares.

ARTICLE 6

CONDITIONS PRECEDENT

6.1    Conditions to Each Party’s Obligation to Effect the Merger.    The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)    Company Stockholder Approval.    Stockholder Approval shall have been obtained.

(b)    No Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) that has the effect of preventing the consummation of the Merger shall be in effect.

6.2    Conditions to Obligation of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct without reference to any qualification as to materiality or Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Material Adverse Effect on the Company, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except for changes contemplated by this Agreement and except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

(b)    Performance of Obligations of the Company. The Company shall have duly performed any covenants or obligations required to be performed by it under this Agreement at or prior to the Closing Date in all material respects, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c)    Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that the Company shall have obtained any authorizations, qualifications and orders of Governmental Entities required in connection with this Agreement and the transactions contemplated by this Agreement, except for those the failure of which to be obtained, individually or in the aggregate, could not reasonably be expected to materially restrain or prohibit the consummation of the Merger.

(d)    No Material Adverse Effect. No event, change or effect, individually or in the aggregate, with respect to the Company or its Subsidiaries, has occurred which would have or would reasonably be expected to have, a Material Adverse Effect on the Company.

(e)    Appraisal Shares. No more than ten percent (10%) of the outstanding shares of Company Common Stock shall be Appraisal Shares.

(f)    Other Deliveries. The Company and others contemplated by Section 1.2(b), as the case may be, shall have delivered all of the required Closing deliveries set forth in Section 1.2(b).

6.3    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver, on or prior to the Closing Date, of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub contained herein shall be true and correct without reference to any qualification as to materiality or Material Adverse Effect, such that the aggregate effect of any inaccuracies in such representations and warranties will not have a Material Adverse Effect on the Company, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except for changes contemplated by this Agreement and except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date. The Company shall have received a certificate signed on behalf of Parent by the chief executive officer, chief financial officer or senior vice president of Parent to such effect.

(b)    Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have duly performed any covenants or obligations required to be performed by them under this Agreement at or prior to the Closing Date in all material respects, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer, chief financial officer or senior vice president of Parent to such effect.

(c)    Consents. Parent shall have obtained all consents, approvals, authorizations, qualifications and orders of Governmental Entities required in connection with this Agreement and the transactions contemplated by this Agreement except for those the failure of which to be obtained, individually or in the aggregate, could not reasonably be expected to materially restrain or prohibit the consummation of the Merger.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1    Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after Stockholder Approval has been obtained and notwithstanding adoption of this Agreement by the stockholder of Merger Sub:

(a)    by mutual written consent of Parent and the Company;

(b)    by either Parent or the Company:

(i)    if the Merger shall not have been consummated by October 31, 2003 (the “End Date”);

(ii)    if any Legal Restraint set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; or

(iii)    if Stockholder Approval shall not have been obtained at the Stockholders Meeting duly convened therefor;

        provided that no Party may terminate this Agreement pursuant to this Section 7.1(b) if such Party’s failure to fulfill any of its obligations under this Agreement shall have been a principal reason that the Effective Time shall not have occurred on or before said date;

(c)    by Parent if the Company shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, or if any representations or warranties of the Company shall have become untrue which breach or failure to perform or untrue representation or warranty (A) would give rise to the failure of a condition set forth in Sections 6.2(a) or 6.2(b) and (B) cannot be or has not been cured within ten (10) days after Parent’s giving written notice to the Company of such breach (a “Company Material Breach”) (provided, in each case, that Parent is not then in Parent Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement);

(d)    by Parent if (a) the Company or any of its Subsidiaries or any of their representatives fail to comply in any material respect with Section 4.2(a) or (b) there shall have occurred a Company Triggering Event; (for purposes of this Agreement, “Company Triggering Event” shall mean: (i) the failure of the Board of Directors of the Company to recommend that the Company’s stockholders vote to adopt this Agreement, or the withdrawal or modification of the Board Approval in a manner adverse to Parent; (ii) the Company shall have failed to include in the Proxy Statement the Board Approval or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company and the Company’s stockholders; (iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Takeover Proposal; (iv) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; (v) a Takeover Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Takeover Proposal within ten (10) Business Days after such Takeover Proposal is announced; (vi) the Company enters into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (excluding any nondisclosure agreement) constituting or directly related to, or which is intended to or is reasonably likely to lead to, any Takeover Proposal; or (vii) resolves, agrees or proposes publicly to take any such actions in response to such Takeover Proposal.

(e)    by the Company, if Parent or Merger Sub shall have breached or failed to perform in any respect any of its representations, warranties, covenants or other agreements set forth in this Agreement or if any representations or warranties of Parent or Merger Sub shall have become untrue, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Sections 6.3(a) or 6.3(b) and (B) cannot be or has not been cured within ten (10) days after the Company’s giving written notice to Parent of such breach (a “Parent Material Breach”) (provided that the Company is not then in Company Material Breach of any representation, warranty, covenant or other agreement set forth in this Agreement); or

(f)    by the Company if the Company is not in breach of its obligations under Section 4.2 hereof and the Board of Directors of the Company authorized the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal; provided, however, (i) the Company shall have received a written opinion, with only customary qualifications, of the Company’s independent financial advisors of nationally recognized reputation (who may be Broadview International LLC) to the effect that, as of the date of such opinion, the consideration to be paid to the Company’s stockholders pursuant to such Superior Proposal is fair, from a financial point of view, to such stockholders and (ii) the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) unless the Company shall have made the payments required to be made to Parent pursuant to Section 5.5.

7.2    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than Sections 5.5(a) and 5.5(b), this Section 7.2 and Article 8; provided, however, that no such termination shall relieve any Party from any liability or damages resulting from an intentional or willful breach or intentional or willful failure to perform by a Party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

7.3    Amendment. This Agreement may be amended by the Parties at any time before or after Stockholder Approval and whether before or after adoption of this Agreement by the stockholder of Merger Sub; provided, however, that after any such approval, there shall not be made any amendment that by law, rule or regulation requires further approval by the stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

7.4    Extension; Waiver. At any time prior to the Effective Time, a Party may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the proviso of Section 7.3, waive compliance by the other Party with any of the agreements or conditions set forth in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement, provision, term or condition of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 8

GENERAL PROVISIONS

8.1    Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the Parties which by its express terms contemplates performance, in whole or in part, after the Effective Time.

8.2    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)    if to Parent or Merger Sub, to:

Autonomy Corporation plc

Cambridge Business Park

Cowley Road Cambridge

CB4 OWZ

United Kingdom

Facsimile: +44 (0) 1223 448 001

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

Two Palo Alto Square

3000 El Camino Real, Suite 900

Palo Alto, California 94306

Facsimile: (650) 843-4001

Attention: Thomas W. Kellerman, Esq.

(b)    if to the Company, to:

Virage, Inc.

411 Borel Avenue

Suite 100 South

San Mateo, CA 94402

Facsimile: (650) 573-3211

Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Gray Cary Ware & Freidenrich LLP

2000 University Avenue

East Palo Alto, California 94303-2248

Facsimile: (650) 833-2001

Attention: James M. Koshland, Esq

8.3    Certain Definitions.

(a)    For purposes of this Agreement the following definition shall apply:

(i)    An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(ii)    “Business Day” means any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in San Francisco, United States or London, England.

(iii)    “Knowledge” of the Company means the knowledge of the executive officers of the Company and each of its Subsidiaries, including those set forth on Schedule 8.3(a)(iii) hereto, after reasonable inquiry and investigation.

(iv)    “Made Available” means that the subject documents were located in the data room organized by the Company in connection with the diligence investigation conducted by Parent.

(v)    “Material Adverse Effect” means, when used in connection with the Company or Parent, as the case may be, any state of facts, change, development, event, effect, condition or occurrence that, individually or in the aggregate, is material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such Party and its Subsidiaries, taken as a whole, or to the ability of the Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement; provided, however, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company Common Stock after the date hereof; (ii) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement; (iii) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger (including cancellations in customer orders, reduction in sales, disruption in suppliers, distributors, partners or similar relationships or loss of employees), provided that the affected Party shall bear the burden of demonstrating the cause of such change, effect, event, occurrence, state of facts or development; (iv) any adverse change, event, circumstance or effect that results from changes attributable to conditions affecting the industries in which the Company participates, the United States economy as a whole, or foreign economies in any locations where the Company or any of its subsidiaries has material operations or sales (which changes in each case do not disproportionately adversely affect the Company or its Subsidiaries, as the case may be); or (v) any adverse change, effect, event, occurrence, state of facts or development resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement.

(vi)    “Ordinary Course of Business” with respect to the Company means the Company’s ordinary course of business, consistent with past practice, existing prior to the date of this Agreement.

(vii)    “Parties” means the Company, Parent and Merger Sub, and each shall be considered a “Party”.

(viii)    “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(ix)    “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

(b)    In addition to the defined terms listed above, the following capitalized terms are defined in the following Sections of this Agreement:

Term:	Section:
Agreement	First Paragraph
Appraisal Shares	2.1(d)
Benefit Plans	3.1(m)
Board Approval	3.1(d)(iii)
Certificates	2.2(b)
Certificate of Merger	1.3
Closing	1.2(a)
Closing Date	1.2(a)
Code	3.1(m)(ii)
Company	First Paragraph
Company Common Stock	2.1(a)
Company Financial Statements	3.1(e)(ii)
Company Insiders	5.1(e)
Company Material Breach	7.1(c)
Company Preferred Stock	3.1(c)(i)
Company SEC Documents	3.1(e)(i)
Company Triggering Event	7.1(d)
Confidentiality Agreement	5.2
Contract	3.1(d)(iv)
Controlled Group Member	3.1(k)(i)
Debt Obligations	3.1(i)(i)(I)
Delaware Secretary of State	1.2(b)(ii)
DGCL	Recitals
Disclosure Schedule	3.1
Effective Time	1.3
End Date	7.1(b)(i)
Environmental Claims	3.1(r)(viii)(A)
Environmental Laws	3.1(r)(viii)(B)
Environmental Permits	3.1(r)(viii)(C)
Equity Benefit Plans	3.1(k)(i)(A)

Term:	Section:
ERISA	3.1(m)
ERISA Benefit Plans	3.1(k)(i)(B)
ESPP	3.1(c)(ii)(D)
Exchange Act	3.1(c)(iv)
GAAP	3.1(e)(ii)
Governmental Entity	3.1(d)(v)
Hazardous Materials	3.1(r)(viii)(D)
Immigration Act	3.1(bb)
Intellectual Property	3.1(p)(vii)
Legal Restraints	6.1(b)
Liens	3.1(b)
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	First Paragraph
Non-ERISA Benefit Plans	3.1(k)(i)(C)
Open Source Materials	3.1(q)(iv)
Options	3.1(c)(ii)
Option Exchange Ratio	5.8(b)
Parent	First Paragraph
Parent Fair Market Value	5.8(b)
Parent Material Breach	7.1(e)
Patents	3.1(p)(vii)
Paying Agent	2.2(a)
Permits	3.1(h)
Proxy Statement	3.1(d)(v)
Release	3.1(r)(viii)(E)
Rights Agreement	3.1(c)(i)
Sarbanes-Oxley Act	3.1(e)(vi)
SEC	3.1(d)(v)
SEC Financial Statements	3.1(e)(ii)
Section 262	2.1(d)
Section 1301	2.1(d)
Securities Act	3.1(e)(i)
Software	3.1(q)(i)
1997 Stock Plan	3.1(c)(ii)(B)
2001 Stock Plan	3.1(c)(ii)(C)
Stock Plan and Stock Plans	3.1(c)(ii)(D)
Stockholder Approval	3.1(d)(ii)
Stockholders Meeting	5.1(b)
Superior Proposal	4.2(a)
Surviving Corporation	1.1
Takeover Proposal	4.2(a)
Takeover Statutes	3.1(d)(vi)
Tax and Taxes	3.1(n)(i)
Tax Returns	3.1(n)(i)
Termination Fee	5.5(b)
Total Merger Consideration	2.1(c)
Voting Agreements	Recitals

8.4    Interpretation. When a reference is made in this Agreement to an Article or Section or the Disclosure Schedule, such reference shall be to an Article or Section of, or the Disclosure Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

8.5    Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

8.6    Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein), the Voting Agreements and the Confidentiality Agreement between the Company and Parent (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Article 2, and Section 5.7, are not intended to confer upon any Person other than the Parties any rights or remedies.

8.7    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

8.8    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any Party without the prior written consent of the other Parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

8.9    Consent to Jurisdiction. Each of the Parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of either (a) the Court of Chancery of the State of Delaware State or (b) any Federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its Affiliates except in such courts). Each of the Parties further agrees that, to the fullest extent permitted by applicable law, service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) any Court of Chancery of the State of Delaware State or (b) any Federal court of the United State of America sitting in the State of Delaware, or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.10    WAIVER OF JURY TRIAL. Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each Party (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.10.

8.11    Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy in any Delaware State court or any Federal court of the United States of America sitting in the State of Delaware to which they are entitled at law or in equity.

8.12    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

(The remainder of this page has intentionally been left blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

AUTONOMY CORPORATION PLC

By:	/s/ Dr. Michael R. Lynch

Its:	Chief Executive Officer

VIOLET MERGER SUB, INC.

By:	/s/ Andrew M. Kanter

Its:	Secretary

VIRAGE, INC.

By:	/s/ Paul G. Lego

Its:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

ANNEX B

Delaware General Corporation Law

Section 262—Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to subsection (g) of § 251), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constitutent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constitutent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the

Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ANNEX C

CALIFORNIA GENERAL CORPORATION LAW

CHAPTER 13—DISSENTERS’ RIGHTS

§ 1300    Right to Require Purchase—“Dissenting Shares” and “Dissenting Shareholder” Defined.

(a)  If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b)  As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1)  Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2)  Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)  Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)  Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)  As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301    Demand for Purchase.

(a)  If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)  Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c)  The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§ 1302    Endorsement of Shares.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303    Agreed Price—Time for Payment.

(a)  If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)  Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304    Dissenter’s Action to Enforce Payment.

(a)  If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)  Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)  On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305    Appraiser’s Report—Payment – Costs.

(a)  If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)  If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)  Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)  Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)  The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306    Dissenting Shareholder’s Status as Creditor.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307    Dividends Paid as Credit Against Payment.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308    Continuing Rights and Privileges of Dissenting Shareholders.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309    Termination of Dissenting Shareholder Status.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)  The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)  The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)  The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d)  The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310    Suspension of Proceedings for Payment Pending Litigation.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311    Exempt Shares.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312    Attacking Validity of Reorganization or Merger.

(a)  No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)  If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313    Conversion Deemed to Constitute Reorganization for Purposes of Chapter.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

ANNEX D

July 8, 2003

CONFIDENTIAL

Board of Directors

Virage, Inc.

411 Borel Avenue, Suite 100 South

San Mateo, CA 94402-3116

Dear Members of the Board:

We understand that Virage, Inc. (“Virage” or the “Company”), Autonomy Corporation PLC (“Autonomy” or “Parent”), and Violet Merger Sub (the “Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which the Merger Sub will merge with and into Virage (the “Merger”). Pursuant to the Merger, each issued and outstanding share of Virage Common Stock will be converted into the right to receive $1.10 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully detailed in the Agreement.

You have requested our opinion as to whether the Merger Consideration is fair, from a financial point of view, to holders of Virage Common Stock.

Broadview International LLC (“Broadview”) focuses on providing merger and acquisition advisory services to information technology (“IT”), communications and media companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT, communications and media mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to Virage’s Board of Directors and will receive a fee from Virage upon the successful conclusion of the Merger.

In rendering our opinion, we have, among other things:

1.)	reviewed the terms of the Agreement in the form of the draft furnished to us by Company legal counsel on July 5, 2003 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the final Agreement);

2.)	reviewed Virage’s annual report on Form 10-K for the fiscal year ended March 31, 2003, including the audited financial statements included therein;

3.)	reviewed certain internal financial and operating information concerning Virage, including preliminary operating results for the quarter ended June 30, 2003 and standalone projections through March 31, 2004, prepared and furnished to us by Virage management;

4.)	participated in discussions with Virage’s management concerning the operations, business strategy, current financial performance and prospects for Virage;

5.)	discussed with Virage’s management and Board of Directors their views of the strategic rationale for the Merger;

6.)	reviewed the recent reported closing prices and trading activity for Virage Common Stock;

7.)	compared certain aspects of Virage’s financial performance with public companies we deemed comparable;

8.)	reviewed recent equity analyst research covering Virage;

9.)	analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Merger;

D-1

10.)	assisted in negotiations and discussions related to the Merger among Virage, Autonomy and their respective financial and legal advisors; and

11.)	conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available. We have neither made nor obtained an independent appraisal or valuation of any of Virage’s assets.

For purposes of this opinion, we have assumed that Virage is not currently involved in any material transaction other than the Merger, publicly announced transactions and those activities undertaken in the ordinary course of conducting its business and that Autonomy is not currently involved in any material transaction that could adversely affect its ability to perform its obligations under the Agreement. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this opinion, and any change in such conditions would require a reevaluation of this opinion.

Based upon and subject to the foregoing limitations and assumptions, and subject to the limitations below, we are of the opinion that the Merger Consideration is fair, from a financial point of view, to holders of Virage Common Stock.

This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Virage in connection with its consideration of the Merger and does not constitute a recommendation to any Virage stockholder as to how such stockholder should vote on the Merger. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview hereby consents to references to and the inclusion of this opinion in its entirety in the Proxy Statement to be distributed to Virage stockholders in connection with the Merger.

Sincerely,

/S/    BROADVIEW INTERNATIONAL LLC

Broadview International LLC

D-2

VIRAGE, INC.

SPECIAL MEETING OF STOCKHOLDERS

[MONTH]     , 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF VIRAGE, INC.

The undersigned stockholder of Virage, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated [Month]     , 2003, and, revoking all prior proxies, hereby appoints Paul G. Lego and Frank Pao, each with the full power and authority to act as proxy of the undersigned, with full power of substitution, to vote all shares of common stock which the undersigned may be entitled to vote at the special meeting of stockholders of Virage, Inc. to be held at [Name of location], [Address], at 10:00 a.m. on [Day], [Month]     , 2003, and at any adjournment or postponement thereof, on the matter set forth in this form of proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments or postponements thereof:

1.	To adopt and approve the Agreement and Plan of Merger, dated as of July 9, 2003, by and among Autonomy Corporation plc, a corporation formed under the laws of England and Wales, Violet Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Autonomy, and Virage, pursuant to which Virage will become a wholly-owned subsidiary of Autonomy and each outstanding share of Virage common stock will be converted into the right to receive $1.10 in cash, and to approve the merger of Virage with a subsidiary of Autonomy.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Our Board of Directors unanimously recommends that you vote FOR approval of this proposal.

2.	To approve adjournments or postponements of the special meeting of stockholders, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the above proposal.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Our Board of Directors unanimously recommends that you vote FOR approval of this proposal.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder.

Proxy cards properly executed and returned without direction will be voted “for” the proposals.

Signature must be that of the stockholder himself or herself. If shares are held jointly, each stockholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Dated		IMPORTANT: Please insert date.
, 2003

INDIVIDUAL OR JOINT HOLDER:		Signature — Please write legibly

Signature

Print Name Here

Signature (if held jointly)

Print Name Here

CORPORATE OR PARTNERSHIP HOLDER:

Company Name

By:

Its: